Exhibit 2.1

EXECUTION VERSION

ARRANGEMENT AGREEMENT

AMONG

INTEGRATED DEVICE TECHNOLOGY, INC.,

4440471 CANADA INC.,

– AND –

TUNDRA SEMICONDUCTOR CORPORATION

April 30, 2009

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5.5	Mutual Covenants	31
5.6	Cash Deposit	33
5.7	Public Communications	34
5.8	Deliveries	34

ARTICLE VI CONDITIONS		35

6.1	Mutual Conditions Precedent	35
6.2	Additional Conditions Precedent to the Obligations of Parent and Parent SubCo	35
6.3	Additional Conditions Precedent to the Obligations of Tundra	37
6.4	Satisfaction of Conditions	38

ARTICLE VII ADDITIONAL AGREEMENTS		38

7.1	Notice and Cure Provisions	38
7.2	Non-Solicitation	39
7.3	Termination Fee	43
7.4	Expense Fees	45
7.5	Access to Information; Confidentiality Agreements	45
7.6	Interim Period Consents	46
7.7	Insurance and Indemnification	46
7.8	Cooperation Regarding Reorganization	47

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		49

8.1	Termination	49
8.2	Effect of Termination; Limited Recourse	51
8.3	Waiver	51

ARTICLE IX GENERAL PROVISIONS		52

9.1	Notices	52
9.2	Governing Law; Jurisdiction	53
9.3	Injunctive Relief and Specific Performance	53
9.4	No Recourse	53
9.5	Time of Essence	53
9.6	Entire Agreement, Binding Effect and Assignment	54
9.7	Severability	54
9.8	No Third Party Beneficiaries	54
9.9	Rules of Construction	54
9.10	No Liability	55
9.11	Counterparts, Execution	55
9.12	Amendments	55

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ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated as of April 30, 2009,

AMONG:

Integrated Device Technology, Inc.,

a corporation incorporated under the laws of Delaware

(“Parent”)

4440471 Canada Inc.,

a corporation incorporated under the laws of Canada

(“Parent SubCo”)

- and -

Tundra Semiconductor Corporation,

a corporation incorporated under the laws of Canada

(“Tundra”)

WHEREAS Parent desires Parent SubCo to acquire all of the Tundra Shares (as hereinafter defined);

AND WHEREAS the board of directors of Tundra (the “Tundra Board of Directors”) has determined that the consideration per Tundra Share to be received by the holders of such shares pursuant to the Arrangement (as hereinafter defined) is fair and that the Arrangement is in the best interests of Tundra and the Tundra Board of Directors has resolved to support the Arrangement and to unanimously recommend (subject to the abstention of Mr. Shlapak on account of him also being a director of Gennum Corporation, a corporation existing under the laws of Ontario (“Gennum”)) that the Tundra Shareholders (as hereinafter defined) vote in favour of the Arrangement, all subject to the terms and the conditions contained herein;

AND WHEREAS concurrently with the execution of this Agreement, and as a condition and inducement to Parent and Parent SubCo’s willingness to enter into this Agreement, certain shareholders of Tundra are entering into a Voting Support Agreement, pursuant to which each such party has agreed, subject to the terms and conditions thereof, to support and vote in favour of the Plan of Arrangement (as hereinafter defined);

THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE I

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“1933 Act” means the United States Securities Act of 1933, as amended;

“1934 Act” means the United States Securities Exchange Act of 1934, as amended;

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only Tundra and/or one or more of its wholly owned subsidiaries, any offer, communication, announcement or indication of intention, proposal or inquiry (conditional or unconditional, written or oral or otherwise) from any person or joint actors (other than Parent or any of its subsidiaries) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Tundra and its subsidiaries or 20% or more of the voting or equity securities of Tundra or any of its subsidiaries (or rights or interests therein or thereto) whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Tundra and its subsidiaries; (b) any direct or indirect take-over bid, exchange offer, treasury issuance, recapitalization, liquidation, dissolution or similar transaction that, if consummated, would result in a person and its joint actors, if any, beneficially owning 20% or more of any class of voting or equity securities or any other equity interests (including securities convertible into or exercisable or exchangeable for equity interests) of Tundra or any of its subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Tundra and its subsidiaries; or (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Tundra or any of its subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Tundra and its subsidiaries;

“Additional Reorganization” has the meaning ascribed thereto in Section 7.8(1);

“affiliate” has the meaning ascribed thereto in the CBCA;

“Agreement” means this arrangement agreement, as amended from time to time in accordance with its terms;

“Application Software” has the meaning ascribed thereto in paragraph (v)(iv) of Schedule D;

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.12 of this Agreement and Section 6.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Tundra and Parent SubCo, each acting reasonably;

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Meeting, to be substantially in the form and content of Schedule A;

“Articles of Arrangement” means the articles of arrangement of Tundra in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall be in a form and content satisfactory to Tundra and Parent SubCo, each acting reasonably;

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Ontario or San Jose, California;

“CBCA” means the Canada Business Corporations Act, as amended;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Subsection 192(7) of the CBCA in respect of the Articles of Arrangement;

“Change in Recommendation” has the meaning ascribed thereto in Section 8.1(1)(c)(A);

“Computer Systems” means all computer hardware, peripheral equipment, software and firmware, processed data, technology infrastructure and other computer systems and services that are used by Tundra to receive, store, process or transmit data;

“Confidentiality Agreements” means the non-disclosure agreements between Parent and Tundra dated January 23, 2009 and April 15, 2009, each as amended from time to time in accordance with their terms;

“Consideration” means the cash consideration payable to each Tundra Shareholder in accordance with the Plan of Arrangement;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (written or oral) to which a Party or any of its subsidiaries is a party or by which a Party or any of its subsidiaries is bound or affected or to which any of their properties or other assets is subject;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Currency Exchange Rate” means the noon spot rate of exchange on the Effective Date for United States dollars expressed in Canadian dollars as reported by The Bank of Canada or, in the event such spot rate of exchange is not available, such spot rate of exchange on such date for United States dollars expressed in Canadian dollars as may be deemed by Parent SubCo to be appropriate for such purpose;

“Data Room” means the virtual data room established by Tundra, the contents of which on the date of this Agreement are set forth in the index of documents, which is appended to the Tundra Disclosure Letter;

“Depositary” means any trust company, bank or financial institution agreed to in writing among the Parties for the purpose of, among other things, distributing the Consideration to Tundra Shareholders and such amount of cash to holders of Tundra Options and Tundra RSUs as they are entitled to under the Arrangement, each in accordance with the Plan of Arrangement;

“Director” means the Director appointed pursuant to Section 260 of the CBCA;

“Dissent Rights” has the meaning ascribed thereto in the form of plan of arrangement attached at Schedule B hereto;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” has the meaning ascribed thereto in the form of plan of arrangement attached at Schedule B hereto;

“Environmental Law” means any applicable Law relating to pollution or protection of human health (including worker health and safety) or the environment, or governing the handling, use, re-use, generation, treatment, storage, transportation, disposal, recycling, manufacture, distribution, formulation, packaging, labelling, Release or threatened Release of or exposure to Hazardous Materials;

“Environmental Permit” means any permit, license, approval, consent, certificate, waiver, exemption or authorization required or issued by any Governmental Entity under or in connection with any Environmental Law;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means any trade or business associate that, together with Tundra, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA;

“Exchanges” means, collectively, the TSX and NASDAQ;

“Exchange Ratio” has the meaning ascribed thereto in the form of plan of arrangement attached at Schedule B hereto;

“Fairness Opinion” means the opinion of Citigroup Global Markets Inc., the financial advisor to Tundra, to the effect that, as of the date of such opinion, the Consideration per Tundra Share to be received by the holders of such shares is fair, from a financial point of view, to such holders;

“Filing Date” has the meaning ascribed thereto in Section 2.8(3);

“Filing Time” has the meaning ascribed thereto in Section 2.8(3);

“Final Order” means the final order of the Court, after a hearing upon the fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended by the Court (with the consent of Tundra and Parent SubCo, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Tundra and Parent SubCo, each acting reasonably) on appeal;

“GAAP” means Canadian generally accepted accounting principles, as in effect from time to time;

“Gennum” has the meaning ascribed thereto in the recitals hereof.

“Governmental Entity” means any (a) supranational, multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, office, Crown corporation, commission, commissioner, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body, including any tribunal, commission, stock exchange (including the Exchanges), regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and “Governmental Entities” means more than one Governmental Entity;

“Hazardous Material” means petroleum, petroleum hydrocarbons, petroleum products or petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, and polychlorinated biphenyls, and any other chemical, material, substance or waste in any amount or concentration (a) that is now or hereafter becomes defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “deleterious substances,” “dangerous goods,” “corrosive substances,” “regulated substances,” “solid wastes” or “contaminants” or words of similar import under any Environmental Law, or (b) that is otherwise regulated under or for which liability can be imposed under Environmental Law;

“In-The-Money Tundra Option” has the meaning ascribed thereto in the form of plan of arrangement attached at Schedule B hereto;

“Intellectual Property Rights” means: (a) all Canadian, United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof (“Patents”); (b) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, business methods, technical data and know how; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world (“Trademarks”); (f) all moral and economic rights of authors and inventors, however denominated, throughout the world; (g) all Web addresses, domain names and numbers, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); and (h) any similar or equivalent rights to any of the foregoing anywhere in the world;

“Interim Order” means the interim order of the Court in a form acceptable to Tundra and Parent SubCo, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as the same may be amended by the Court with the consent of Tundra and Parent SubCo, each acting reasonably;

“Interim Period” has the meaning ascribed thereto in Section 5.1(1);

“IRC” means the United States Internal Revenue Code of 1986, as amended;

“Law” or “Laws” means all federal, national, multinational, provincial, state, municipal, regional and local laws (statutory, common or otherwise), constitutions, treaties, conventions, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, certificates, ordinances, judgments, injunctions, determinations, awards, decrees, legally binding codes or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or licence or other similar requirement enacted, adopted, promulgated or applied by any Governmental Entity or self-regulatory authority (including the Exchanges), and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are binding upon or applicable to such person or its assets;

“Licensed Tundra IP” means all Tundra IP other than the Owned Tundra IP;

“Liens” means any hypothecs, mortgages, liens, charges, security interests, prior claims, pledges, encroachments, options, rights of first refusal or first offer, occupancy rights, covenants, restrictions, encumbrances of any kind and adverse claims;

“Matching Period” has the meaning ascribed thereto in Section 7.2(5)(b);

“Material Adverse Effect” means, in respect of any Party, any fact or state of facts, circumstance, change, effect, occurrence or event which: (a) either individually is or in the aggregate are, or individually or in the aggregate would reasonably be expected to be, material and adverse to the business, operations, results of operations, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or condition (financial or otherwise) of such Party and its subsidiaries, on a consolidated basis, except to the extent of any fact or state of facts, circumstance, change, effect, occurrence or event resulting from or arising in connection with: (i) any change in GAAP or changes in regulatory accounting requirements applicable to the industry in which such Party operates; (ii) any change in applicable Law or interpretations thereof by any Governmental Entity; (iii) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, or market conditions or in national or global financial or capital markets; (iv) any change generally affecting the industry in which such Party operates; (v) the execution, announcement or performance of this Agreement or consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, distributors or partners; (vi) any action taken with the prior written consent of the other Parties or which is required pursuant to this Agreement; (vii) any natural disaster; (viii) any change in the market price or trading volume of the securities of the Party (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred), or any suspension of trading in securities generally on any securities exchange on which the securities of the Party trade; or (ix) the failure of the Party in and of itself to meet any public projections, forecasts or estimates of revenues or earnings (it being understood that the causes underlying such failure may be taken into account in determining whether a Material

Adverse Effect has occurred); provided, however, that with respect to clauses (i), (ii), (iii), (iv) and (vii) such matter does not have a materially disproportionate effect on such Party and its subsidiaries, taken as a whole, relative to comparable entities operating in the industry in which such Party operates, and references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a “Material Adverse Effect” has occurred; or (b) either individually or in the aggregate prevents, or individually or in the aggregate would reasonably be expected to prevent, such Party from performing its material obligations under this Agreement in any material respect;

“material fact” has the meaning ascribed thereto in the Securities Act;

“Meeting” means the special meeting of the Tundra Shareholders, including any adjournment or postponement thereof, to be called and held to consider the Arrangement Resolution and, with the prior written consent of Parent SubCo, any other proper purpose set out in the notice of the Meeting sent to Tundra Shareholders;

“misrepresentation” has the meaning ascribed thereto in the Securities Act;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“NASDAQ” means The NASDAQ Stock Market;

“NCIB” means the normal course issuer bid of Tundra announced on April 7, 2008;

“Out-Of-The-Money Tundra Option” has the meaning ascribed thereto in the form of plan of arrangement attached at Schedule B hereto;

“Outside Date” means August 31, 2009, or such later date as the Parties may agree in writing;

“Owned Tundra IP” means all Intellectual Property Rights owned by or filed in the name of Tundra or any of its subsidiaries;

“Parent Board of Directors” means the board of directors of Parent;

“Parent Shares” means the shares of common stock, par value $0.001 per share, of Parent;

“Parent SubCo Board of Directors” means the board of directors of Parent SubCo;

“Parties” means collectively, Tundra, Parent and Parent SubCo, and “Party” means any of them;

“Permitted Liens” means: (a) the reservations, limitations, provisos and conditions expressed in any original grant from the Crown and any statutory exceptions to title; (b) inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, warehousemen, carriers and others arising in the ordinary course of business in respect of the construction, maintenance, repair, or operation or storage of real or immovable, or personal or movable property; (c) easements, servitudes, restrictions, restrictive covenants, party wall agreements, rights of way, licenses, permits and other similar rights in real or immovable property (including easements, servitudes, rights of way and agreements for sewers, drains, gas and water mains or electric light and power or telephone, telecommunications or cable conduits, poles, wires and cables) that in each case do not materially impact the use of such property as it is being used at the date hereof; (d) Liens for Taxes, assessments or governmental charges or levies which relate to obligations not yet due and delinquent or that are being contested in good faith by appropriate proceedings; (e) zoning and building by-laws and ordinances, regulations made by public authorities and other restrictions affecting or controlling the use, marketability or development of real or immovable property that in each case do not materially impact the use of such property as it is being used at the date hereof; (f) agreements with any municipal, provincial or federal governments or authorities and any public utilities or private suppliers of services, including subdivision agreements, development agreements, site control agreements, engineering, grading or landscaping agreements and similar agreements that in each case do not materially impact the use of such property as it is being used at the date hereof; and (g) such other imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties;

“person” includes an individual, firm, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, venture capital fund, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule B hereto, and any amendments or variations thereto made in accordance with Section 9.12 hereof and Section 6.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the written consent of Tundra and Parent SubCo, each acting reasonably;

“Post-Exchange Option Value” has the meaning ascribed thereto in Section 2.7(2);

“Pre-Closing Reorganization” means any reorganization of the business, operations, capital, assets and/or corporate structure (and any related transactions) of Tundra and certain of its subsidiaries, as summarized in Schedule C hereto;

“Pre-Exchange Option Value” has the meaning ascribed thereto in Section 2.7(2);

“Proceedings” means any claim, action, suit, proceeding, arbitration, mediation or investigation, assessment or reassessment, whether civil, criminal, administrative or investigative;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made), waivers, early terminations, authorizations, clearances, or written confirmations of no intention to initiate legal proceedings from Governmental Entities, in each case required to consummate the transactions contemplated by this Agreement;

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, depositing, spraying, burying, abandoning, seeping, dumping or disposing of a Hazardous Material;

“Reorganization Resolution” has the meaning ascribed thereto in Section 7.8(2);

“Replacement Option” has the meaning ascribed thereto in Section 2.7(2);

“Representatives” has the meaning ascribed thereto in Section 7.2(1);

“Restricted Period” has the meaning ascribed thereto in Section 7.2(3);

“Returns” means all reports, forms, elections, declarations, designations, schedules, agreements, statements, estimates, declarations of estimated tax, information statements, returns and all other similar documents required by Law to be filed with or provided to a Governmental Entity or other person with respect to Taxes or Tax information reporting, including any claims for refunds of Taxes, and any amendments or supplements of the foregoing;

“S-8 Registration Statement” has the meaning ascribed thereto in Section 5.4(d);

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (Ontario), as amended;

“Securities Authorities” means the Ontario Securities Commission and the applicable securities commissions and other securities regulatory authorities in each of the other provinces and territories of Canada and in the United States;

“Securities Laws” means the Securities Act and all other applicable Canadian provincial and territorial, rules and regulations and published policies thereunder and applicable U.S. Securities Laws;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“subsidiary” means “subsidiary” as defined in Section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions as in effect on the date hereof;

“Superior Proposal” means a bona fide written Acquisition Proposal not obtained in breach of Section 7.2 or in breach of any agreement between the person making the Superior Proposal and Tundra to acquire not less than 100% of the outstanding Tundra Shares (or all or substantially all of the assets of Tundra on a consolidated basis) that the Tundra Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, is a transaction (a) that if consummated in accordance with its terms (but not assuming away any risk of non-completion) is reasonably capable of being completed without significant additional delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal, (b) that if consummated in accordance with its terms (but not assuming away any risk of non-completion) is on terms and conditions more favourable, from a financial point of view, to the holders of Tundra Shares than the terms and conditions of the transaction contemplated by this Agreement (after giving effect to any changes to terms of this Agreement proposed by Parent and Parent SubCo in response to such Acquisition Proposal pursuant to Section 7.2), taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal, (c) that is not subject to any due diligence condition, (d) in respect of which failure to recommend such Acquisition Proposal to the Tundra Shareholders would be inconsistent with its fiduciary duties and (e) in respect of which any required financing to complete such Acquisition Proposal is reasonably likely to be obtained;

“Tax” and “Taxes” means any and all domestic and foreign federal, state, provincial, municipal and local taxes, assessments, reassessments and other governmental charges, duties, impositions and liabilities of any kind imposed by any Governmental Entity, including tax instalment payments, unemployment insurance contributions and employment insurance contributions, Canada Pension Plan and provincial pension contributions (and similar foreign plans), worker’s compensation and deductions at source, taxes based on or measured by gross receipts, income, profits, sales, capital, use, and occupation, and including goods and services, value added, ad valorem, sales, use, capital, transfer, franchise, non-resident withholding, customs, payroll, recapture, employment, excise and property duties and taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts;

“Tax Act” means the Income Tax Act (Canada), as amended;

“Taxing Authority” means any Governmental Entity responsible for the imposition, collection or administration of Taxes and “Taxing Authorities” means more than one Taxing Authority;

“Termination Fee” has the meaning ascribed thereto in Section 7.3(2);

“Termination Fee Event” has the meaning ascribed thereto in Section 7.3(2);

“TSX” means the Toronto Stock Exchange;

“Transactions” means, collectively, the transactions contemplated herein and in the Plan of Arrangement;

“Tundra 1995 Plan” means the Tundra Stock Option Plan dated December 15, 1995;

“Tundra 2005 Plan” means the Tundra Stock Option Plan dated December 15, 2005;

“Tundra Balance Sheet” means the consolidated balance sheet of Tundra as at April 30, 2008 and the notes thereto;

“Tundra Board of Directors” has the meaning ascribed thereto in the recitals hereof;

“Tundra Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to, among others, the Tundra Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time;

“Tundra Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by Tundra to Parent and Parent SubCo;

“Tundra Employees” means employees and independent contractors of Tundra or its subsidiaries;

“Tundra Filings” means (a) the annual information form of Tundra dated July 16, 2008 for the fiscal year ended April 30, 2008, (b) the annual audited consolidated financial statements of Tundra as at and for the fiscal years ended April 30, 2008 and 2007, including the notes thereto, the management’s discussion and analysis thereof and the auditors’ report thereon, (c) the interim unaudited consolidated financial statements of Tundra as at and for the three- and nine- month periods ended February 1, 2009, including the notes thereto and the management’s discussion and analysis thereof, (d) the management proxy circular of Tundra dated July 16, 2008, (e) all material change reports filed or furnished by Tundra since April 30, 2008, and (f) all similar documents filed by Tundra after the date hereof under its profile on SEDAR;

“Tundra IP” means all Intellectual Property Rights that are used or held for use by Tundra or any of its subsidiaries;

“Tundra IP Agreements” has the meaning ascribed thereto in paragraph (u)(iv) of Schedule D;

“Tundra Leased Personal Property” has the meaning ascribed thereto in paragraph (t) of Schedule D;

“Tundra Leased Real Property” has the meaning ascribed thereto in paragraph (s)(ii) of Schedule D;

“Tundra Material Contract” means any Contract that: (a) if terminated would reasonably be expected to have a Material Adverse Effect on Tundra and its subsidiaries on a consolidated basis; (b) provides for obligations or entitlements of Tundra, or which has an economic value to Tundra or any of its subsidiaries, in excess of $300,000 in total; (c) is a Contract that contains any non-competition obligations or otherwise restricts in any material way the business of Tundra or any subsidiary of Tundra or that includes any material exclusive dealing arrangement or any other material arrangement that grants any material right of first refusal or material right of first offer or similar material right or that limits or purports to limit in any material respect the ability of Tundra or its subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (d) relates to indebtedness in excess of $300,000, or relates to the direct or indirect guarantee or assumption by Tundra or its subsidiaries (contingent or otherwise) of any payment or performance obligations of any other person in excess of $300,000; (e) is a financial risk management Contract, such as currency, commodity, interest or equity related hedge or derivative Contract; (f) relates to the disposition or acquisition by Tundra or any of its subsidiaries after the date of this Agreement of an amount of assets in excess of $300,000 or pursuant to which Tundra or any of its subsidiaries has any ownership interest in any other person or other business enterprise other than Tundra’s subsidiaries in excess of $300,000; (g) relates to the acquisition or sale by Tundra of any operating business or the capital stock or other ownership interest of any other person; or (h) that is a material shareholders, joint venture, alliance or partnership agreement;

“Tundra Option” means each outstanding option to purchase Tundra Shares granted under one of the Tundra Stock Option Plans;

“Tundra Owned Personal Property” has the meaning ascribed thereto in paragraph (t) of Schedule D;

“Tundra Owned Real Property” has the meaning ascribed thereto in paragraph (s)(i) of Schedule D;

“Tundra Permits” has the meaning ascribed thereto in paragraph (l)(i) of Schedule D;

“Tundra Plans” has the meaning ascribed thereto in paragraph (o)(i) of Schedule D;

“Tundra Restricted Share Unit Plan” means the Tundra Restricted Share Unit Plan (Cash Settled) dated October, 2007;

“Tundra RSU” means each outstanding restricted share unit granted under the Tundra Restricted Share Unit Plan;

“Tundra Shareholders” means the registered holders of the Tundra Shares;

“Tundra Shares” means the common shares in the capital of Tundra;

“Tundra Source Code” means all source code that is part of the Owned Tundra IP;

“Tundra Stock Option Plans” means the Tundra 1995 Plan and the Tundra 2005 Plan, collectively;

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“U.S. Securities Laws” means the 1933 Act, the 1934 Act and the rules and regulations thereunder and any applicable state blue sky laws; and

“Voting Support Agreement” means the voting support agreement dated as of the date hereof and made among, Parent, Parent SubCo and certain officers and directors of Tundra, substantially in the form of Schedule F hereto;

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections, paragraphs, clauses and Schedules and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph, clause or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph, clause or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day. In this Agreement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in, and all payments provided for herein shall be made in, Canadian currency and “Cdn$” or “$” refers to Canadian dollars.

1.6	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of Tundra shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature in respect of Tundra required to be made shall be made in a manner consistent with GAAP.

1.7	Knowledge

In this Agreement, unless otherwise stated, references to “the knowledge of Tundra” means the actual knowledge, after reasonable internal inquiry, in their capacity as officers of Tundra and not in their personal capacity, of Daniel Hoste, David Long, Cheryl Foy, Michael Lupiano and Ed Vopni and references to “the knowledge of Parent” means the actual knowledge, after reasonable internal inquiry, in their capacity as officers of Parent and not in their personal capacity, of Ted Tewksbury, Richard Crowley and Vince Tortolano.

1.8	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	–	Arrangement Resolution
Schedule B	–	Plan of Arrangement
Schedule C	–	Pre-Closing Reorganization
Schedule D	–	Representations and Warranties of Tundra
Schedule E	–	Representations and Warranties of Parent and Parent SubCo
Schedule F	–	Form of Voting Support Agreement

1.9	Other Definitional and Interpretive Provisions

(a)	References in this Agreement to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

(b)	The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	Any capitalized terms used in the Tundra Disclosure Letter, any exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)	References to any agreement, contract or plan are to that agreement, contract or plan as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. Any reference in this Agreement to a person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns of that person.

(e)	References to a particular statute or Law shall be to such statute or Law and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time.

(f)	The term “made available” means that (a) copies of the subject materials were included in, and were not removed from, the Data Room at least two business days prior to the date hereof, or (b) copies of the subject materials were provided to Parent SubCo.

ARTICLE II

THE ARRANGEMENT

2.1	Arrangement

Tundra, Parent and Parent SubCo agree that the Arrangement shall be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2	Interim Order

Tundra agrees that as soon as reasonably practicable after the date hereof, and in any event no later than May 15, 2009, Tundra shall apply, in a manner acceptable to Parent SubCo, acting reasonably, pursuant to Section 192 of the CBCA, and in cooperation with Parent SubCo, prepare, file, and diligently pursue an application, for the Interim Order, the terms of which are reasonably acceptable to Parent SubCo, which shall provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which notice is to be provided;

(b)	that the requisite and sole approval for the Arrangement Resolution shall be two-thirds of the votes cast on the Arrangement Resolution by the Tundra Shareholders present in person or represented by proxy at the Meeting, voting as a single class;

(c)	that, in all other respects, the terms, restrictions and conditions of Tundra’s articles of amalgamation and by-laws, including quorum requirements and all other matters, shall apply in respect of the Meeting;

(d)	for the grant of the Dissent Rights;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Meeting may be adjourned or postponed by Tundra on one or more occasions in accordance with the terms of this Agreement; and

(g)	for the fixing of the record date for the Meeting.

Tundra shall advise the Court of the intention of Parent to rely upon Section 3(a)(10) of the 1933 Act to issue Parent Shares to holders of Tundra Options who are resident in the United States based on the Court’s approval of the Arrangement.

2.3	The Meeting

(1)	Subject to the terms of this Agreement and the Interim Order, Tundra agrees to duly call, convene and conduct the Meeting as soon as practicable in accordance with the Interim Order, Tundra’s articles of amalgamation and by-laws and applicable Laws on or before June 19, 2009 and not to propose to adjourn or postpone or cancel or fail to hold the Meeting without the prior written consent of Parent SubCo:

(a)	except as required for quorum purposes (in which case the Meeting shall be adjourned and not cancelled) or by applicable Law or by a Governmental Entity; or

(b)	except as required under Section 7.1(2) or Section 7.2(7).

(2)	Upon request of Parent SubCo, Tundra shall adjourn or postpone the Meeting to a date specified by Parent SubCo, provided that the Meeting, so adjourned or postponed, shall not be later than 15 business days after the date on which the Meeting was originally scheduled and in any event shall not be later than the date that is five business days prior to the Outside Date.

(3)	Notwithstanding the receipt by Tundra of a Superior Proposal in accordance with Section 7.2, unless otherwise agreed to in writing by Parent SubCo or except as required by applicable Law or by a Governmental Entity, Tundra shall continue to take all commercially reasonable steps necessary to hold the Meeting and to cause the Arrangement to be voted on at the Meeting and shall not propose to adjourn or postpone the Meeting other than as contemplated by Section 2.3(1) or Section 2.3(2).

(4)	Subject to the terms of this Agreement, Tundra shall use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution, including by using the services of dealers and proxy solicitation services and cooperating with any persons engaged by Parent or Parent SubCo to solicit proxies in favour of the approval of the Arrangement Resolution; provided, however, if Tundra makes any Change in Recommendation in accordance with Section 7.2(9), it shall remain obligated to solicit proxies, but shall no longer be obligated to recommend approval of the Arrangement Resolution. Tundra agrees that Parent or Parent SubCo may, subject to applicable Law, at any time directly or through a soliciting dealer actively solicit proxies in favour of the Arrangement and that the Tundra Circular shall disclose that Parent and Parent SubCo may make such solicitations; provided that in exercising such rights, Parent and Parent SubCo and its agents shall obtain the prior written approval of Tundra, such approval not to be unreasonably withheld or delayed.

(5)	Tundra shall consult with Parent SubCo in fixing the date of the Meeting and allow Parent and Parent SubCo’s representatives and legal counsel to attend the Meeting.

2.4	Tundra Circular

(1)	Promptly after the execution of this Agreement, Tundra shall prepare and complete the Tundra Circular together with any other documents required by the CBCA, Securities Laws and other applicable Laws and the rules and policies of the Exchanges in connection with the Meeting and the Arrangement, and Tundra shall, as promptly as reasonably practicable after obtaining the Interim Order, cause the Tundra Circular and other documentation required in connection with the Meeting to be filed and to be sent to each Tundra Shareholder and other persons as required by the Interim Order and applicable Laws, in each case so as to permit the Meeting to be held within the time required by Section 2.3(1).

(2)

Tundra shall ensure that the Tundra Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Tundra Circular shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made and shall provide the Tundra Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting. Subject to Section 7.2(9), the

Tundra Circular shall include the unanimous recommendation (subject to the abstention of Mr. Shlapak on account of him also being a director of Gennum) of the Tundra Board of Directors that the Tundra Shareholders vote in favour of the Arrangement Resolution and shall include a copy of the Fairness Opinion. Tundra shall use reasonable efforts to obtain any necessary consents from any of its auditors or other advisors to the use of any financial or other expert information required to be included in the Tundra Circular.

(3)	Tundra shall ensure that the Tundra Circular provides notice of, and advises Tundra Shareholders of their right to attend, the Court hearing of Tundra’s application for the Final Order.

(4)	Parent SubCo and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Tundra Circular and other documents related thereto, and reasonable consideration shall be given to any comments made by Parent SubCo and its counsel, provided that all information relating solely to the Parent or Parent SubCo included in the Tundra Circular shall be in form and content satisfactory to Parent SubCo, acting reasonably.

(5)	Parent SubCo shall furnish to Tundra all such information relating solely to Parent SubCo, Parent and the Parent Shares, including any pro forma financial statements prepared in accordance with applicable Laws, as may be reasonably required by Tundra to comply with Securities Laws in the preparation of the Tundra Circular and other documents related thereto, and Parent SubCo shall ensure that no such information provided by Parent and Parent SubCo specifically for inclusion in the Tundra Circular shall contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Tundra Circular in order to make any information so furnished by Parent SubCo not misleading in light of the circumstances in which it is disclosed. Parent SubCo shall use reasonable efforts to obtain any necessary consents from any of its or Parent’s auditors or other advisors to the use of any financial or other expert information required to be included in the Tundra Circular.

(6)	Each of Tundra and Parent SubCo shall promptly notify each other if at any time before the Effective Date it becomes aware that the Tundra Circular does not comply in all material respects with all applicable Laws, including that the Tundra Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Tundra Circular, and the Parties shall cooperate in the preparation of any amendment or supplement to the Tundra Circular, as required or appropriate, and Tundra shall, if required by the Court or applicable Laws, promptly mail or otherwise publicly disseminate any amendment or supplement to the Tundra Circular to the Tundra Shareholders and file the same with the Securities Authorities and as otherwise required.

2.5	Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Meeting as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, Tundra shall as soon as reasonably practicable thereafter take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA.

2.6	Court Proceedings

Subject to the terms and conditions of this Agreement, Parent SubCo shall cooperate with, assist and consent to Tundra seeking the Interim Order and the Final Order, including by providing to Tundra on a timely basis any information required to be supplied by Parent SubCo concerning Parent and Parent SubCo in connection therewith. Tundra shall provide legal counsel to Parent SubCo with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, shall give reasonable consideration to all such comments and shall accept the reasonable comments of Parent SubCo and its legal counsel with respect to any such information required to be supplied by Parent SubCo and included in such material. In addition, Tundra shall not object to legal counsel to Parent and Parent SubCo making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Tundra is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement, the agreements contemplated hereby and the Plan of Arrangement. Tundra shall also provide legal counsel to Parent SubCo on a timely basis with copies of any notice of appearance, proceedings and evidence served on Tundra or its legal counsel in respect of the motion for the Interim Order or the application for the Final Order or any appeal therefrom.

2.7	Treatment of Tundra Options and Tundra RSUs

(1)	In accordance with the Plan of Arrangement, at the Effective Time, Tundra shall accelerate the vesting of each outstanding, unvested In-The-Money Tundra Option in accordance with the terms of the applicable Tundra Stock Option Plan immediately following which each unexercised In-The-Money Tundra Option, without any further action on behalf of any holder of such In-The-Money Tundra Option and without any payment except as provided in the Plan of Arrangement, and subject to (for greater certainty) applicable withholdings in accordance with Section 2.9, shall be transferred by the holder thereof to Tundra in consideration for a cash payment by Tundra equal to the product obtained by multiplying the number of Tundra Shares underlying such In-The-Money Tundra Option by the amount by which the Consideration per Tundra Share exceeds the exercise price of such In The-Money Tundra Option. Each unexercised In-The-Money Tundra Option issued and outstanding immediately prior to the Effective Time shall thereafter be immediately cancelled.

(2)	In accordance with the Plan of Arrangement, at the time specified therein, each Out-Of The-Money Tundra Option, without any further action on behalf of any holder of such Out-Of-The-Money Tundra Option, shall be exchanged into an option (a “Replacement Option”) to purchase from Parent the number of Parent Shares (rounded down to the nearest whole number of such shares) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the number of Tundra Shares subject to such Out-Of-The-Money Tundra Option immediately prior to the Effective Time, and each holder of such exchanged Out-Of-The Money Tundra Option shall immediately become a holder of the number of Replacement Options to which such holder is entitled as a result of the exchange, and each such exchanged Out-Of-The-Money Tundra Option shall be immediately cancelled. For each Out-Of-The-Money Tundra Option, such Replacement Option shall provide for an exercise price per Parent Share (rounded up to the nearest whole cent) in United States dollars equal to (i) the quotient obtained by dividing (x) the exercise price per Tundra Share of such Out-Of-The-Money Tundra Option immediately prior to the Effective Time by (y) the Exchange Ratio, divided by (ii) the Currency Exchange Rate and, except as otherwise set out in the Plan of Arrangement, each Out-Of-The-Money Tundra Option shall continue to be governed by the terms and conditions of the applicable Tundra Stock Option Plan and any stock option agreement pursuant to which such Tundra Option was granted (including, but not limited to, the term to expiry, conditions to and manner of exercising and vesting schedule), with any adjustments deemed to be made thereto as are necessary to ensure consistency with the provisions of the Plan of Arrangement.

Notwithstanding the above provisions of this Section 2.7(2),

(a)	with respect to any Out-Of-The-Money Tundra Option, if the Parent Board of Directors determine in good faith that the excess of the aggregate fair market value of the Parent Shares subject to the Replacement Option immediately after the issuance of the Replacement Option over the aggregate option exercise price for such shares pursuant to the Replacement Option (such excess, referred to as the “Post-Exchange Option Value”) would otherwise exceed the excess of the aggregate fair market value of the Tundra Shares subject to such Tundra Option immediately before the issuance of the Replacement Option over the aggregate option exercise price for such shares pursuant to such Tundra Option (such excess, referred to as the “Pre-Exchange Option Value”), the previous provisions in this Section 2.7(2) shall be modified, but only to the extent necessary and in a manner that does not otherwise adversely affect the holder of the Replacement Option, so that the Post-Exchange Option Value does not exceed the Pre-Exchange Option Value; and

(b)	with respect only to an Out-Of-The-Money Tundra Option that is held by a resident of the United States, the exercise price and the number of Parent Shares subject to a Replacement Option shall be determined in a manner consistent with the requirements of Section 409A of the IRC; provided, further, that in the case of any such Out-Of-The-Money Tundra Option which was an incentive stock option (as defined in Section 422 of the IRC) immediately prior to the Effective Time, the exercise price, the number of Parent Shares and the terms and conditions of the Replacement Option shall be determined in a manner consistent with the requirements of Section 424(a) of the IRC.

(3)	In accordance with the Plan of Arrangement, notwithstanding any contingent vesting provisions to which a Tundra RSU might otherwise have been subject, and without any further action on behalf of any holder of such Tundra RSU and without any payment except as provided in the Plan of Arrangement, at the time specified in the Plan of Arrangement, Tundra shall accelerate the vesting of each outstanding, unvested Tundra RSU in accordance with the terms of the Tundra Restricted Share Unit Plan and Tundra shall, subject to (for greater certainty) applicable withholdings in accordance with Section 2.9, deliver to each holder of a Tundra RSU outstanding immediately prior to the Effective Time an amount equal to the Consideration in settlement of each such Tundra RSU.

(4)	Tundra shall take all necessary actions to provide the holders of Tundra Options and Tundra RSUs with any applicable notice required by the Tundra Stock Option Plans and/or the Tundra Restricted Share Unit Plan. As soon as practicable after the Effective Time, Parent shall deliver or cause to be delivered to the holders of Replacement Options appropriate notice setting forth such holders’ rights pursuant to such Replacement Options.

(5)	Prior to the Effective Time, the Tundra Board of Directors shall take all necessary action required by, and in accordance with, the Tundra Stock Option Plans and the Tundra Restricted Share Unit Plan in order to give effect to Sections 2.7(1), 2.7(2), 2.7(3) and 2.7(4).

(6)	Other than in accordance with Section 2.7(1), Tundra shall not accelerate the vesting of any Tundra Stock Options.

2.8	Articles of Arrangement and Effective Date

(1)	The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement attached to this Agreement as Schedule B and any amendments or variations thereto made in accordance with Section 9.12 and the terms thereof or made at the direction of the Court in the Final Order with the consent of Tundra and Parent SubCo, each acting reasonably.

(2)	On the later of June 30, 2009 and the second business day after the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date) set forth in Article VI, unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed by Tundra with the Director.

(3)	Subject to the terms hereof, Tundra shall specify in writing the date the Articles of Arrangement are to be filed (the “Filing Date”) on no less than two business days’ notice to Parent SubCo, which notice shall also indicate the time on the Filing Date that Tundra intends to file the Articles of Arrangement with the Director (the time so indicated, the “Filing Time”).

(4)	From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by applicable Law. The closing of the transactions contemplated hereby shall take place on the Effective Date at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California or at such other location as may be agreed upon by the Parties.

2.9	Tax Withholdings

Parent, Parent SubCo, Tundra and the Depositary shall be entitled to deduct and withhold from any amounts payable to any person pursuant to this Agreement and under this Plan of Arrangement, such amounts as Parent, Parent SubCo, Tundra or the Depositary determines, each acting reasonably, are required or permitted to be deducted or withheld with respect to such payment under the Tax Act, the IRC or any provision of any other applicable Law. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement and the Plan of Arrangement as having been paid to such person in respect of which such deduction and withholding were made.

2.10	Adjustments to Consideration

If, on or after the date hereof, Tundra declares, sets aside or pays any dividend or other distribution payable in cash, securities, property or otherwise with respect to the Tundra Shares, or sets a record date therefor that is prior to the Effective Date, then the Consideration shall be adjusted to reflect such dividend or other distribution by way of a reduction to the Consideration by an amount equal to the value of such dividend or other distribution.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TUNDRA

3.1	Representations and Warranties of Tundra

Except as disclosed in the Tundra Disclosure Letter, Tundra hereby represents and warrants to and in favour of Parent and Parent SubCo as set forth in Schedule D and acknowledges that Parent and Parent SubCo are relying upon such representations and warranties in connection with the entering into of this Agreement.

3.2	Tundra Disclosure Letter

Contemporaneously with the execution and delivery of this Agreement, Tundra is delivering to Parent and Parent SubCo the Tundra Disclosure Letter required to be delivered pursuant to this Agreement, which sets out the disclosures, exceptions and exclusions contemplated or permitted by this Agreement, including certain exceptions and exclusions to the representations and warranties and covenants of Tundra contained in this Agreement. The disclosure of any item in the Tundra Disclosure Letter shall constitute disclosure or, as applicable, exclusion of that item for the Tundra Disclosure Letter where the relevance of that item as an exception to (or a disclosure for the purposes of) the applicable representations and warranties and covenants is reasonably apparent. Tundra shall be permitted to include an express cross-reference to an item in the Tundra Filings in the Tundra Disclosure Letter so long as the information provided in the Tundra Disclosure Letter is meaningful and not misleading and further provided that no qualification or disclosure shall be made by reference to the risk factors or forward-looking statements sections of the Tundra Filings.

3.3	Survival of Representations and Warranties of Tundra

The representations and warranties of Tundra contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT SUBCO

4.1	Representations and Warranties of Parent and Parent SubCo

Parent and Parent SubCo hereby represent and warrant to and in favour of Tundra as set forth in Schedule E and acknowledge that Tundra is relying upon such representations and warranties in connection with the entering into of this Agreement.

4.2	Survival of Representations and Warranties of Parent and Parent SubCo

The representations and warranties of Parent and Parent SubCo contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE V

COVENANTS OF TUNDRA, PARENT AND PARENT SUBCO

5.1	Covenants of Tundra Regarding the Conduct of Business

(1)

Tundra covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms (the “Interim Period”), except (a) as required or permitted by this Agreement, (b) as required by applicable Law or by a Governmental Entity, or (c) with the prior written consent of Parent SubCo, such approval not to be unreasonably withheld, Tundra shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice. Except as contemplated hereby or with the prior written consent of Parent SubCo, Tundra shall, and shall ensure that each of its subsidiaries shall, use commercially reasonable efforts to maintain and preserve its business organization and goodwill and assets, to keep available the services of its employees and to maintain satisfactory relationships with others having business relationships with Tundra and its subsidiaries and shall not make any material change in the business, assets, liabilities, operations, insurance, capital or affairs of Tundra and its subsidiaries. Tundra shall comply in all material respects with all applicable Laws affecting the operation of the business of Tundra and its subsidiaries.

(2)	During the Interim Period, except (a) as required or permitted by this Agreement or (b) as required by applicable Law or by a Governmental Entity, Tundra shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, other than with the prior written consent of Parent SubCo:

(a)	amend its articles, by-laws or, in the case of any subsidiary which is not a corporation, its similar organizational documents;

(b)	other than dividends in the ordinary course of business consistent with past practice, declare, set aside or pay any dividend on, or other distribution or payment (whether in cash, shares or property) in respect of, any Tundra Shares;

(c)	amend the terms of any of its securities or split, combine, subdivide or reclassify any shares of Tundra;

(d)	redeem, purchase, or otherwise acquire or offer to redeem, purchase or otherwise acquire any securities of Tundra or any of its subsidiaries, including in connection with its NCIB;

(e)	issue, grant, deliver, sell, encumber, or pledge or authorize or agree to issue, grant, deliver, sell, encumber, or pledge any shares of Tundra or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Tundra or its subsidiaries or any other ownership interest (including any phantom interest or other right linked to any shares of Tundra or its subsidiaries in any manner) other than: (i) the issuance of Tundra Shares on the exercise of Tundra Options outstanding on the date hereof under the Tundra Stock Option Plans, provided that any such exercise is not in violation of the Voting Support Agreement or (ii) the issuance of any shares of capital stock of any wholly-owned subsidiary of Tundra to any other wholly-owned subsidiary of Tundra;

(f)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation, reorganization or winding-up of Tundra or any of its subsidiaries or reorganize, amalgamate or merge Tundra or any of its subsidiaries with any other person;

(g)	manage accounts receivable other than in the ordinary course of business in a manner comparable to the management of accounts receivable in the 12 months preceding the date hereof;

(h)	subject to subsection (i), sell, pledge, lease, dispose of, encumber or otherwise transfer, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses, having a value, individually or in the aggregate, that exceeds $250,000, other than in respect of obsolete, damaged or destroyed assets or sales of inventory, in each case in the ordinary course of business consistent with past practice;

(i)	sell, pledge, lease, dispose of, encumber or otherwise transfer, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses of Silicon Logic Engineering Inc., other than in respect of sales of inventory and products and licenses of software in the ordinary course of business consistent with past practice;

(j)	acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any person or division thereof, or make any investment either by the purchase of securities or contributions of capital (other than to wholly-owned subsidiaries);

(k)	acquire any material property or assets of any other person except for purchases of raw materials and inventory in the ordinary course of business consistent with past practice;

(l)	make capital expenditures that, together with capital expenditures made or committed to be made since November 3, 2008, are in the aggregate in excess of $250,000;

(m)	make, in one transaction or in a series of related transactions, any loans, advances or capital contributions to, or investments in, to or in any other person, other than Tundra or any wholly-owned subsidiary of Tundra;

(n)	pay, discharge or satisfy any claims, liabilities or obligations (including prepay any long-term indebtedness before its scheduled maturity) other than the payment, discharge or satisfaction of liabilities or obligations reflected or reserved against in Tundra’s most recent financial statements or made in the ordinary course of business consistent with past practice;

(o)	create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or any other liability or obligation of a financial nature other than in the ordinary course of business consistent with past practice, or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, on a per transaction or series of related transactions basis, or make any loans or advances other than indebtedness owing by one wholly-owned subsidiary of Tundra to Tundra or any wholly-owned subsidiary of Tundra to another wholly-owned subsidiary of Tundra in the ordinary course of business consistent with past practice;

(p)	except as may be required by applicable Law, the terms of any existing Tundra Plan or collective bargaining agreement or any existing agreement in writing: (i) take any action with respect to the grant or increase of any severance, change of control, bonus, retention, retirement, or termination pay to (or amend any existing arrangement with) any Tundra Employee, director or officer of Tundra or any of its subsidiaries; (ii) increase the benefits payable under any existing severance or termination pay policies or employment agreements with any current or former director or officer of Tundra or any of its subsidiaries; (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any Tundra Employee, director or officer of Tundra or any of its subsidiaries; (iv) increase compensation, bonus levels or other benefits, in any form, payable to any Tundra Employee, director or officer of Tundra or any of its subsidiaries; (v) grant any general salary increase except in the ordinary course of business consistent with past practice; (vi) loan or advance money or other property by Tundra or its subsidiaries to any of their present or former directors, officers or Tundra Employees; (vii) establish, adopt, enter into, amend or terminate any Tundra Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Tundra Plan if it were in existence as of the date hereof) or collective bargaining agreement; (viii) grant any equity or equity-based awards or accelerate the vesting of any equity-based award, other than the acceleration of the vesting of the In-The-Money Tundra Options and Tundra RSUs in accordance with Section 2.7(1) and Section 2.7(3), respectively; (ix) increase, or agree to increase, any funding obligation or accelerate, or agree to accelerate, the timing of any funding contribution (including voluntary contributions) under any Tundra Plan; (x) make any voluntary contribution to any Tundra Plan; or (xi) terminate any Tundra Employee;

(q)	hire any employee except for (i) the replacement of any current employee whose employment with Tundra or any subsidiary is terminated for any reason, including resignation (with such replacement employee receiving substantially similar or lesser compensation and benefits as such terminated or resigned employee) and (ii) a new employee who does not replace any current employee pursuant to clause (i) above (A) whose annual noncontingent cash compensation and bonus payments does not exceed, in the aggregate, $150,000 and (B) whose annual noncontingent cash compensation and annual bonus payments, when aggregated with the annual noncontingent cash compensation and annual bonus payments of all other such new employees, does not exceed $500,000;

(r)	waive, release, assign, settle or compromise any Proceeding in a manner that could require a payment by, or release another person of an obligation to, Tundra or any of its subsidiaries of $100,000 individually, or $250,000 in aggregate, or could reasonably be expected to have a Material Adverse Effect on Tundra or to adversely affect in any material respect the ability of Tundra to complete the Transactions;

(s)	enter into any Contract which would be a Tundra Material Contract if in existence on the date hereof (other than the renewal of a Contract in existence on the date hereof on terms materially consistent with terms in existence on the date hereof) or terminate, fail to renew, cancel, waive, release, assign, grant or transfer any rights of material value or amend, modify or change in any material respect any existing Tundra Material Contract;

(t)	enter into any agreement or arrangement that limits or otherwise restricts Tundra or any of its subsidiaries or any successor thereto, or that would, after the Effective Time, limit or restrict Tundra or any of its subsidiaries, from competing in any manner in any location or with any person, other than in connection with the renewal or extension of any existing agreements, licenses or arrangements on substantially similar terms;

(u)	make an application to amend, terminate, allow to expire or lapse or otherwise modify any of its Tundra Permits;

(v)	make any change in the methods of accounting of Tundra or any of its subsidiaries, except as required by GAAP;

(w)	(i) change in any respect any of its methods of reporting income or deductions or accounting for income tax purposes from those employed in the preparation of its Returns for the taxation year ending April 30, 2008 and its Tundra filings except as may be required by applicable Law or GAAP, (ii) make or revoke any material election relating to Taxes or amend any material Returns, (iii) settle, compromise or agree to the entry of judgment with respect to any Proceeding relating to Taxes, (iv) enter into any Tax sharing, Tax allocation or Tax indemnification agreement, (v) make a request for a Tax ruling to any Taxing Authorities, (vi) agree to any extension or waiver of the limitation period relating to any material Tax claim or assessment or reassessment, or (v) take any action or enter into any transaction, other than a transaction contemplated by this Agreement including the Pre-Closing Reorganization or any Additional Reorganization requested by Parent SubCo pursuant to Section 7.8 hereof, that would reasonably be expected to have the effect of reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and (d) of the Tax Act otherwise available to Parent SubCo, its successors and its Affiliates in respect of the non-depreciable capital properties owned by Tundra and its subsidiaries (including, for the avoidance of doubt, any subsidiaries of Tundra or partnerships formed in connection with the Pre-Closing Reorganization or any Additional Reorganization);

(x)	except in accordance with Sections 7.2, 7.3 and 7.4, enter into any transaction or perform any act that could reasonably be expected to interfere with, delay or be inconsistent with the consummation of the Transactions or which would render, or which may reasonably be expected to render, untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any respect any of Tundra’s representations and warranties set forth in this Agreement;

(y)	approve, adopt or implement a shareholder rights plan or similar poison pill arrangement; or

(z)	agree, announce, resolve or commit to do any of the foregoing.

(3)	During the Interim Period, Tundra shall and shall ensure that its subsidiaries shall use their commercially reasonable efforts to cause the current insurance (or reinsurance) policies of Tundra and its subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse or change, unless simultaneously with such termination, cancellation, lapse or change, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage similar to or greater than the coverage under the cancelled, terminated, lapsed or changed policies are in full force and effect; provided that none of Tundra or any of its subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months from the date hereof.

5.2	Covenants of Tundra Regarding the Performance of Obligations

Subject to Section 7.2, Tundra shall and shall cause its subsidiaries to perform all obligations required or desirable to be performed by Tundra or any of its subsidiaries under this Agreement, and co-operate with Parent SubCo in connection therewith, in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, Tundra shall and, where appropriate, shall cause its subsidiaries to:

(a)	use commercially reasonable efforts to obtain the requisite approvals of the Tundra Shareholders to the Arrangement Resolution including participating in presentations to Tundra Shareholders and submitting the Arrangement Resolution for approval by the Tundra Shareholders at the Meeting in accordance with Section 2.3(1), except to the extent that the Tundra Board of Directors has withdrawn, modified or qualified its recommendation to Tundra Shareholders in accordance with the terms of this Agreement;

(b)	advise Parent SubCo as reasonably requested, and on a daily basis commencing five business days prior to the Meeting, as to the aggregate tally of the proxies and votes received in respect of the Meeting and all matters to be considered at such Meeting;

(c)	promptly advise Parent SubCo of any written notice of dissent or purported exercise by any Tundra Shareholder of Dissent Rights received by Tundra in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by Tundra and, subject to applicable Laws, any written communications sent by or on behalf of Tundra to any Tundra Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution and Tundra shall not make any payment or settlement offer, or agree to any such settlement, prior to the Effective Time with respect to any such notice of dissent or purported exercise of Dissent Rights unless Parent SubCo shall have given its prior written consent to such payment, settlement offer or settlement, as applicable;

(d)	promptly advise Parent SubCo orally and, if then requested, in writing of any event, change or development that has a Material Adverse Effect in respect of Tundra or resulted in any material adverse change in any fact set forth in the Tundra Disclosure Letter;

(e)	promptly advise Parent SubCo orally and, if then requested, in writing of any event, change or development occurring subsequent to that date hereof that, if made on or as of the date of such event or the Effective Date, would breach, or might reasonably be expected to breach, any representation or warranty or cause a failure to perform any covenant or agreement on the part of Tundra set forth in this Agreement;

(f)	furnish promptly to Parent SubCo a copy of each notice, report, schedule or other document or communication delivered or filed by Tundra in connection with the Arrangement or the Meeting with any Governmental Entity;

(g)	oppose any injunction or restraining or other order seeking to stop, or otherwise adversely affecting Tundra’s ability to consummate, the Arrangement and defending, or causing to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging this Agreement or the consummation of the Arrangement and the transactions contemplated hereby;

(h)	use commercially reasonable efforts to assist in effecting the resignations of the Tundra directors and cause them to be replaced following the issuance of the Articles of Arrangement but as of the Effective Date by persons nominated by Parent SubCo;

(i)	at the request of Parent SubCo, use commercially reasonable efforts to obtain all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments and modifications to the Tundra Material Contracts and the other Contracts identified by Parent SubCo (i) in connection with, or required to permit, the completion of the Arrangement and the Transactions and (ii) required to maintain the Tundra Material Contracts and the other Contracts identified by Parent SubCo in full force and effect following completion of the Arrangement, in each case on terms that are reasonably satisfactory to Parent SubCo, and without paying, and without committing itself or Parent SubCo to pay any consideration or incur any liability or obligation to or in respect of any other such party without the prior written consent of Parent SubCo;

(j)	at Parent SubCo’s request, execute all documents, take all oaths and do all reasonable acts to enable Parent SubCo, its successors, assigns and legal representatives to procure and maintain patent or any other intellectual property protection for Owned Tundra IP in any and all countries and to vest title thereto to Parent SubCo, its successors, assigns and legal representatives following the issuance of the Articles of Arrangement but as of the Effective Date;

(k)	provide, on a timely basis, all reasonable cooperation as may be reasonably requested by Parent SubCo to promote the Arrangement with the holders of Parent Shares, including participation in investor meetings upon reasonable notice;

(l)	provide, on a timely basis, all reasonable cooperation in connection with any dealings by Parent or Parent SubCo with any Taxing Authority or Governmental Entity with oversight of any Tax matters concerning any element of the Transactions (including, without limitation, any element that may be effected after the Effective Time by Parent or Parent SubCo) as may be requested by Parent SubCo;

(m)	unless otherwise directed by Parent SubCo, at least five business days prior to the Effective Time, take any and all actions required to terminate each Tundra Plan qualified under Section 401(a) of the IRC and containing an IRC Section 401(k) cash or deferred arrangement as of a date no later than one day prior to the Effective Time, which actions shall include providing to Parent SubCo executed resolutions terminating such plan(s);

(n)	provide lists of beneficial and registered holders of Tundra Shares and any geographical reports prepared by its transfer agent and a list of holders of Tundra Options (with full particulars as to the purchase, exercise or conversion price, vesting and expiry date), as well as a security position listing from each depositary, including CDS Clearing and Depository Services Inc., and deliver any such lists to Parent SubCo promptly following the date hereof and promptly deliver to Parent SubCo upon demand thereafter supplemental lists setting out changes thereto;

(o)	reasonably cooperate with and assist, and cause its representatives to reasonably cooperate with and assist, Parent in the preparation of the S-8 Registration Statement; and

(p)	promptly after execution of this Agreement, take all steps necessary or desirable to cancel the special meeting of Tundra Shareholders called for May 8, 2009 in respect of the proposed transaction between Tundra and Gennum, and to terminate any solicitation of proxies in connection therewith.

5.3	Covenants of Parent and Parent SubCo Regarding the Conduct of Business

During the Interim Period, except (a) as required or permitted by this Agreement or (b) as required by applicable Law or by a Governmental Entity, Parent and Parent SubCo shall not other than with the prior written consent of Tundra, which consent shall not be withheld unreasonably:

(a)	enter into any transaction or perform any act that could reasonably be expected to interfere with, delay or be inconsistent with the consummation of the Transactions or which would render, or which may reasonably be expected to render, untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality qualification already contained within such representation or warranty) in any material respect any of Parent’s or Parent SubCo’s representations and warranties set forth in this Agreement;

(b)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution or winding-up of Parent or Parent SubCo; or

(c)	agree, announce, resolve or commit to do any of the foregoing.

5.4	Covenants of Parent and Parent SubCo Regarding the Performance of Obligations

Parent and Parent SubCo shall, and Parent shall cause its subsidiaries to, perform all obligations required or desirable to be performed by Parent, Parent SubCo or any of Parent’s subsidiaries under this Agreement, co-operate with Tundra in connection therewith, in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, Parent and Parent SubCo shall and where appropriate Parent shall cause its subsidiaries to:

(a)	furnish promptly to Tundra a copy of each notice, report, schedule or other document or communication delivered or filed by Parent or Parent SubCo in connection with the Arrangement or the Meeting with any Governmental Entity;

(b)	oppose any injunction or restraining or other order seeking to stop, or otherwise adversely affecting Parent’s or Parent SubCo’s ability to consummate, the Arrangement and defending, or causing to be defended, any Proceedings to which either entity is a party or brought against either entity or their directors or officers challenging this Agreement or the consummation of the Arrangement and the transactions contemplated hereby; and

(c)	promptly advise Tundra orally and, if then requested, in writing of any event, change or development occurring subsequent to the date hereof that, if made on or as of the date of such event or the Effective Date, would breach any representation or warranty or cause a failure to perform any covenant or agreement on the part of Parent or Parent SubCo set forth in this Agreement;

(d)	within 15 business days after the Effective Time, file a registration statement on Form S-8 (the “S-8 Registration Statement”) with the SEC to register the Parent Shares to be issued from time to time after the Effective Time upon exercise of Replacement Options issued pursuant to the terms of this Agreement and the Plan of Arrangement; Parent shall use commercially reasonable efforts to maintain the effectiveness of the S-8 Registration Statement for so long as Replacement Options remain outstanding; and

(e)	prior to or in connection with the Effective Time, submit to NASDAQ a notification of additional shares with respect to Parent Shares to be issued upon the due exercise of the Replacement Options.

5.5	Mutual Covenants

(1)	Subject to the terms and conditions of this Agreement, each of the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions as soon as practicable, including:

(a)	using, and in the case of Tundra, causing its subsidiaries to use, commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article VI to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the Arrangement;

(b)	carrying out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements which applicable Laws may impose on it or its subsidiaries with respect to the transactions contemplated hereby;

(c)	preparing and filing as promptly as practicable, and in any event prior to the expiration of any legal deadline, all necessary documents, registrations, statements, petitions, filings and applications for the Regulatory Approvals and using their commercially reasonable efforts to obtain and maintain such Regulatory Approvals;

(d)	not taking any action, or permitting any action to be taken or reasonable action to not be taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the completion of the Arrangement or to prevent or materially delay the completion of the transactions contemplated under this Agreement (including the satisfaction of any condition set forth in Article VI) or any Regulatory Approval, in each case, except as specifically permitted by this Agreement; and

(e)	taking any action required to be taken under any applicable Securities Laws in connection with the Parent Shares to be issued from time to time after the Effective Time upon exercise of Replacement Options issued pursuant to the terms of this Agreement and the Plan of Arrangement; provided, however, that no Party shall be required by reason of the foregoing to register or qualify as a foreign corporation or reporting issuer in any jurisdiction where such Party is not now so registered or qualified.

(2)	The Parties shall cooperate in the preparation of any application for the Regulatory Approvals and any other orders, clearances, consents, rulings, exemptions, no-action letters and approvals reasonably deemed by Parent, Parent SubCo or Tundra to be necessary to discharge their respective obligations under this Agreement or otherwise advisable under applicable Laws in connection with the Arrangement and this Agreement. In connection with the foregoing, each Party shall furnish, on a timely basis, all information as may be reasonably required by another Party or by any Governmental Entity to effectuate the foregoing actions, and each covenants that, to its knowledge, no information so furnished by it in writing shall contain a misrepresentation.

(3)	Each Party shall consult with, and consider in good faith any suggestions or comments made by, any other Party with respect to the documentation relating to the Regulatory Approvals process, provided that, to the extent any such document contains any information or disclosure relating to a Party or any affiliate of a Party, such Party shall have approved such information or disclosure prior to the submission or filing of any such document (which approval shall not be unreasonably withheld or delayed).

(4)

Subject to applicable Laws, the Parties shall cooperate with and keep each other fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals, and shall promptly notify each other of any communication from any Governmental Entity in respect of the Arrangement or this Agreement, and each Party shall not make any submissions or filings, participate in any meetings or any material conversations with any Governmental Entity in respect of any filings, investigations or other inquiries related to the Arrangement or this Agreement unless it consults with the other Parties in advance and, to the extent not precluded by such Governmental Entity, gives the other Parties the opportunity to review drafts of any submissions or filings, or attend and participate in any communications or meetings. Notwithstanding the foregoing, submissions, filings or other written communications with any Governmental Entity may be redacted as necessary before sharing with any other Party to address reasonable attorney-client or other privilege or confidentiality concerns, provided that external legal counsel to Parent SubCo and Tundra shall receive non-redacted versions of drafts or final submissions, filings or other written communications to any Governmental Entity on the basis that the redacted information shall not be shared with their respective clients. The Parties shall request that the Regulatory Approvals be processed by the applicable Governmental Entity on an expedited basis and, to the extent that a public hearing is held, the Parties shall request the earliest possible hearing date for the consideration of the Regulatory Approvals.

(5)	Each of Parent SubCo and Tundra shall promptly notify the other if at any time before the Effective Time it becomes aware that:

(a)	any application for a Regulatory Approval or other filing under applicable Laws made in connection with this Agreement, the Arrangement or the transactions contemplated herein contains a misrepresentation; or

(b)	any Regulatory Approval or other order, clearance, consent, ruling, exemption, no-action letter or other approval applied for as contemplated herein which has been obtained contains or reflects or was obtained following submission of any application, filing, document or submission as contemplated herein that contained a misrepresentation, such that an amendment or supplement to such application, filing, document or submission or order, clearance, consent, ruling, exemption, no-action letter or approval may be necessary or advisable. In such case, the Parties shall cooperate in the preparation of such amendment or supplement as required.

(6)	Notwithstanding anything in this Agreement to the contrary, if any objections are asserted with respect to the Transactions under any applicable Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the Transactions as violative of or not in compliance with the requirements of any applicable Law, the Parties shall use their reasonable best efforts consistent with the terms hereof to resolve such proceeding so as to allow the Effective Time to occur on or prior to the Outside Date.

5.6	Cash Deposit

Tundra shall take all action to ensure that it shall have, 48 hours prior to the Effective Time and immediately prior to the Effective Time (including amounts transferred to the Depositary as required by the Plan of Arrangement), in cash not less than the sum of the amounts contemplated for payment by Tundra for the Tundra Options and Tundra RSUs under Sections 3.1(1) and

3.1(2) of the Plan of Arrangement. In connection with the completion of the Plan of Arrangement and as set forth in the Plan of Arrangement, at or before the Effective Time, Tundra will deposit or cause to be deposited with the Depositary the aggregate money required for payments in respect of the In-The-Money Tundra Options pursuant to Section 3.1(1) of the Plan of Arrangement and the aggregate money required for the payments in respect of the Tundra RSUs pursuant to Section 3.1(2) of the Plan of Arrangement.

5.7	Public Communications

Subject to Section 2.4, no Party shall, and each shall cause its respective representatives not to, issue any press release or otherwise make any disclosure relating to this Agreement or the Arrangement without the consent of the other Parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall be subject to Tundra’s, Parent’s and Parent SubCo’s overriding obligation to make any disclosure or filing required under applicable Laws, and in such circumstances Tundra, Parent or Parent SubCo, as applicable, shall use reasonable best efforts to give prior oral or written notice to the other Parties and reasonable opportunity for such Parties and its legal counsel to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of any such disclosure or filing.

5.8	Deliveries

(a)	In connection with the Effective Time, Tundra shall deliver to Parent SubCo: (a) a certificate of compliance for Tundra issued pursuant to the CBCA dated within two days prior to the Effective Date; (b) a certified copy of the resolutions of the Tundra Board of Directors and the Tundra Shareholders approving the Transactions; (c) a certified copy of Tundra’s constating documents; and (d) such other documents relating to the transactions contemplated by this Agreement as Parent SubCo may reasonably request.

(b)	In connection with the Effective Time, Parent shall deliver to Tundra: (a) a good standing certificate for Parent issued by the Secretary of State of the State of Delaware dated within two days prior to the Effective Date; (b) a certified copy of the resolutions of the Parent Board of Directors approving the Transactions; (c) a certified copy of Parent’s certificate of incorporation and bylaws; and (d) such other documents relating to the Transactions as Tundra may reasonably request.

(c)	In connection with the Effective Time, Parent SubCo shall deliver to Tundra: (a) a certificate of compliance for Parent SubCo issued pursuant to the CBCA dated within two days prior to the Effective Date; (b) a certified copy of the resolutions of the Parent SubCo Board of Directors approving the Transactions; (c) a certified copy of Parent SubCo’s constating documents; and (d) such other documents relating to the Transactions as Tundra may reasonably request.

ARTICLE VI

CONDITIONS

6.1	Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement and the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:

(a)	the Arrangement Resolution shall have been duly approved by the Tundra Shareholders at the Meeting in accordance with the Interim Order and applicable Law;

(b)	the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or materially modified in a manner unacceptable to Tundra, Parent or Parent SubCo, each acting reasonably, on appeal or otherwise;

(c)	no applicable Law shall be in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins Tundra, Parent or Parent SubCo from consummating the Arrangement or the other transactions contemplated by this Agreement;

(d)	no Proceeding shall be pending or overtly threatened by or before any Governmental Entity seeking an injunction, judgment, decree or other order to prevent or challenge the consummation of the Arrangement or the other transactions contemplated by this Agreement; and

(e)	this Agreement shall not have been terminated in accordance with its terms.

6.2	Additional Conditions Precedent to the Obligations of Parent and Parent SubCo

The obligations of Parent and Parent SubCo to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of Parent and Parent SubCo and may be waived by Parent and Parent SubCo):

(a)	Tundra shall have performed or complied: (i) in all material respects with all agreements and covenants required by this Agreement (other than Section 5.l(2)(e), Section 5.1(2)(h) and Section 7.2) to be performed or complied with by Tundra at or prior to the Effective Time; (ii) in all respects with Section 5.l(2)(e), Section 5.1(2)(h) and Section 7.2 at and prior to the Effective Time; and (iii) Parent and Parent SubCo shall have received a certificate of Tundra addressed to Parent and Parent SubCo and dated the Effective Date, signed on behalf of Tundra by two senior executive officers of Tundra (on Tundra’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)	the representations and warranties of Tundra set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect (other than the representations and warranties contained in paragraphs (b), (d), (e), (i), (u), (w)(i),(ii),(iv),(v) and (vi), (aa), (cc), (nn), (oo) and (pp) of Schedule D), and Parent and Parent SubCo shall have received a certificate of Tundra addressed to Parent and Parent SubCo and dated the Effective Date, signed on behalf of Tundra by two senior executive officers of Tundra (on Tundra’s behalf and without personal liability), confirming the same as of the Effective Date;

(c)	the representations and warranties of Tundra set forth in paragraphs (b), (d), (e), (i)(i),(iii),(iv),(v),(vii) and (viii), (u) (other than the representations and warranties of Tundra set forth in paragraphs (u)(ii) and (u)(xii)), (w)(i),(ii),(iv),(v) and (vi), (aa), (cc), (nn), (oo) and (pp) of Schedule D shall be true and correct in all respects, as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and Parent and Parent SubCo shall have received a certificate of Tundra addressed to Parent and Parent SubCo and dated the Effective Date, signed on behalf of Tundra by two senior executive officers of Tundra (on Tundra’s behalf and without personal liability), confirming the same as of the Effective Date;

(d)	the representations and warranties of Tundra set forth in paragraphs (i)(ii), (i)(vi), (u)(ii) and (u)(xii) of Schedule D shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, and Parent and Parent SubCo shall have received a certificate of Tundra addressed to Parent and Parent SubCo and dated the Effective Date, signed on behalf of Tundra by two senior executive officers of Tundra (on Tundra’s behalf and without personal liability), confirming the same as of the Effective Date;

(e)	since the date hereof, there shall not have been or occurred a Material Adverse Effect in respect of Tundra;

(f)	the aggregate number of Tundra Shares held, directly or indirectly, by those holders of such shares who have validly exercised Dissent Rights and not withdrawn such exercise in connection with the Arrangement (or instituted proceedings to exercise Dissent Rights) shall not exceed 5% of the aggregate number of Tundra Shares outstanding immediately prior to the Effective Time;

(g)	the Plan of Arrangement shall not have been amended, modified or supplemented (A) by Tundra without Parent SubCo’s written consent or (B) by approval or direction of the Court without the written consent of Parent SubCo, acting reasonably;

(h)	the number of issued and outstanding Tundra Shares as of the Effective Time shall not exceed 19,326,053, excluding any Tundra Shares issued following the date hereof pursuant to the exercise of any Tundra Options issued and outstanding on the date hereof, and no Tundra Options other than those set out in Section 3 of the Tundra Disclosure Letter, shall have been issued and outstanding (whether vested or unvested) and there shall be no other options, warrants conversion privileges, equity-based awards or other rights, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by Tundra of any shares or other securities of Tundra or any of its subsidiaries or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, or whose value is based on or in reference to the value or price of, any shares or other securities of Tundra or any of its subsidiaries; and

(i)	the Tundra Board of Directors shall have taken all necessary action required by, and in accordance with, the Tundra Stock Option Plans and the Tundra Restricted Share Unit Plan in order to give effect to Section 2.7.

6.3	Additional Conditions Precedent to the Obligations of Tundra

The obligations of Tundra to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of Tundra and may be waived by Tundra):

(a)	all covenants of Parent and Parent SubCo under this Agreement to be performed on or before the Effective Time shall have been duly performed, in all material respects, by Parent and Parent SubCo respectively, and Tundra shall have received a certificate of Parent and Parent SubCo, addressed to Tundra and dated the Effective Date, signed on behalf of Parent by two senior executive officers (on Parent’s behalf and without personal liability) and on behalf of Parent SubCo by two officers (on Parent SubCo’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)	the representations and warranties of Parent and Parent SubCo set forth in this Agreement shall be true and correct in all respects, without regard to any materiality qualifications contained in them as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be true and correct in all respects would not have, or not be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Parent SubCo’s ability to consummate the Transactions (other than the representations and warranties contained in paragraphs (b) and (d) of Schedule E which shall be true and correct in all respects) and Tundra shall have received a certificate of Parent and Parent SubCo, addressed to Tundra and dated the Effective Date, signed on behalf of Parent by two senior executive officers (on Parent’s behalf and without personal liability) and on behalf of Parent SubCo by two officers (on Parent SubCo’s behalf and without personal liability), confirming the same as of the Effective Date; and

(c)	Parent or Parent SubCo shall deposit or cause to be deposited with the Depositary, for the benefit of holders of Tundra Shares, an amount equal to the aggregate cash to be paid for the Tundra Shares under Section 3.1(4) of the Plan of Arrangement.

6.4	Satisfaction of Conditions

The conditions precedent set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director following the filing of the Articles of Arrangement in accordance with the terms of this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1	Notice and Cure Provisions

(1)	Each of Tundra and Parent SubCo shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of such Party (including, in the case of Parent SubCo, Parent) contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party (including, in the case of Parent SubCo, Parent) hereunder prior to the Effective Time.

(2)	Parent SubCo may not exercise its right to terminate this Agreement pursuant to Section 8.1(1)(c)(B) and Tundra may not exercise its right to terminate this Agreement pursuant to Section 8.1(1)(d)(B) unless the Party seeking to terminate this Agreement shall have delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the termination right. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is reasonably capable of being cured (except matters arising out of the failure to make appropriate disclosure in Tundra Disclosure Letter), no Party may exercise such termination right until the earlier of (a) the Outside Date and (b) the date that is 30 days following receipt of such notice by the Party to whom the notice was delivered, if such matter has not been cured by such date. If such notice has been delivered prior to the date of the Meeting, such meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the earlier of (i) five business days prior to the Outside Date and (ii) the date that is 30 days following receipt of such notice by the Party to whom the notice was delivered (without causing any breach of any other provision contained herein).

(3)	Each Party shall promptly notify the other Parties of (a) any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its subsidiaries or its representatives), and (b) any material legal actions threatened or commenced against or otherwise affecting such Party or any of its subsidiaries or affiliates that are related to the transactions contemplated by this Agreement.

7.2	Non-Solicitation

(1)	Except as expressly provided in this Section 7.2, Tundra shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of Tundra or any of its subsidiaries (collectively, “Representatives”): (a) solicit, facilitate, encourage or initiate any inquiries or proposals regarding, or that may reasonably be expected to lead to, an Acquisition Proposal; (b) encourage or participate in any discussions or negotiations, including by furnishing any information relating to Tundra or any of its subsidiaries or affording access to the business, properties, assets, books or records of Tundra or its subsidiaries, with any person (other than Parent or Parent SubCo) regarding an Acquisition Proposal; (c) make a Change in Recommendation; (d) accept, approve, endorse or recommend, or propose publicly to accept, approve, endorse or recommend, any Acquisition Proposal; or (e) accept, approve, endorse, recommend or enter into, or publicly propose to accept, approve, endorse, recommend or enter into, any Contract in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by Section 7.2(3)).

(2)	Except as otherwise provided in this Section 7.2, Tundra shall, and shall cause its subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted heretofore by Tundra, its subsidiaries or any Representatives with respect to, or that may reasonably be expected to lead to, any actual or potential Acquisition Proposal, and, in connection therewith, Tundra shall discontinue access to any such person to the Data Room (and not establish or allow access to any other data rooms, virtual or otherwise or otherwise furnish information) and shall as soon as possible request, to the extent that it is entitled to do so (and exercise all rights it has to require) the return or destruction of all confidential information regarding Tundra and its subsidiaries previously provided to any such person or any other person and shall request (and exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any material confidential information regarding Tundra and its subsidiaries. Tundra agrees that neither it, nor any of its subsidiaries, shall terminate, waive, amend or modify, and agrees to actively prosecute and enforce, its rights under any agreement containing standstill provisions and any provision of any existing confidentiality agreement or any standstill agreement to which it or any of its subsidiaries is a party, it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement as a result of entering into and announcement of this Agreement by Tundra, pursuant to the express terms of any such agreement, shall not be a violation of this Section 7.2(2) and that Tundra shall not be prohibited from considering a Superior Proposal from a party whose standstill obligations terminated automatically upon the entering into and announcement of this Agreement.

(3)	Notwithstanding Section 7.2(1), Section 7.2(2) and any other provision of this Agreement, if at any time following the date of this Agreement and prior to obtaining the approval of the Arrangement Resolution by the Tundra Shareholders at the Meeting, Tundra receives a written Acquisition Proposal not resulting from a breach of this Section 7.2 that the Tundra Board of Directors determines in good faith, after consultation with its financial advisors and outside legal advisors, constitutes or is reasonably likely to constitute (assuming completion of a due diligence review not exceeding 12 calendar days from the date of Tundra’s receipt of the first Acquisition Proposal directly or indirectly from a particular person or any affiliate thereof or joint actor thereof (as defined in the Securities Act) directly or indirectly making the Acquisition Proposal (the “Restricted Period”)) if consummated in accordance with its terms (but not assuming away any risk of non-completion) a Superior Proposal, then Tundra may, following compliance with Section 7.2(4):

(a)	furnish information with respect to Tundra and its subsidiaries to the person making such Acquisition Proposal for a period of review not to exceed the Restricted Period; and/or

(b)	enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the person making such Acquisition Proposal for a period of review not to exceed the Restricted Period;

provided that Tundra shall not, and shall not allow its Representatives to, disclose any non-public information to such person without having entered into a confidentiality and standstill agreement (a correct and complete copy of which confidentiality and standstill agreement shall be provided to Parent SubCo before any such non-public information is provided) with such person that contains provisions that are no less favourable to Tundra than those contained in the Confidentiality Agreements (with the terms of the agreement dated April 15, 2009 governing to the extent of discrepancy with the agreement dated January 23, 2009), provided that such confidentiality and standstill agreement may not include any provision calling for an exclusive right to negotiate with Tundra and may not restrict Tundra or its subsidiaries from complying with this Section 7.2, and Tundra shall promptly provide to Parent SubCo any material non-public information concerning Tundra or its subsidiaries provided to such other person which was not previously provided to Parent SubCo.

(4)	Tundra shall promptly (and in any event within 24 hours following receipt) notify Parent SubCo (at first orally and thereafter in writing) in the event it receives after the date hereof any Acquisition Proposal (including any request for non-public information relating to Tundra or any of its subsidiaries or for access to the properties, books or records of Tundra or its subsidiaries, in each case, in connection with, or that may reasonably be expected to lead to, an Acquisition Proposal) or any inquiry or proposal that may reasonably be expected to lead to an Acquisition Proposal together with a copy of all documents relating to such Acquisition Proposal or inquiry, and including the material terms and conditions thereof (including the identity of the person making the Acquisition Proposal), and shall regularly and promptly inform Parent SubCo in writing as to the status of developments and communications with respect to such Acquisition Proposal or inquiry, including any changes to the material terms or conditions, of such Acquisition Proposal or inquiry.

(5)	Notwithstanding anything in this Agreement to the contrary, if at any time following the date of this Agreement and prior to obtaining the approval of the Arrangement Resolution by Tundra Shareholders at the Meeting, Tundra receives an Acquisition Proposal not resulting from a breach of this Section 7.2 that the Board of Directors concludes in good faith, after consultation with its financial and outside legal advisors, constitutes a Superior Proposal, the Tundra Board of Directors may, subject to compliance with the procedures set forth in Section 8.1(1)(d)(A), authorize Tundra to terminate this Agreement in order to accept, approve, endorse and recommend such Superior Proposal and, contemporaneously, enter into a definitive agreement with respect to such Superior Proposal if the Tundra Board of Directors determines in good faith, after consultation with its outside legal advisors, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, if and only if:

(a)	it has provided Parent SubCo with a copy of the Superior Proposal document, together with any financing documents supplied to Tundra in connection therewith, and written confirmation from Tundra that the Tundra Board of Directors has determined that the proposal constitutes a Superior Proposal; and

(b)	five business days (the “Matching Period”) shall have elapsed from the date that is the later of (i) the date Parent SubCo received written notice advising Parent SubCo that the Tundra Board of Directors has resolved, subject only to compliance with this Section 7.2 (including complying with the procedures set forth in Section 8.l(1)(d)(A)), to terminate this Agreement in order to accept, approve, endorse and recommend such Superior Proposal and, contemporaneously, enter into a definitive agreement with respect to such Superior Proposal and (ii) the date Parent SubCo has received all of the materials set forth in Section 7.2(5)(a) (it being understood that Tundra shall promptly inform Parent SubCo of any amendment to the financial or other material terms of such Superior Proposal during such period).

(6)	During the Matching Period, Tundra agrees that Parent SubCo (on behalf of Parent and Parent SubCo) shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The Tundra Board of Directors shall review any offer by Parent SubCo to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties and in consultation with its financial and outside legal advisors, whether Parent SubCo’s amended offer, upon acceptance by Tundra, would cause the Superior Proposal giving rise to the Matching Period to cease to be a Superior Proposal. If the Tundra Board of Directors so determines, Tundra shall enter into an amended agreement with Parent SubCo reflecting Parent SubCo’s amended offer. If, after the expiry of the Matching Period, the Tundra Board of Directors continues to believe, in good faith, after consultation with its financial and outside legal advisors, that such Superior Proposal remains a Superior Proposal and therefore rejects Parent SubCo’s amended offer, if any, or Parent SubCo fails to enter into an agreement with Tundra reflecting such amended offer, Tundra and the Tundra Board of Directors may, subject to compliance with the other provisions hereof, effect a Change in Recommendation (other than of the type referred to in clause (iv) of the definition thereof) and, subject to payment of the Termination Fee as set forth in Section 8.l(1)(d)(A), terminate this Agreement in order to accept, approve, endorse and recommend such Superior Proposal and, contemporaneously, enter into a definitive agreement with respect to such Superior Proposal.

(7)	In the event that Tundra provides the notice contemplated by Section 7.2(5)(b) on a date which is less than five business days prior to the Meeting, Parent SubCo shall be entitled to require Tundra to adjourn or postpone the Meeting to a date that is not more than seven business days after the date of such notice.

(8)	Tundra acknowledges that each successive modification to any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under Section 7.2(5)(b) and shall initiate a new five business day period. For greater certainty, each such successive modification shall not constitute a new Acquisition Proposal for purposes of Section 7.2(3) and, in any event, shall not give rise to an additional 12 calendar day period or extend a 12 calendar day period that has previously commenced pursuant to Section 7.2(3).

(9)	Nothing contained in this Article VII shall prohibit the Tundra Board of Directors from making a Change in Recommendation (other than of the type identified in clause (iv) of the definition thereof) or from making any disclosure to any securityholders of Tundra prior to the Effective Time, including for greater certainty disclosure of a Change in Recommendation, if, in the good faith judgment of the Tundra Board of Directors, after consultation with outside legal counsel, failure to take such action or make such disclosure would be or would reasonably be expected to be a breach of the Tundra Board of Directors’ exercise of its fiduciary duties or such action or disclosure is otherwise required under applicable Law, provided that for greater certainty in the event of a Change of Recommendation and a termination by Parent SubCo of this Agreement pursuant to Section 8.1(1)(c)(A), Tundra shall pay the Termination Fee as required by Section 7.3(2). The Tundra Board of Directors may not make a Change in Recommendation pursuant to the preceding sentence unless Tundra gives Parent SubCo at least two business days prior written notice of its intention to make such Change in Recommendation. In addition, nothing contained in this Agreement shall prevent Tundra or the Tundra Board of Directors from calling and holding a meeting of the Tundra Shareholders, or any of them, requisitioned by the Tundra Shareholders, or any of them, in accordance with the CBCA or ordered to be held by a court in accordance with applicable Laws.

7.3	Termination Fee

(1)	Subject to Section 7.4, each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement.

(2)	If a Termination Fee Event occurs, Tundra shall pay as directed by Parent SubCo in writing (by wire transfer of immediately available funds) the Termination Fee in accordance with Section 7.3(3). For the purposes of this Agreement, “Termination Fee” means $5,400,000 and “Termination Fee Event” means:

(a)	the termination of this Agreement pursuant to (i) Section 8.1(1)(c)(A), (ii) Section 8.1(1)(d)(A) or (iii) any subsection of Section 8.1 if at such time Parent SubCo is entitled to terminate this Agreement pursuant to Section 8.1(1)(c)(A); or

(b)	except where a Termination Fee has been paid, (i) the making or announcement or other public disclosure of an Acquisition Proposal, or an Acquisition Proposal otherwise is discussed with or becomes known to Tundra or the Tundra Board of Directors or an inquiry concerning an Acquisition Proposal is made to Tundra or the Tundra Board of Directors, after the announcement of the transactions contemplated herein and prior to the termination of this Agreement, (ii) the exercise by Tundra or Parent SubCo of their respective termination rights pursuant to Section 8.1(1)(b)(A), or the exercise by Parent SubCo of its termination rights pursuant to Section 8.1(1)(c)(B) or Section 8.1(1)(c)(D), or the exercise by Tundra of its termination rights pursuant to Section 8.1(1)(d)(C) and (iii) an Acquisition Proposal is consummated within a period of one year from the exercise of such termination rights, or an agreement with respect to an Acquisition Proposal is entered into by Tundra and/or any of its subsidiaries within such one year period and such Acquisition Proposal is subsequently consummated within 6 months of the expiry of such one year period; provided that for the purpose of this Section 7.3(2)(b), all references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “34%.”

(3)	If a Termination Fee Event occurs in circumstances described in Section 7.3(2)(a)(ii) or due to a termination of this Agreement by Tundra in circumstances described in Section 7.3(2)(a)(iii), the Termination Fee shall be paid simultaneously with the occurrence of such Termination Fee Event. If a Termination Fee Event occurs due to a termination of this Agreement by Parent SubCo in circumstances described in Section 7.3(2)(a)(i) or (iii), the Termination Fee shall be paid within two business days following such Termination Fee Event. If a Termination Fee Event occurs in the circumstances described in Section 7.3(2)(b), the Termination Fee shall be paid immediately upon the earlier of entry by Tundra and/or any of its subsidiaries into an agreement with respect to an Acquisition Proposal or consummation of an Acquisition Proposal.

(4)

Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Tundra acknowledges that the payment amounts set out in Section 7.3(2) are payments of liquidated damages which are a genuine pre-estimate of the damages which Parent and Parent SubCo will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Tundra irrevocably waives any right that it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where Parent SubCo is entitled to, and directs payment of, the Termination Fee, provided the Termination Fee is paid in full, Parent and Parent SubCo shall be precluded from any other remedy against Tundra at law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Tundra or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the Transactions contemplated hereby.

(5)	Nothing in this Section 7.3 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement, the Confidentiality Agreements or the Plan of Arrangement or to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

7.4	Expense Fees

(1)	In the event that this Agreement is terminated pursuant to the exercise (i) by Parent SubCo of its rights pursuant to Sections 8.1(l)(c)(B), 8.1(l)(c)(C) or 8.1(1)(c)(D), or (ii) by Tundra of its rights pursuant to Section 8.1(1)(d)(C), in addition to the rights of Parent SubCo under Section 7.3(2) (including to any payment thereunder), Tundra shall pay as directed by Parent SubCo, within two business days following such termination, by wire transfer in immediately available funds to an account designated by Parent SubCo an amount equal to all of the charges and expenses incurred by Parent SubCo in connection with this Agreement and the Transactions and the financing thereof, up to a maximum amount of $750,000.

(2)	In the event that this Agreement is terminated pursuant to the exercise by Tundra of its rights pursuant to Section 8.1(1)(d)(B), Parent SubCo shall pay to Tundra, within two business days following such termination, by wire transfer in immediately available funds to an account designated by Tundra, an amount equal to all of the charges and expenses incurred by Tundra in connection with this Agreement and the Transactions, up to a maximum amount of $750,000.

(3)	In no event shall Tundra be obligated to pay to Parent SubCo under Sections 7.3 and 7.4 an amount in respect of the termination of this Agreement that is, in aggregate, in excess of the Termination Fee.

(4)	For greater certainty, each Party further agrees that any payment of amounts under this Section 7.4 shall not be exclusive of any other remedies to which the Parties may be entitled as a result of the termination of this Agreement.

7.5	Access to Information; Confidentiality Agreements

(1)	From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any Contract of Tundra or its subsidiaries, Tundra shall:

(a)	give to Parent SubCo and its representatives reasonable access to the officers, employees, agents, offices, properties (including for the purpose of conducting environmental assessments and investigations), books and records, including correspondence with regulators and work papers, of Tundra and its subsidiaries; and

(b)	furnish to Parent SubCo and its representatives such financial and operating data and other information as such persons may reasonably request.

(2)	Any investigation pursuant to this Section 7.5 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of Tundra and its subsidiaries.

(3)	For greater certainty, the Parties shall treat, and shall cause their respective representatives to treat, all information furnished to them or any of such representatives in connection with the transactions contemplated by this Agreement or pursuant to the terms of this Agreement in accordance with the terms of the Confidentiality Agreements. Without limiting the generality of the foregoing, the Parties acknowledge and agree that the Tundra Disclosure Letter and all information contained in it is confidential and shall be treated in accordance with the terms of the Confidentiality Agreements. However, nothing subject to the Confidentiality Agreements nor anything contained herein shall limit the ability of any person to disclose such information as is required by Law.

7.6	Interim Period Consents

(1)	Parent SubCo shall, promptly following the date hereof, designate two individuals from either of whom Tundra may seek approval to undertake any actions not otherwise permitted to be taken under Section 5.1, and shall ensure that such persons shall respond, on behalf of Parent SubCo, to Tundra’s requests in an expeditious manner.

(2)	Tundra shall, promptly following the date hereof, designate two individuals from either of whom Parent SubCo may seek approval to undertake any actions not otherwise permitted to be taken under Section 5.3(2), and shall ensure that such persons shall respond, on behalf of Tundra, to Parent SubCo’s requests in an expeditious manner.

7.7	Insurance and Indemnification

(1)

From and after the Effective Time, Parent or Parent SubCo will, at Parent’s or Parent SubCo’s option, either (a) purchase (to a maximum purchase price per year of coverage equal to 200% of the average purchase price paid by Tundra per year of coverage over the three years preceding the date hereof) prepaid non cancellable run-off directors’ and officers’ liability insurance to be in effect without any reduction in scope or coverage for not less than six years from the Effective Date providing protection no less favourable to the protection provided by the policies maintained by Tundra in favour of the directors and officers of Tundra and each of its subsidiaries which are in effect immediately prior to the Effective Date (and true and complete copies of which Tundra has provided to

Parent SubCo prior to the date hereof) and providing protection in respect of claims arising from facts or events which occurred prior to the Effective Time or (b) purchase (to a maximum purchase price per year of coverage equal to 200% of the average purchase price paid by Tundra per year of coverage over the three years preceding the date hereof) as an extension of Tundra’s current insurance policies (and true and complete copies of which Tundra has provided to Parent SubCo prior to the date hereof), prepaid non cancellable run-off directors’ and officers’ liability insurance providing coverage comparable to that contained in Tundra’s existing policies for six years from the Effective Time with respect to claims arising from or related to facts or events that occurred at or prior to the Effective Time, in each case provided that if comparable coverage may not be obtained at the maximum purchase price per year specified above, then the coverage shall be as comparable as possible at such price, to be determined by Parent or Parent SubCo in its sole discretion.

(2)	Tundra and Parent SubCo agree that all rights to indemnification or exculpation existing in favour of the directors or officers of Tundra or any subsidiary of Tundra as at the date of this Agreement as provided in Tundra’s articles or bylaws shall survive the transactions contemplated hereby and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(3)	If Tundra or, following the Effective Time, Parent or any of their successors or assigns shall (a) amalgamate, consolidate with or merge or wind-up into any other person and, if applicable, shall not be the continuing or surviving corporation or entity; or (b) transfer all or substantially all of its properties and assets to any person or persons, then, and in each such case, proper provisions shall be made so that the successors, assigns and transferees of Tundra or Parent SubCo, as the case may be, shall assume all of the obligations set forth in this Section 7.7.

(4)	The provisions of this Section 7.7 shall survive the consummation of the transactions contemplated by this Agreement and are intended for the benefit of, and shall be enforceable by, the directors and officers of Tundra, and their respective heirs, executors, administrators and personal representatives and shall be binding on Tundra and its successors and assigns, and, for this purpose only, Tundra hereby confirms that it is acting as trustee on their behalf.

7.8	Cooperation Regarding Reorganization

(1)

Tundra will use commercially reasonable efforts to effect, at the request of Parent SubCo, the Pre-Closing Reorganization and shall use commercially reasonable efforts to cooperate with Parent SubCo and Parent in structuring, planning and implementing any reorganization (including for Tax purposes) of their respective capital, assets and corporate structure or such other planning as Parent SubCo may request, acting reasonably (an “Additional Reorganization”) prior to the Effective Date, and the Plan of Arrangement, if required, shall be modified accordingly; provided, however, that the obligations of Tundra pursuant to this Section 7.8 shall be conditional on the understanding that (i) the Pre-Closing

Reorganization and any Additional Reorganization shall not, in the opinion of Tundra, acting reasonably, materially impede or materially delay the consummation of the Arrangement, (ii) the Pre-Closing Reorganization and any Additional Reorganization shall not, in the opinion of Tundra, acting reasonably, materially interfere with the ongoing operations of Tundra or its subsidiaries, (iii) the Pre-Closing Reorganization and any Additional Reorganization shall not require Tundra or any subsidiary to contravene any applicable Laws or their respective organizational documents or any Tundra Material Contract in any material respect, (iv) Tundra and its subsidiaries shall not be obligated to take any action that would reasonably be expected to result in any taxes being imposed on, or any adverse tax or other consequences to, any holders of Tundra Shares incrementally greater than the taxes or other consequences to such holders in connection with the consummation of the Arrangement in the absence of the Pre-Closing Reorganization and any Additional Reorganization, and (v) Tundra, its subsidiaries and their respective officers, directors and employees (to the extent employees are assessed with statutory liability thereto), shall have received an indemnity, in form and substance satisfactory to Tundra, acting reasonably, from Parent and Parent SubCo from and against any and all implementation costs, liabilities, costs, damages, claims, expenses, interest, awards, judgments and penalties that may be incurred as a result of or to unwind any Pre-Closing Reorganization or Additional Reorganization suffered or incurred by any of them in connection with or as a result of the Pre-Closing Reorganization and any Additional Reorganization if this Agreement is terminated other than pursuant to Section 8.1(1)(c)(A), Section 8.1(1)(c)(B) or Section 8.1(1)(d)(A), which indemnity shall survive termination of this Agreement. Any step or action taken by Tundra or its subsidiaries at the written request of Parent SubCo in furtherance of the proposed Pre-Closing Reorganization and any Additional Reorganization shall not be considered to be a breach of any representation, warranty or covenant of Tundra contained in this Agreement.

(2)	To the extent that the Pre-Closing Reorganization and any Additional Reorganization requires approval of the holders of Tundra Shares under the CBCA, Tundra shall (i) seek approval of the holders of Tundra Shares for such Pre-Closing Reorganization and any Additional Reorganization at the Meeting, (ii) include in the Tundra Circular a form of special resolution of holders of Tundra Shares (the “Reorganization Resolution”) approving such Pre-Closing Reorganization and any Additional Reorganization in form and substance acceptable to Parent SubCo, acting reasonably, either included within the Arrangement Resolution or separate from the Arrangement Resolution if so requested by Parent SubCo, and (iii) include in the Tundra Circular the unanimous recommendation (subject to the abstention of Mr. Shlapak on account of him also being a director of Gennum) of the Tundra Board of Directors that holders of Tundra Shares vote in favour of the Reorganization Resolution, provided that Parent SubCo agrees to amend the provisions of this Agreement requiring Tundra to take certain action by specified times, including such provisions contained in Article II, to the extent necessary to facilitate the foregoing. Subject to the provisions of this Section 7.8, the provisions in this Agreement regarding Tundra’s obligations respecting the approval of the Arrangement Resolution shall apply mutatis mutandis to the approval of the Reorganization Resolution.

(3)	Tundra agrees that it shall, and shall cause each of its subsidiaries to, co-operate with Parent SubCo and Parent in good faith to plan, prepare and implement the Pre-Closing Reorganization and any Additional Reorganization as desirable and requested by Parent SubCo.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1	Termination

(1)	This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement Resolution or the Arrangement by the Tundra Shareholders and/or the Court):

(a)	by mutual written agreement of the Parties; or

(b)	by either Tundra or Parent SubCo, if:

(A)	the Effective Time shall not have occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 8.1(1)(b)(A) shall not be available to any Party whose failure to fulfill any of its obligations or whose breach of any of its representation and warranties has been the cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;

(B)	after the date hereof, there shall be enacted or made any applicable Law (or any such applicable Law shall have been amended) that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins Tundra, Parent or Parent SubCo from consummating the Arrangement and such applicable Law (if applicable) or enjoinment shall have become final and non-appealable; or

(c)	by Parent SubCo, if:

(A)

(i) the Tundra Board of Directors fails to make a unanimous recommendation (subject to the abstention of Mr. Shlapak on account of him also being a director of Gennum), or withdraws, amends, modifies or qualifies, in a manner adverse to Parent, Parent SubCo and/or the consummation of the Arrangement, the approval or recommendation of the Tundra Board of Directors of the Arrangement or the Arrangement Resolution, or publicly proposes or publicly states its intention to do so (it being understood that taking no position or a neutral position with respect to an Acquisition Proposal which has been publicly announced, disclosed or known beyond a period that is the lesser of three business days and four calendar days from the date of the Acquisition Proposal shall be considered a modification adverse to the consummation of the Arrangement and a Change in Recommendation), (ii) the Board of Directors fails to publicly reconfirm such recommendation upon the request of Parent SubCo within two business days following such request, (iii) the Tundra Board of Directors approves or recommends an Acquisition Proposal, (iv) Tundra enters into a written agreement in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by Section 7.2(3)), or (v) Tundra shall have publicly announced the intention to do any of the foregoing (each of clauses (i), (ii), (iii), (iv) and (v) above, a “Change in Recommendation”) or Tundra breaches its obligations under Section 7.2; or

(B)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Tundra set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 6.1 or Section 6.2 (other than Section 6.2(e)) not to be satisfied, and such breach or failure is incapable of being cured or is not cured within the earlier of (A) 30 days following Parent SubCo’s delivery of notice of such breach and (B) the Outside Date; or

(C)	there shall have occurred after the date hereof (or prior to such date to the extent that the relevant change, event, occurrence or development shall have been disclosed generally or to Parent SubCo only after the date of this Agreement) up to and including the Effective Date, a Material Adverse Effect in respect of Tundra; or

(D)	the Arrangement Resolution shall have failed to receive the requisite vote of the Tundra Shareholders for approval at the Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order and applicable Law; or

(d)	by Tundra, if:

(A)	prior to obtaining the approval of the Arrangement Resolution by the Tundra Shareholders at the Meeting, Tundra, in accordance with this Agreement, enters into a written agreement concerning a Superior Proposal; provided that prior to or concurrent with such termination, Tundra pays the Termination Fee payable pursuant to Section 7.3; or

(B)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Parent SubCo set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 6.1(a) or (d), or Sections 6.3(a), (b) or (c) not to be satisfied, and such breach or failure is incapable of being cured or is not cured within the earlier of (A) 30 days following Tundra’s delivery of notice of such breach and (B) the Outside Date; or

(C)	the Arrangement Resolution shall have failed to receive the requisite vote of the Tundra Shareholders for approval at the Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order and applicable Law.

(2)	The Party desiring to terminate this Agreement pursuant to Section 8.1(1) (other than pursuant to Section 8.1(1)(a)) shall give notice of such termination to the other Party.

8.2	Effect of Termination; Limited Recourse

If this Agreement is terminated pursuant to Section 8.1(1), this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that (a) the provisions of this Section 8.2, Section 7.3, Section 7.4, Section 7.5(3), Section 7.8(1), and Article IX (other than Section 9.12) shall survive any termination hereof pursuant to Section 8.1(1); and (b) neither the termination of this Agreement nor anything contained in this Section 8.2 shall relieve any Party for any liability for any breach of this Agreement.

8.3	Waiver

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) or a future waiver of the same provisions, nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

ARTICLE IX

GENERAL PROVISIONS

9.1	Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the following business day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other Parties given in accordance with these provisions):

(a)	if to Parent or Parent SubCo:

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, California 95138

Attention: Vince Tortolano

Facsimile: (408) 284-2775

E-mail: Vince.Tortolano@idt.com

with copies to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Christopher L. Kaufman and Mark V.Roeder

Facsimile: (650) 463-2600

E-mail: christopher.kaufman@lw.com; mark.roeder@lw.com

McCarthy Tétrault LLP

Suite 5300, TD Bank Tower

Toronto Dominion Centre

Toronto, Canada M5K 1E6

Attention: David E. Woollcombe and Ian C. Michael

Facsimile: (416) 868-0673

E-mail: dwoollco@mccarthy.ca; imichael@mccarthy.ca

(b)	if to Tundra:

Tundra Semiconductor Corporation

603 March Road

Ottawa, ON K2K 2M5

Attention: Cheryl Foy

Facsimile: (613) 592-7120

E-mail: cheryl.foy@tundra.com

with a copy to:

Osler, Hoskin & Harcourt LLP

Suite 1900, 340 Albert Street

Ottawa, ON K7R 7Y6

Attention: Elizabeth Walker

Facsimile: (613) 235-2867

E-mail: ewalker@osler.com

9.2	Governing Law; Jurisdiction

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. The Parties agree that any suit, action or proceeding seeking to enforce any provisions of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought in any court of the Province of Ontario, and each of the Parties irrevocably consents to the jurisdiction of such courts (and of the appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent, any argument that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

9.3	Injunctive Relief and Specific Performance

The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.4	No Recourse

This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any Party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

9.5	Time of Essence

Time shall be of the essence in this Agreement.

9.6	Entire Agreement, Binding Effect and Assignment

This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement (including the exhibits and Schedules hereto), the Tundra Disclosure Letter and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

9.7	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.8	No Third Party Beneficiaries

Except as provided in Section 7.7 which, without limiting its terms, is intended as stipulations for the benefit of the third persons mentioned therein, and except for the rights of the holders of Tundra Shares to receive the Consideration following the Effective Time pursuant to the Arrangement (for which purpose Tundra hereby confirms that it is acting as agent on behalf of the holders of Tundra Shares), this Agreement is not intended to confer any rights or remedies upon any person other than the Parties to this Agreement. Parent and Parent SubCo appoints Tundra as the trustee for the applicable directors, officers and employees of Tundra with respect to such individuals specified in Section 7.7 and Tundra accepts such appointment. To the fullest extent permitted by applicable Law, each of Parent and Parent SubCo and Tundra agrees that the stipulations for the benefit of third persons set out in Section 7.7 shall not be revoked, and that acceptance by such third persons of such stipulations shall be deemed to have occurred, without prejudice to their right to accept in any other manner, through the fulfilment of their respective duties and functions with Tundra or its subsidiaries until the end of the business day following the execution of this Agreement, it being an essential condition of this Agreement that the persons intended to be beneficiaries of such stipulations shall be entitled to all the rights and remedies available to them thereunder and under applicable Law.

9.9	Rules of Construction

The Parties to this Agreement waive the application of any applicable Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

9.10	No Liability

No director or officer of Parent or Parent SubCo or any of their subsidiaries shall have any personal liability whatsoever to Tundra under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of Parent or Parent SubCo. No director or officer of Tundra or any of its subsidiaries shall have any personal liability whatsoever to Parent or Parent SubCo under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of Tundra or any of its subsidiaries.

9.11	Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

9.12	Amendments

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, subject to the Interim Order and Final Order and applicable Laws.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Tundra, Parent and Parent SubCo have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TUNDRA SEMICONDUCTOR CORPORATION

By:	/s/ Daniel Hoste
Name: Daniel Hoste
Title: President and Chief Executive Officer

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Ted Tewksbury
Name: Ted Tewksbury
Title: President and Chief Executive Officer

4440471 CANADA INC.

By:	/s/ Ted Tewksbury
Name: Ted Tewksbury
Title: Chief Executive Officer

SCHEDULE A

ARRANGEMENT RESOLUTION

SPECIAL RESOLUTION OF THE SHAREHOLDERS OF

TUNDRA

BE IT RESOLVED THAT:

1. The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) of Tundra (“Tundra”), as more particularly described and set forth in the management information circular (the “Tundra Circular”) of Tundra accompanying the notice of meeting (as the Arrangement may be amended, modified or supplemented in accordance with the arrangement agreement (the “Arrangement Agreement”) dated as of April 30, 2009 between Tundra, Parent and Parent SubCo) is hereby authorized, approved and adopted.

2. The plan of arrangement of Tundra (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”)), the full text of which is set out in an appendix to the Tundra Circular, is hereby authorized, approved and adopted.

3. Tundra be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Tundra Circular).

4. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of the common shares of Tundra or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), the directors of Tundra are hereby authorized and empowered to, without notice to or approval of the shareholders of Tundra, (a) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement, and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

5. Any officer or director of Tundra is hereby authorized and directed for and on behalf of Tundra to execute and deliver for filing with the Director under the CBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

6. Any officer or director of Tundra is hereby authorized and directed for and on behalf of Tundra to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

A-1

SCHEDULE B

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE I

INTERPRETATION

1.1	Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Arrangement Agreement (as defined below) and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“affiliate” has the meaning ascribed thereto in the CBCA;

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.12 of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the written consent of Tundra and Parent SubCo, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated as of April 30, 2009 among Parent, Parent SubCo and Tundra (including the schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Meeting;

“Articles of Arrangement” means the articles of arrangement of Tundra in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall be in a form and content satisfactory to Tundra and Parent SubCo, each acting reasonably;

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Ontario or San Jose, California;

“CBCA” means the Canada Business Corporations Act, as amended;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement;

“Consideration” means $6.25 per Tundra Share, subject to any adjustment in accordance with Section 3.3(2);

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Currency Exchange Rate” means the noon spot rate of exchange on the Effective Date for United States dollars expressed in Canadian dollars as reported by The Bank of Canada or, in the event such spot rate of exchange is not available, such spot rate of exchange on such date for United States dollars expressed in Canadian dollars as may be deemed by Parent to be appropriate for such purpose;

“Depositary” means the depositary mutually agreed and appointed by Parent SubCo and Tundra;

“Director” means the Director appointed pursuant to Section 260 of the CBCA;

“Dissent Rights” has the meaning ascribed thereto in Section 4.1;

“Dissenting Shareholder” means a registered holder of the Tundra Shares who validly dissents in respect of the Arrangement Resolution in compliance with the Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Tundra Shares in respect of which Dissent Rights are validly exercised by such registered holder;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time), or such other time as may be agreed to in writing by Tundra and Parent SubCo, on the Effective Date;

“Exchange” means the Toronto Stock Exchange;

“Exchange Ratio” means an amount, rounded to four (4) decimal places, determined by dividing (i) $6.25 by (ii) the product of the Parent VWAP multiplied by the Currency Exchange Rate;

“Final Order” means the final order of the Court, as contemplated by Section 2.5 of the Arrangement Agreement, approving the Arrangement, as such order may be amended by the Court (with the consent of Tundra and Parent SubCo, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to Tundra and Parent SubCo, each acting reasonably) on appeal;

“Governmental Entity” means any (a) supranational, multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, office, Crown corporation, commission, commissioner, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body, including any tribunal, commission, stock exchange (including the Exchange and NASDAQ), regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and “Governmental Entities” means more than one Governmental Entity;

“holders” means (a) when used with reference to the Tundra Shares, except where the context otherwise requires, the holders of the Tundra Shares, shown from time to time in the register maintained by or on behalf of Tundra in respect of the Tundra Shares, and (b) when used with reference to the Tundra Options or the Tundra RSUs, the holders of Tundra Options or Tundra RSUs, respectively, shown from time to time in the registers or accounts maintained by or on behalf of Tundra in respect of the Tundra Stock Option Plans and the Tundra Restricted Share Unit Plan, as applicable;

“In-The-Money Tundra Option” means each Tundra Option, at the Effective Time, with an exercise price per such In-The-Money Tundra Option less than the Consideration per Tundra Share;

“Interim Order” means the interim order of the Court in a form acceptable to Tundra, Parent and Parent SubCo, each acting reasonably, as contemplated by Section 2.2 of the Arrangement Agreement, providing for, among other things, the calling and holding of the Meeting, as the same may be amended by the Court with the consent of Tundra and Parent SubCo, each acting reasonably;

“IRC” means the United States Internal Revenue Code of 1986, as amended;

“Law” or “Laws” means all federal, national, multinational, provincial, state, municipal, regional and local laws (statutory, common or otherwise), constitutions, treaties, conventions, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, certificates, ordinances, judgments, injunctions, determinations, awards, decrees, legally binding codes or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or licence or other similar requirement enacted, adopted, promulgated or applied by any Governmental Entity or self-regulatory authority (including the Exchange and NASDAQ), and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are binding upon or applicable to such person or its assets;

“Letter of Transmittal” means the letter of transmittal sent by Tundra to holders of Tundra Shares for use in connection with the Arrangement;

“Liens” means any hypothecs, mortgages, liens, charges, security interests, prior claims, pledges, options, rights of first refusal or first offer, covenants, restrictions, encumbrance of any kind and adverse claims;

“NASDAQ” means The NASDAQ Stock Market;

“Out-Of-The-Money Tundra Option” means a Tundra Option that is not an In-The-Money Tundra Option;

“Parent” means Integrated Device Technology, Inc., a corporation existing under the laws of Delaware;

“Parent Shares” means the shares of common stock, par value $0.001 per share, of Parent;

“Parent SubCo” means 4440471 Canada Inc., a corporation existing under the laws of Canada;

“Parent VWAP” means the volume weighted average trading price of the Parent Shares on NASDAQ for the five (5) trading days ending on the third trading day prior to the Effective Date;

“person” includes an individual, firm, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, venture capital fund, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations thereto made in accordance with Section 9.12 of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Tundra and Parent SubCo, each acting reasonably;

“Post-Exchange Option Value” has the meaning ascribed thereto in Section 3.1(5);

“Pre-Exchange Option Value” has the meaning ascribed thereto in Section 3.1(5);

“Replacement Option” has the meaning ascribed thereto in Section 3.1(5);

“Tax Act” means the Income Tax Act (Canada), as amended;

“Tundra” means Tundra, a corporation existing under the laws of Canada;

“Tundra Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, sent to, among others, holders of the Tundra Shares in connection with the Meeting, as amended, supplemented or otherwise modified from time to time;

“Tundra Option” means each outstanding option to purchase Tundra Shares granted under one of the Tundra Stock Option Plans;

“Tundra Restricted Share Unit Plan” means the Tundra Restricted Share Unit Plan (Cash Settled) dated October, 2007, as amended or supplemented;

“Tundra RSU” means each outstanding restricted share unit granted under the Tundra Restricted Share Unit Plan;

“Tundra Shares” means the common shares in the capital of Tundra; and

“Tundra Stock Option Plans” means the Tundra 1995 Plan and the Tundra 2005 Plan, collectively.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, Appendices, subsections, paragraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, Appendix, subsection, paragraph or clause by number or letter or both refer to the Article, Section, Appendix, subsection, paragraph or clause, respectively, bearing that designation in this Plan of Arrangement. The words “hereof,” “herein” and “hereunder” and words of like import used in this Plan of Arrangement shall refer to this Plan of Arrangement as a whole and not to any particular provision of this Plan of Arrangement.

1.3	Rules of Construction

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders. References in this Plan of Arrangement to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

1.4	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in, and all payments provided for herein shall be made in, Canadian currency and “Cdn$” or “$” refers to Canadian dollars.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by a person is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.6	References to Dates, Statutes, etc.

In this Plan of Arrangement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively. In this Plan of Arrangement, references to a particular statute or Law shall be to such statute or Law and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. Any reference in this Plan of Arrangement to a person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns of that person.

1.7	Time

Time shall be of the essence in this Plan of Arrangement. All times expressed herein are Toronto, Ontario time unless otherwise stipulated herein.

ARTICLE II

THE ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on Parent, Parent SubCo, Tundra, all holders and beneficial owners of the Tundra Shares (including those described in Section 4.1), and all holders of Tundra Options and Tundra RSUs, at and after the Effective Time without any further act or formality required on the part of any person, except as expressly provided herein.

ARTICLE III

ARRANGEMENT

3.1	The Arrangement

Commencing at the Effective Time on the Effective Date, each of the events set out below shall occur and shall be deemed to occur in the following order and be effective at the times stated, without any further authorization, act or formality:

(1)	At the Effective Time, Tundra shall accelerate the vesting of each outstanding, unvested In-The-Money Tundra Option in accordance with the terms of the applicable Tundra Stock Option Plan immediately following which each In-The-Money Tundra Option that is outstanding and has not been duly exercised prior to the Effective Time, without any further action on behalf of any holder of such In-The-Money Tundra Option and without any payment except as provided in this Plan of Arrangement, and subject to (for greater certainty) applicable withholdings in accordance with Section 5.3, shall be transferred by the holder thereof to Tundra in consideration for a cash payment by Tundra equal to the product obtained by multiplying the amount by which the Consideration per Tundra Share exceeds the exercise price of such In-The-Money Tundra Option by the number of Tundra Shares underlying each such In-The-Money Tundra Option. Each In-The-Money Tundra Option issued and outstanding immediately prior to the Effective Time shall thereafter be immediately cancelled and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 3.1(1).

(2)

Five minutes following the step contemplated in Section 3.1(1), notwithstanding any contingent vesting provisions to which a Tundra RSU might otherwise have been subject, and without any further action on behalf of any holder of such Tundra RSU and without any payment except as provided in this Plan of Arrangement, Tundra shall accelerate the vesting of each outstanding, unvested

Tundra RSU in accordance with the terms of the Tundra Restricted Share Unit Plan and Tundra shall, subject to (for greater certainty) applicable withholdings in accordance with Section 5.3, deliver to each holder of a Tundra RSU outstanding immediately prior to the Effective Time an amount equal to the Consideration in cash in settlement of each such Tundra RSU. Each Tundra RSU issued and outstanding immediately prior to the Effective Time shall thereafter be immediately cancelled and all Tundra RSU agreements related thereto shall be immediately terminated and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 3.1(2). The Tundra Restricted Share Unit Plan shall be terminated and none of Tundra, Parent, Parent SubCo or any of their affiliates shall have any liabilities or obligations with respect to such plan except pursuant to this
Section 3.1(2).

(3)	Five minutes following the step contemplated in Section 3.1(2), each Tundra Share held by a Dissenting Shareholder immediately prior to the Effective Time shall be deemed to be transferred by the holder thereof, without any act or formality on its part, free and clear of all Liens, to Parent SubCo and Parent SubCo shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article IV hereof, and the name of such holder shall be removed from the register of holders of Tundra Shares and Parent SubCo shall be recorded as the registered holder of the Tundra Shares so transferred and shall be deemed to be the legal and beneficial owner of such Tundra Shares.

(4)	Five minutes following the step contemplated in Section 3.1(2), each Tundra Share (other than those held by a Dissenting Shareholder or Parent SubCo) outstanding immediately prior to the Effective Time shall be transferred by the holder thereof to Parent SubCo and each holder thereof shall be entitled to receive, in exchange therefor and subject to the provisions of Section 3.3 hereof, a cash amount equal to the Consideration, and the names of the holders of such Tundra Shares transferred to Parent SubCo shall be removed from the register of holders of Tundra Shares, and Parent SubCo shall be recorded as the registered holder of the Tundra Shares so transferred and shall be the legal and beneficial owner thereof.

(5)

Five minutes following the steps contemplated in Sections 3.1(3) and (4), each Out-Of-The-Money Tundra Option that is outstanding and that has not been duly exercised prior to the Effective Time, whether or not vested, without any further action on behalf of any holder of such Out-Of-The-Money Tundra Option, shall be exchanged for an option (a “Replacement Option”) to purchase from Parent the number of Parent Shares (rounded down to the nearest whole number of such shares) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the number of Tundra Shares subject to such Out-Of-The-Money Tundra Option immediately prior to the Effective Time, and each holder of such exchanged Out-Of-The-Money Tundra Option shall immediately become a holder of the number of Replacement Options to which such holder is entitled as a result of the exchange, and each such exchanged Out-Of-The-Money Tundra Option shall be immediately cancelled. For each Out-Of-The-Money Tundra Option, such Replacement Option shall provide for an exercise price per Parent Share (rounded up to the nearest whole cent) in United States dollars equal to (i) the quotient obtained by dividing (x) the exercise price per Tundra Share of such Out-Of-The-Money Tundra Option immediately prior to the Effective Time by (y) the Exchange Ratio, divided by (ii) the Currency Exchange Rate.

Except as otherwise set out in this section 3.1(5), each Replacement Option shall be governed by the terms and conditions of the Tundra Stock Option Plan and any stock option agreement pursuant to which such Tundra Option was granted (including, but not limited to, the term to expiry, conditions to and manner of exercising and vesting schedule), with any adjustments deemed to be made thereto as are necessary to ensure consistency with the provisions of this Section 3.1(5).

Notwithstanding the above provisions of this Section 3.1(5),

(i) with respect to any Out-Of-The-Money Tundra Option, if the directors of Parent determine in good faith that the excess of the aggregate fair market value of the Parent Shares subject to the Replacement Option immediately after the issuance of the Replacement Option over the aggregate option exercise price for such shares pursuant to the Replacement Option (such excess, referred to as the “Post-Exchange Option Value”) would otherwise exceed the excess of the aggregate fair market value of the Tundra Shares subject to such Tundra Option immediately before the issuance of the Replacement Option over the aggregate option exercise price for such shares pursuant to such Tundra Option (such excess, referred to as the “Pre-Exchange Option Value”), the previous provisions in this Section 3.1(5) shall be modified, but only to the extent necessary and in a manner that does not otherwise adversely affect the holder of the Replacement Option, so that the Post-Exchange Option Value does not exceed the Pre-Exchange Option Value; and

(ii) with respect only to an Out-Of-The-Money Tundra Option that is held by a resident of the United States, the exercise price and the number of Parent Shares subject to a Replacement Option shall be determined in a manner consistent with the requirements of Section 409A of the IRC; provided, further, that in the case of any such Out-Of-The-Money Tundra Option which was an incentive stock option (as defined in Section 422 of the IRC) immediately prior to the Effective Time, the exercise price, the number of Parent Shares and the terms and conditions of the Replacement Option shall be determined in a manner consistent with the requirements of Section 424(a) of the IRC.

3.2	Transfers Free and Clear

Any transfer of any securities pursuant to the Arrangement shall be free and clear of all Liens.

3.3	Adjustment to Consideration

(1)	Any cash consideration owing to a Tundra Shareholder, a holder of In-The-Money Tundra Options or a holder of Tundra RSUs shall be rounded up to the next whole cent.

(2)	If, on or after April 30, 2009, Tundra declares, sets aside or pays any dividend or other distribution payable in cash, securities, property or otherwise with respect to the Tundra Shares, or sets a record date therefor that is prior to the Effective Date, then the Consideration shall be adjusted to reflect such dividend or other distribution by way of a reduction to the Consideration by an amount equal to the value of such dividend or other distribution.

ARTICLE IV

RIGHTS OF DISSENT

4.1	Rights of Dissent

Registered holders of the Tundra Shares may exercise, pursuant to and in the manner set forth in Section 190 of the CBCA, the right of dissent in connection with the Arrangement, as same may be modified by the Interim Order and this Section 4.1 (“Dissent Rights”); provided that, notwithstanding subsection 190(5) of the CBCA, any registered holder who wishes to dissent must, as a condition precedent thereto, provide written objection to the Arrangement Resolution to Tundra in the form required by section 190 of the CBCA and the Arrangement Agreement, which written objection must be received by Tundra not later than 5:00 p.m. (Toronto time) on the business day which is two business days immediately preceding the Meeting (or any adjournment or postponement thereof), subject to the particular terms of the Interim Order, and must otherwise strictly comply with the requirements of the CBCA. Registered holders of the Tundra Shares who duly and validly exercise such Dissent Rights and who:

(1)	are ultimately entitled to be paid by Parent SubCo the fair value for their Tundra Shares, (i) shall be deemed to have transferred the Tundra Shares held by them and in respect of which Dissent Rights have been duly and validly exercised to Parent SubCo, without any further act or formality, free and clear of all Liens at the time specified in Section 3.1(3), in consideration of a debt claim against Parent SubCo to be paid the fair value of such Tundra Shares and (ii) shall be entitled to be paid by Parent SubCo an amount equal to the fair value of such Tundra Shares, and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such registered holders not exercised their Dissent Rights in respect of such Tundra Shares; or

(2)	are ultimately not entitled, for any reason, to be paid fair value for their Tundra Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Tundra Shares.

4.2	Recognition of Dissenting Shareholders

(1)	In no circumstances shall Parent, Parent SubCo, Tundra or any other person be required to recognize a person exercising Dissent Rights unless such person is the registered holder of those Tundra Shares in respect of which such rights are sought to be exercised.

(2)	In addition to any other restrictions under section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of the Tundra Options, (ii) holders of the Tundra RSUs and (iii) holders of Tundra Shares who vote or have instructed a proxyholder to vote such Tundra Shares in favour of the Arrangement Resolution (but only in respect of such Tundra Shares).

ARTICLE V

CERTIFICATES AND PAYMENTS

5.1	Payment of Consideration

(1)	At or before the Effective Time, (i) Parent SubCo shall deposit or cause to be deposited with the Depositary, for the benefit of and in trust for holders of Tundra Shares, the aggregate amount of cash payable under Sections 3.1(3) and (4) (with the amount per Tundra Share in respect of which Dissent Rights have been exercised being deemed to be equal to the Consideration for this purpose only); (ii) Tundra shall deposit or cause to be deposited with the Depositary, for the benefit of and in trust for holders of In-The-Money Tundra Options, the aggregate money required for payments in respect of the In-The-Money Tundra Options pursuant to Section 3.1(1), and (iii) Tundra shall deposit or cause to be deposited with the Depositary, for the benefit of and in trust for holders of Tundra RSUs, the aggregate money required for the payments in respect of the Tundra RSUs pursuant to Section 3.1(2). All such money shall be cash, denominated in Canadian dollars in same day funds payable at Toronto, Ontario. Such money shall not be used for any purpose except as provided in this Plan of Arrangement.

(2)	Upon the surrender to the Depositary of a certificate which immediately prior to the Effective Time represented outstanding Tundra Shares, together with a duly completed and executed Letter of Transmittal, and such additional documents and instruments as the Depositary may reasonably require, the holder of the Tundra Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor from the Depositary, and the Depositary shall deliver to such holder as soon as possible, a cheque (or other form of immediately available funds) representing the amount of cash such holder is entitled to receive under the Arrangement in accordance with Section 3.1(4) for such Tundra Shares, less any amounts withheld pursuant to Section 5.3.

(3)	As soon as practicable after the Effective Time, the Depositary shall deliver on behalf of Tundra to each holder of In-The-Money-Tundra Options, as reflected on the books and records of Tundra, a cheque (or other form of immediately available funds) for the amount of cash such holder is entitled to receive under the Arrangement in accordance with Section 3.1(1).

(4)	As soon as practicable after the Effective Time, the Depositary shall deliver on behalf of Tundra to each holder of Tundra RSUs, as reflected on the books and records of Tundra, a cheque (or other form of immediately available funds) for the amount of cash such holder is entitled to receive under the Arrangement in accordance with Section 3.1(2).

(5)	Until surrendered as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented Tundra Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender cash in lieu of such certificate as contemplated in Section 3.1(4). Any such certificate formerly representing Tundra Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Tundra Shares of any kind or nature against or in Tundra, Parent or Parent SubCo.

(6)	Any payment made by way of cheque by the Depositary on behalf of Tundra or Parent SubCo or Parent pursuant to the Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the consideration for the Tundra Shares pursuant to the Arrangement shall terminate and be deemed to be surrendered and forfeited to Parent SubCo for no consideration.

(7)	No holder of Tundra Shares, Tundra Options or Tundra RSUs shall be entitled to receive any consideration with respect to such securities other than the consideration to which such holder is entitled to receive in accordance with Article III and this Section 5.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends with a record date prior to the Effective Date. No dividend or other distribution declared or made after the Effective Time with respect to the Tundra Shares with a record date on or after the Effective Date shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Date, represented outstanding Tundra Shares.

5.2	Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Tundra Shares that were transferred pursuant to Section 3.1(4) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom such cash is to be delivered shall, as a condition precedent to the delivery of such cash, give a bond satisfactory to Parent and Parent SubCo and the Depositary

(acting reasonably) in such sum as Parent and Parent SubCo may direct, or otherwise indemnify Parent, Parent SubCo and Tundra in a manner satisfactory to Parent, Parent SubCo and Tundra, acting reasonably, against any claim that may be made against Parent, Parent SubCo or Tundra with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Withholding Rights

Parent, Parent SubCo, Tundra, and the Depositary shall be entitled to deduct and withhold from any amounts payable to any person under this Plan of Arrangement (including, without limitation, any amounts payable pursuant to Sections 3.1 and 5.1), such amounts as Parent, Parent SubCo, Tundra or the Depositary determines, acting reasonably, are required or permitted to be deducted or withheld with respect to such payment under the Tax Act, the IRC or any provision of any other applicable Law. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to such person in respect of which such deduction and withholding were made.

ARTICLE VI

AMENDMENTS

6.1	Amendments to Plan of Arrangement

(1)	Tundra may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be consented to by Parent SubCo in writing, (iii) be filed with the Court and, if made following the Meeting, approved by the Court and (iv) be communicated to the Tundra Shareholders if and as required by the Court.

(2)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Tundra at any time prior to the Meeting (provided that Parent SubCo shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(3)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting shall be effective only if (i) it is consented to in writing by each of Tundra and Parent SubCo (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by Tundra Shareholders voting in the manner directed by the Court.

(4)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Parent SubCo, provided that it concerns a matter which, in the reasonable opinion of Parent SubCo, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Tundra Shares.

ARTICLE VII

FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out herein.

7.2	Paramountcy

From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all rights related to Tundra Shares, Tundra Options and Tundra RSUs issued prior to the Effective Time, (ii) the rights and obligations of the holders of Tundra Shares, Tundra Options and Tundra RSUs and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to Tundra Shares, Tundra Options and Tundra RSUs shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

SCHEDULE C

PRE-CLOSING REORGANIZATION

Tundra agrees to undertake the following steps and transactions (or substantially similar steps and transactions as requested by Parent) prior to the Effective Date:

1.	Tundra will incorporate a new Canadian corporation (“Newco”), as a wholly owned subsidiary and subscribe for 100 common shares for $100.

2.	Together, Tundra and Newco will form a new partnership (“Partnership”).

3.	Tundra will transfer some or all of the Tundra IP to the Partnership in consideration for an additional interest in the Partnership such that, following the transfer, Tundra will have a 99.9999% interest in the Partnership and Newco will have a 0.0001% interest in the Partnership.

4.	An election under subsection 97(2) of the Tax Act shall be made by the appropriate persons and filed by the statutory filing deadline. The election shall be made at “elected amounts” specified by Parent.

5.	Such other steps as reasonably requested by Parent to achieve the objectives of the reorganization.

C-1

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF TUNDRA

(a)	Corporate Existence and Power. Tundra is a corporation duly amalgamated, validly existing and in good standing under the Laws of Canada and has all corporate power and authority to own, lease and operate its properties and assets as now owned and to carry on its business as now being conducted. Tundra is duly registered or otherwise authorized to do business and is in good standing in each jurisdiction in which the character of its properties, whether owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, and has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and to carry on its business as now conducted.

(b)	Corporate Authorization. The execution, delivery and performance by Tundra of this Agreement and the consummation by Tundra of the transactions contemplated hereby are within Tundra’s corporate powers and have been duly authorized by the Tundra Board of Directors and no other corporate proceedings on the part of Tundra are necessary to authorize this Agreement or to authorize the transactions contemplated hereby other than the approval by the Tundra Board of Directors of the Tundra Circular and the approval by the Tundra Shareholders in the manner required by applicable Laws. This Agreement constitutes a valid and binding agreement of Tundra, enforceable against Tundra in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. The Tundra Board of Directors has (i) determined that the Consideration per Tundra Share to be received by the holders of such shares pursuant to the Arrangement is fair and that the Arrangement and the other Transactions are in the best interests of Tundra, (ii) resolved to unanimously recommend (subject to the abstention of Mr. Shlapak on account of him also being a director of Gennum) that the Tundra Shareholders vote in favour of the Arrangement Resolution, and such determinations and resolutions are effective and unamended, and (iii) directed that the Arrangement Resolution be submitted to a vote of Tundra Shareholders at the Meeting. All of the directors of Tundra have advised Tundra that they intend to vote or cause to be voted all Tundra Shares beneficially held by them in favour of the Arrangement Resolution and Tundra shall make a statement to that effect in the Tundra Circular.

(c)	Governmental Authorization. The execution, delivery and performance by Tundra of this Agreement and the consummation by Tundra of the Transactions require no consent, approval or authorization of or any action by or in respect of, or filing, recording, registering or publication with, or notification to any Governmental Entity other than (i) any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Director under the CBCA; (iv) the Regulatory Approvals; (v) compliance with any applicable Securities Laws and rules and policies of the Exchanges; and (vi) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on Tundra’s ability to consummate the Transactions.

(d)	Non-Contravention. The execution, delivery and performance by Tundra of its obligations under this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Arrangement do not and shall not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of amalgamation or by-laws of Tundra or the constating documents of any of its subsidiaries, (ii) assuming compliance with the matters, or obtaining the approvals, referred to in paragraph (c) above, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or any material license, approval, consent or authorization issued by a Governmental Entity held by Tundra or any of its subsidiaries, (iii) require any notice or consent or other action by any person under, contravene, conflict with, violate, breach or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any material right or obligation or the loss of any material benefit to which Tundra or any of its subsidiaries is entitled under, or give rise to any rights of first refusal or trigger any change in control provisions or any restriction under, any provision of any material Contract except as set forth in Section 2 of the Tundra Disclosure Letter or other material instrument binding upon Tundra or any of its subsidiaries or affecting any of their respective material assets, (iv) result in the creation or imposition of any Lien on any asset of Tundra or any of its subsidiaries, or (v) except as set forth in Section 2 of the Tundra Disclosure Letter, result in any payment (including severance, unemployment compensation, golden parachute, change of control, retention, bonus or otherwise) becoming due to any current or former director, officer or Tundra Employee of, or consultant to, Tundra or any of its subsidiaries, or result in any increase or acceleration of contributions, liabilities or benefits, or acceleration of vesting, under any Tundra Plan or restriction imposed on any asset held in connection with a Tundra Plan or otherwise. True and complete copies of the articles of amalgamation and by-laws of Tundra as currently in effect have been made available to Parent SubCo and Tundra has not taken any action to amend or supercede such documents.

(e)

Capitalization. The authorized share capital of Tundra consists of an unlimited number of Tundra Shares. As of the date hereof, there were 19,326,053 Tundra Shares issued and outstanding. Section 3 of the Tundra Disclosure Letter sets forth, as of April 30, 2009, the number of outstanding Tundra Options, the outstanding Tundra RSUs, all holders thereof and the exercise price or reference price or grant value, as applicable, and vested amounts, where applicable, of such Tundra Options and Tundra RSUs, and the number of Tundra Shares remaining reserved for issuance under the Tundra Plans other than required by such outstanding Tundra Options. Except with respect to the Tundra Options and Tundra RSUs set forth in the Tundra Disclosure Letter, there are no options, warrants, conversion privileges, equity-based awards or other rights, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by Tundra of any shares or other securities of Tundra or any of its subsidiaries or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, or whose value is based on or in reference to the value or price of, any shares or other securities of Tundra or any of its subsidiaries. All outstanding Tundra Shares have been duly authorized and validly issued, are fully paid and non-assessable (and no such shares have been issued in violation of any preemptive or similar rights), and all Tundra Shares issuable upon the exercise of rights under the

Tundra Options in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable. All securities of Tundra (including the Tundra Shares and the Tundra Options and all other options, rights or other convertible or exchangeable securities) have been issued in compliance with all applicable Securities Laws and the rules and regulations of the TSX. There are no securities of Tundra or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Tundra Shareholders. No Tundra Shareholder is entitled to any preemptive or other similar right granted by Tundra or any of its subsidiaries. There are no outstanding contractual or other obligations, or offers of Tundra, or any subsidiary, to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of a subsidiary.

(f)	Subsidiaries. Tundra has no subsidiaries other than Quadic Systems, Inc., Silicon Logic Engineering, Inc., Tundra Semiconductor (India) Private Limited, Tundra Semiconductor Inc., Tundra Semiconductor International Ltd., Tundra Semiconductor (UK) Limited, RIOLAB Corporation, 3766446 Canada Inc. and Tundra Acquisition Corporation, Inc. Section 4 of the Tundra Disclosure Letter sets forth the following information with respect to each subsidiary of Tundra: (i) its name; (ii) as of the date hereof, the number, type and principal amount, as applicable, of its outstanding equity securities and a list of registered holders thereof; and (iii) its jurisdiction of organization or governance. Each subsidiary of Tundra is a corporation, limited liability company, partnership, trust or limited partnership, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, as the case may be, and has all corporate, trust or partnership power and authority, as the case may be, to own, lease and operate its properties and assets as now owned and to carry on its business as now being conducted. Each subsidiary is duly registered or otherwise authorized to do business and is in good standing in each jurisdiction in which the character of its properties, whether owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, and has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and to carry-on its business as now conducted. Tundra is, directly or indirectly, the registered and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the subsidiaries, free and clear of any Liens. All of such shares and other equity interests so owned directly or indirectly by Tundra are validly issued, fully paid and non-assessable (and no such shares or other equity interests have been issued in violation of any preemptive or similar rights). All securities of each subsidiary of Tundra have been issued in compliance with all applicable Securities Laws. As of the date hereof, except for the equity interests owned by Tundra or by any subsidiary of Tundra, directly or indirectly, in any subsidiary of Tundra, neither Tundra nor any subsidiary of Tundra owns, beneficially or of record, any equity interest of any kind in any other person.

(g)

Securities Laws Matters. Tundra is a “reporting issuer” and not on the list of reporting issuers in default under applicable Securities Laws in each of the provinces of Canada in which such concept exists and is not in default of any material requirements of any Securities Laws. No delisting, suspension of trading in or cease trading order with respect to any securities of Tundra and, to the knowledge of Tundra, no inquiry or investigation (formal or informal) of any Securities Authority, is pending, in effect or ongoing or threatened or expected to be implemented or undertaken. The documents comprising the Tundra Filings comply as filed or furnished, or shall comply when filed or furnished, in all material respects with the requirements of applicable Securities Laws, and did not at the time filed with or furnished to, and shall not at any time filed with or furnished to, the Securities Authorities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. Tundra has complied, is in compliance, and will comply with applicable Securities Laws and the rules, policies and requirements of the TSX in all material respects. Tundra has timely filed with the Securities Authorities all material forms, reports, schedules, certifications, statements and other documents required to be filed by Tundra with the Securities Authorities since April 30, 2007. Tundra has not filed any confidential material change report with the Securities Authorities which remains confidential.

(h)	Financial Statements. The audited consolidated financial statements and the unaudited consolidated interim financial statements of Tundra (including, in each case, any notes and schedules thereto and the auditors’ report thereon) included in Tundra Filings were prepared or shall be prepared, as applicable, in accordance with GAAP, applied on a consistent basis as in effect on the date of such financial statements (except as may be indicated in the notes thereto), and fairly present, or shall fairly present, as applicable, in all material respects, the consolidated financial position of Tundra and its consolidated subsidiaries as of the dates thereof and their consolidated statements of earnings, shareholders’ equity and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements). Except as set forth in Tundra’s financial statements, neither Tundra nor any of its subsidiaries have any documents creating any material off-balance sheet arrangements. Neither Tundra nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among Tundra or any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving Tundra or any of its subsidiaries in Tundra’s financial statements. Neither Tundra nor any of its subsidiaries, has, directly or indirectly, made or arranged for any extension or maintaining of credit, or renewal of an extension of credit, in the form of a personal loan to or for any director, employee or security holder of or consultant to Tundra or any of its subsidiaries or to any director or employee of or consultant to any such security holder. Tundra is not currently aware of any year-end adjustments that are expected to be material.

(i)	Absence of Certain Changes. Except as disclosed in Section 5 of the Tundra Disclosure Letter, since April 30, 2008, other than the transactions contemplated in this Agreement, the business of Tundra and its subsidiaries has been conducted in the ordinary course consistent with past practices, there has not been a Material Adverse Effect on Tundra, there has been no change in the accounting practices used by Tundra and its subsidiaries, and neither Tundra nor any of its subsidiaries has:

(i)	amended its articles, by-laws or, in the case of any subsidiary which is not a corporation, its similar organizational documents;

(ii)	made any material change in its accounting principles and practices as previously applied including the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

(iii)	declared, paid or set aside for payment any dividend or distribution of any kind in respect of any of its outstanding securities nor made any repayments of capital to any Tundra Shareholder;

(iv)	incurred any material indebtedness for borrowed money or any other material liability or obligation or issued any debt securities or assumed, guaranteed, endorsed or otherwise become responsible for, the obligations of any other person (other than one of its subsidiaries) or made any loans or advances;

(v)	on or prior to the date hereof, transferred, assigned, sold or otherwise disposed of any of its assets, securities, properties, interests or businesses, other than in respect of obsolete, damaged or destroyed assets or sales of inventory, in each case in the ordinary course of business consistent with past practice;

(vi)	materially increased the compensation paid or payable to the Tundra Employees or materially changed the benefits to which such Tundra Employees and former Tundra Employees are entitled under any Tundra Plan or created any new employee benefit plan or materially modified, amended or terminated any existing employee benefit plan for any such employees or promised to do any of the foregoing other than increases or changes made in the ordinary course of business consistent with past practice;

(vii)	redeemed, repurchased, or otherwise acquired or offered to redeem, repurchase or otherwise acquire any of its shares; or

(viii)	entered into or become bound by any Contract for, or made or authorized any capital expenditure, involving, or which may result in, the payment of money by Tundra or any of its subsidiaries of an amount in excess of $250,000, except in the ordinary course of business consistent with past practice or as disclosed in the Tundra Disclosure Letter.

(j)	No Undisclosed Material Liabilities. There are no material liabilities or obligations of Tundra or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed in the Tundra Balance Sheet or the Tundra Filings; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since April 30, 2008; and (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby. The principal amount of all indebtedness of Tundra and its subsidiaries for borrowed money, including capital leases, as of April 30, 2009, is disclosed in Section 6 of the Tundra Disclosure Letter.

(k)	Compliance with Laws. Tundra, each of its subsidiaries and their respective assets are, and since April 30, 2007 has been, in compliance with, and to the knowledge of Tundra is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, except for failures to comply with, investigations related to or violations of applicable Law that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Tundra.

(l)	Regulatory Compliance.

(i)	Tundra and each of its subsidiaries have obtained and are in compliance with all material licences, permits, approvals, certificates, consents, orders, grants, procedures and standards and other authorizations of or from any Governmental Entity that are applicable to or held by it or are otherwise required by Law and are necessary to conduct its businesses as they are now being conducted (collectively, “Tundra Permits”). Except as set forth in Section 7 of the Tundra Disclosure Letter, there has not occurred any violation of, or any default under, or any event giving rise to or potentially giving rise to any right of termination, revocation, adverse modification, non-renewal or cancellation of any Tundra Permit, and no Governmental Entity has provided Tundra or any of its subsidiaries with notice of any of the foregoing.

(ii)	None of Tundra or its subsidiaries has been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by any Governmental Entity, and, to the knowledge of Tundra, there are no Proceedings pending or threatened that reasonably might be expected to result in criminal liability or debarment or disqualification by any Governmental Entity.

(m)	Litigation. There is no Proceeding pending against, or, to the knowledge of Tundra, threatened against or affecting, Tundra or any of its subsidiaries, any of their current or former Tundra Owned Real Property or Tundra Leased Real Property or other properties or assets, nor are there any existing facts or conditions which may reasonably be expected to be a proper basis for any such Proceeding, that, if adversely determined, would have or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Tundra or that could result in the revocation, cancellation or suspension of any of Tundra’s or any of its subsidiaries’ permits or qualifications to do business, except those the revocation, cancellation or suspension of which would not have or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Tundra. Neither Tundra nor any its subsidiaries nor their respective assets or properties is subject to any material outstanding judgment, order, writ, injunction or decree. True and complete copies of all Proceedings have been made available to Parent SubCo.

(n)	Taxes.

(i)	All Returns required by applicable Laws to be filed with or provided to any Taxing Authority by, or on behalf of, Tundra or any of its subsidiaries have been filed when due in accordance with all applicable Laws, and all such Returns are, or shall be at the time of filing, true, correct and complete except for such failures to file that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tundra, any of its subsidiaries, on a consolidated basis, or Parent or Parent SubCo. Complete and accurate copies of Returns and assessments in respect of Tundra and its subsidiaries for the past six taxation years have been made available to Parent SubCo. Tundra and each of its subsidiaries has timely paid to the appropriate Governmental Entity all material Taxes due and payable, other than those Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP on the consolidated balance sheet of Tundra. Tundra and each of its subsidiaries has established in accordance with GAAP an adequate accrual for all material Taxes which are not yet due and payable through the end of the last period for which Tundra or any of its subsidiaries ordinarily record items on their respective books. No deficiencies for any Taxes have been assessed or reassessed with respect to Tundra or any of its subsidiaries and there is no Proceeding now pending or, to Tundra’s knowledge, threatened against or with respect to Tundra or any of its subsidiaries in respect of any Tax or Tax asset. Except as set forth in Section 8 of the Tundra Disclosure Letter, no reassessments or audits of Taxes of Tundra or any of its subsidiaries have been issued and are outstanding and there are no outstanding issues which have been raised and communicated in writing to Tundra or any of its subsidiaries by any Governmental Entity. Neither Tundra nor any of its subsidiaries has executed or filed with any Governmental Entity any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes, and no extension of time in which to file any Return is in effect. Tundra and each of its subsidiaries has maintained and continues to maintain at their places of business all books and records required to be so maintained under applicable Law. No claim has ever been made by a Governmental Entity in a jurisdiction where Tundra or any of its subsidiaries does not file Returns that such person is or may be subject to taxation by such jurisdiction. There are no Tax Liens in respect of any property of Tundra or any of its subsidiaries.

(ii)	Neither Tundra nor any of its subsidiaries is a party to any Tax sharing, Tax allocation or Tax indemnification agreement or similar agreement or has liability for the Taxes of another person as a transferee, successor or guarantor, by contract or otherwise (including by operation of United States Treasury Regulation Section 1.1502-6 or any similar provisions). Neither Tundra nor any of its subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the IRC, or any similar affiliated or consolidated group for Tax purposes.

(iii)	Tundra and its subsidiaries have complied with all requirements relating to the withholding and remittance of any material amounts (including Taxes), including from any payments or amounts owed to any person.

(iv)	All documents on which stamp duty or any other transfer, registration or documentary Taxes or duty is or are chargeable and which are in the possession of Tundra or any of the subsidiaries, or and on which they may seek to rely, have been duly stamped (or, as the case may be, such transfer, registration or documentary Taxes or duty has or have been duly paid).

(v)	No power of attorney has been granted by or with respect to Tundra or any of its subsidiaries with respect to any matter relating to Taxes. Neither Tundra nor any subsidiary has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the IRC. Neither Tundra nor any subsidiary has engaged or participated in any reportable transactions that were required to be disclosed pursuant to United States Treasury Regulation Section 1.6011-4 or any predecessor of United States Treasury Regulation Section 1.6011-4. Tundra has made available to Parent SubCo complete and accurate copies of all audit reports, letter rulings, technical advice memoranda, closing agreements and similar documents issued by a Taxing Authority to Tundra or any of its subsidiaries relating to Taxes. None of the subsidiaries of Tundra that are domestic corporations (within the meaning of Section 7701(a)(30)(C) of the IRC) is or has been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the IRC) during the applicable period specified in Section 897(c)(1)(A)(ii) of the IRC.

(o)	Tundra Plans.

(i)	A complete and accurate copy (or, in the case of an oral arrangement, a written summary of the material terms thereof) of all health, medical, dental, welfare, supplemental unemployment benefit, bonus, profit sharing, stock option, restricted share unit, insurance, incentive, incentive compensation, deferred compensation, change in control, employment, retention, severance, bonus, share purchase, share compensation, fringe benefit, retiree medical, disability, pension, retirement or supplemental retirement plans and each other material employee or director compensation or benefit plan, policy, trust, fund, agreement or arrangement for the benefit of current or former directors of Tundra or any subsidiary, Tundra Employees or former Tundra Employees, which are maintained or sponsored by, contributed to, required to be contributed to, or binding upon Tundra, any subsidiary or any ERISA Affiliate or in respect of which Tundra or any subsidiary has had or has any actual or potential liability (collectively, the “Tundra Plans”) is contained in the Data Room and listed in Section 9 of the Tundra Disclosure Letter. Each Tundra Plan which is intended to be qualified within the meaning of Section 401(a) of the IRC is so qualified and has received a favourable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. No Tundra Plan is subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC and no such plan has been maintained, contributed to or required to be contributed to by Tundra or an ERISA Affiliate within the five year period preceding the date hereof.

(ii)	All of the Tundra Plans are and have been established, administered, registered, funded, invested and qualified in accordance with all applicable Laws, and in accordance with their terms, the terms of the material documents that support such Tundra Plans and the terms of agreements between Tundra or any of its subsidiaries and Tundra Employees and former Tundra Employees who are members of, or beneficiaries under, the Tundra Plans.

(iii)	No Tundra Plan is a “registered pension plan” as defined in subsection 248(1) of the Tax Act.

(iv)	All current obligations of Tundra and any of its subsidiaries regarding the Tundra Plans have been satisfied in all material respects. All contributions, premiums or taxes required to be made or paid by Tundra or its subsidiaries, as applicable, under the terms of each Tundra Plan or by applicable Laws in respect of the Tundra Plans have been made in a timely fashion in accordance with applicable Laws and in accordance with the terms of the applicable Tundra Plan. As of the date hereof, no currently outstanding notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by Tundra or any subsidiary from any applicable Governmental Entity in respect of any Tundra Plan that is a pension or retirement plan.

(v)	To the knowledge of Tundra, no Tundra Plan is subject to any outstanding, anticipated, threatened or pending Proceeding initiated by any Governmental Entity, or by any other person (other than routine claims for benefits) and, to the knowledge of Tundra, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such Proceeding or to affect the registration or qualification of any Tundra Plan required to be registered or qualified.

(vi)	To the knowledge of Tundra, no event has occurred regarding any Tundra Plan that would entitle any person to wind-up or terminate any Tundra Plan, in whole or in part, or which could reasonably be expected to adversely affect the tax status thereof or create a material liability to Tundra or any of its subsidiaries if such Tundra Plan were terminated, in whole or in part.

(vii)	Neither Tundra nor any of its subsidiaries has received any payments of surplus out of any Tundra Plan and any payments, distributions or withdrawals from, or transfers of assets to or from, any Tundra Plan have been made in accordance with the valid terms of such Tundra Plan and all applicable Laws and have occurred with the consent of any applicable Governmental Entity (where required).

(viii)	Any merger or conversion of any Tundra Plan has been carried out in accordance with the valid terms of Tundra Plan and all applicable Laws and has been approved by the applicable Governmental Entities.

(ix)	No Tundra Plan is a “multi-employer pension plan” for purposes of applicable Law.

(x)	There are no unfunded liabilities in respect of any Tundra Plan that is a registered or qualified pension plan (as defined by applicable Law), including going concern unfunded liabilities, solvency differences or wind up deficiencies where applicable.

(xi)	All liabilities of Tundra and its subsidiaries (whether accrued, absolute, contingent or otherwise) related to all Tundra Plans have been fully and accurately disclosed in accordance with GAAP in the applicable Tundra Filings.

(xii)	No amendments have been made to any Tundra Plan and no improvements to any Tundra Plan have been promised.

(xiii)	There exists no liability in connection with any former benefit plan relating to current or former directors of Tundra or any subsidiary or any Tundra Employees or former Tundra Employees or their beneficiaries that has terminated, and all procedures for termination of each such former benefit plan have been properly followed in accordance with the terms of such former benefits plans and applicable Law.

(xiv)	Except as set forth in Section 10 of the Tundra Disclosure Letter, no Tundra Plan exists that, as a result of the negotiation or execution of this Agreement, Tundra Shareholder approval of the Arrangement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in (A) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of Tundra Plans, other than the acceleration of vesting of In-The-Money Tundra Options and Tundra RSUs in accordance with Sections 2.7(1) and 2.7(3), respectively, of this Agreement, (C) limit or restrict the right of Tundra to merge, amend or terminate any of Tundra Plans, (D) cause Tundra to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (E) payments under any of Tundra Plans which would not be deductible under Section 280G of the IRC.

(xv)	Neither Tundra nor any of its subsidiaries has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Tundra Plan. No condition exists that would prevent Tundra or any of its subsidiaries from amending or terminating any Tundra Plan providing health or medical benefits in respect of any active of former employee of Tundra or any of its subsidiaries.

(p)	Tundra Collective Agreements.

(i)	No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any Tundra Employees by way of certification, interim certification, voluntary recognition, designation or successor rights or has applied to have Tundra or any of its subsidiaries declared a related employer or successor employer pursuant to applicable labour legislation. To the knowledge of Tundra, there are no union organizing activities involving Tundra Employees. To the knowledge of Tundra, none of Tundra or any of the subsidiaries has engaged in any unfair labour practices and, no strike, lock-out, work stoppage, or other labour dispute is occurring or has occurred during the past two years. To the knowledge of Tundra, there are no threatened or pending strikes, work stoppages, picketing, lock-outs, hand-billings, boycotts, slowdowns or similar labour related disputes pertaining to Tundra or any of its subsidiaries that might materially affect the value of Tundra or lead to an interruption of operations of any subsidiary at any location. None of Tundra or any of the subsidiaries has engaged in any plant closing or lay-off activities within the past two years that would violate or in any way subject Tundra or any of the subsidiaries to the group termination or lay-off requirements of the applicable provincial employment standards legislation.

(ii)	Neither Tundra nor any of its subsidiaries has recognized any trade union or has any staff association, staff council, works council or other organisation formed for or arrangements having a similar purpose and no notification to any trade union, staff association, staff council, works council or other organisation formed for or in respect of any arrangements having a similar purpose is required by Tundra or any of its subsidiaries for the purpose of consummating the transactions contemplated by this Agreement.

(q)	Employees.

(i)	The Data Room contains a complete list of Tundra Employees each of whom has an annual aggregate compensation in excess of $75,000 per year, including their respective location, hire date, position, salary, benefits, current status (full time or part-time, active or non-active) as well as a list of all former Tundra Employees each of whom had an annual aggregate compensation in excess of $75,000 per year to whom Tundra or any of its subsidiaries currently has any obligations indicating the nature and the value of such obligations.

(ii)	Section 11 of the Tundra Disclosure Letter contains a list, for Tundra and each of its subsidiaries, of the top 10 compensated Tundra Employees engaged by Tundra and each such subsidiary in the year immediately prior to the date hereof. As of the date hereof, no such employee has indicated to Tundra or any such subsidiary that he or she intends to resign, retire or terminate his or her engagement with Tundra or a subsidiary, as the case may be, as a result of the transactions contemplated by this Agreement or otherwise.

(iii)	As of the date hereof, neither Tundra nor any subsidiary thereof is a party to any Proceeding under any applicable Law relating to Tundra Employees or former Tundra Employees nor, to Tundra’s knowledge, is there any factual or legal basis on which any such Proceeding might be commenced.

(iv)	True and complete copies of all written contracts in relation to any current Tundra Employee who is an officer of Tundra or a senior executive of a division of Tundra have been made available in the Data Room. Except as set forth in Section 12 of the Tundra Disclosure Letter, no written contract in relation to any Tundra Employee listed in clause (i) above contains any specific provision in relation to any employee’s entitlements on termination or on a change in control that would be triggered by (A) the transactions contemplated in this Agreement or (B) the transactions contemplated by this Agreement and a termination by employer for any reason.

(v)	Tundra and each subsidiary is operating in material compliance with all occupational health and safety Laws in connection with its business. To the knowledge of Tundra, there are no pending or threatened charges against Tundra or any subsidiary under occupational health and safety Laws relating to its business. There have been no fatal or critical accidents which have occurred in the course of the operation of the business. Tundra and each subsidiary has complied in all respects with any orders, directives, judgments, decrees, injunctions, decisions, rulings, awards or writs of any Governmental Entity issued under occupational health and safety Laws.

(r)

Environmental Matters. No written notice, claim, order, complaint or penalty has been received by Tundra alleging that Tundra or any of its subsidiaries are in violation of, or have any liability or potential liability under, any Environmental Law or Environmental Permit, and there are no Proceedings pending or, to Tundra’s knowledge, threatened against Tundra or any of its subsidiaries alleging a violation of, or any liability or potential liability under, any Environmental Law or Environmental Permit. Tundra and its subsidiaries hold and have held all Environmental Permits necessary for their operations to comply with all Environmental Laws in all material respects. The operations of Tundra and its subsidiaries are and have been in compliance with all required or applicable Environmental Laws and Environmental Permits in all material respects. Neither Tundra nor any of its subsidiaries has caused any Release of a Hazardous Material on, at, from or under any real or immovable property currently or formerly owned, operated or occupied by Tundra or its subsidiaries that is reasonably likely to form the basis of any claim against Tundra or any of its subsidiaries. Neither Tundra nor any of its subsidiaries has, either expressly or by operation of Law, assumed responsibility for or agreed to indemnify or hold harmless any person for any liability or obligation arising under Environmental Law that is reasonably likely to form the basis of any claim against Tundra or any of its subsidiaries. Neither the execution of this Agreement nor consummation of the transactions contemplated by this Agreement shall require any notification to any Governmental Entity or the undertaking of any investigations or remedial actions pursuant to Environmental Law. Tundra has made available to Parent SubCo true and complete copies all material environmental reports, investigations, studies, audits and other environmental documents relating to Tundra, its subsidiaries, their respective operations or any real or immovable property currently or formerly owned, operated or occupied by Tundra or any of its subsidiaries.

(s)	Real Property.

(i)	With respect to the real or immovable property owned by Tundra or its subsidiaries as of the date hereof, all of which is listed in Section 13 of the Tundra Disclosure Letter (the “Tundra Owned Real Property”), (i) Tundra or one of its subsidiaries, as applicable, has valid, good and marketable fee simple title to the Tundra Owned Real Property, free and clear of any Liens except Permitted Liens and (ii) there are no outstanding options or rights of first refusal to purchase the Tundra Owned Real Property, or any portion thereof or interest therein.

(ii)	With respect to the real or immovable property leased, subleased or occupied by Tundra or its subsidiaries as of the date hereof (other than Tundra Owned Real Property), all of which is listed in Section 14 of the Tundra Disclosure Letter (the “Tundra Leased Real Property”), (A) each lease, sublease or occupancy agreement for such property is valid, legally binding, enforceable and in full force and effect unamended by oral or written agreement, true and complete copies of which (including all related amendments, supplements, notices and ancillary agreements) have been made available to Parent SubCo, and each is in good standing and there has not been any breach or default under such lease, sublease or occupancy agreement by any party nor any arrears of rent or other defaults, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration by any party thereunder, nor is there any dispute between Tundra or a subsidiary, as the case may be, and any landlord under any lease, (B) no third party has repudiated or has the right to terminate or repudiate any such lease, sublease or occupancy agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease, sublease or occupancy agreement) or any provision thereof and (C) none of the leases, subleases or occupancy agreements has been assigned by Tundra or any of its subsidiaries in favour of any person. To the knowledge of Tundra, no counterparty to any foregoing lease, sublease or occupancy agreement is in default thereunder.

(iii)	There are no Liens, except Permitted Liens, on the leasehold, subleasehold or occupancy rights of Tundra or any subsidiary with respect to any Tundra Leased Real Property.

(iv)	True and complete copies of: (i) deeds, title insurance policies, certificates of title, title opinions, summaries or memoranda relating to title to the Tundra Owned Real Property, (ii) appraisals, valuations or other information evidencing the cost, assessed value and/or market value of the Tundra Owned Real Property, (iii) any surveys, real property reports, reference plans, aerial photographs and site plans, (iv) any reports, including but not limited to zoning reports prepared by a zoning consultant, or findings relating to building inspections, roof conditions, structural elements, services or other physical condition of the Tundra Improvements and Tundra Owned Real Property, and (v) materials relating to work orders, notices of violation or deficiency notices affecting the Tundra Owned Real Property, in each case within the possession or control of Tundra, have been made available to Parent SubCo.

(v)	All plants, buildings, structures, fixtures, erections and improvements located on, over, under or upon the Tundra Owned Real Property and mechanical, electrical, plumbing, heating and air-conditioning systems relating to the Tundra Owned Real Property, including any of the foregoing under construction (the “Tundra Improvements”) have been constructed in good and workmanlike manner and in compliance with all Laws, are in good condition, repair and proper working order, having regard to their use and age, are suitable and adequate for the purposes for which they have been designed, and such assets have been properly and regularly maintained.

(vi)	The Tundra Improvements have not been insulated with any Hazardous Material, and the Tundra Owned Real Property does not contain and Hazardous Material.

(vii)	Neither Tundra nor its subsidiaries has received any notification of and has no knowledge of, any outstanding or incomplete work orders, deficiency notices or other non-compliance with Laws relating to the Tundra Owned Real Property.

(viii)	The current uses of the Tundra Owned Real Property are permitted under current zoning and land use regulations and Laws. No notice or violation of any Law or any covenant, restriction or easement affecting the Tundra Owned Real Property or any part of it or with respect to the use or occupancy of the Tundra Owned Real Property or any part of it has been given by any Governmental Entity having jurisdiction over the Tundra Owned Real Property or by any other person entitled to enforce the same.

(ix)	No Tundra Improvements encroach on real property not forming part of the Tundra Owned Real Property or any registered or unregistered easement or right of way affecting the Tundra Owned Real Property, and no buildings, structures or other improvements on adjoining lands encroach upon the Tundra Owned Real Property.

(x)	Tundra has no knowledge of any expropriation or condemnation or similar proceeding pending or threatened against the Tundra Owned Real Property or any part of the Tundra Owned Real Property.

(xi)	All accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any Tundra Improvements have been fully paid and, except for Permitted Liens, no one is entitled to claim a lien under the Construction Lien Act (Ontario) or other similar legislation for such work performed by or on behalf of Tundra or its subsidiaries.

(xii)	The Tundra Owned Real Property is fully serviced (including, but not limited to, water, storm and sanitary sewer and electrical service) to a level sufficient to permit the operation of the business currently carried on by Tundra and its subsidiaries.

(xiii)	All utilities required for the operation of business in the ordinary course of business from the Tundra Owned Real Property connect into the Tundra Owned Real Property through adjoining public highways or, if they pass through adjoining private land, do so in accordance with valid registered easements and are sufficient for the operation of the Tundra Owned Real Property for purposes of the business. There is nothing owing by Tundra or any subsidiary in respect of the supply to or the use by it of water, gas, electrical power or energy, steam or hot water or other utilities (except for the payment dates of which have not yet passed).

(xiv)	All Taxes with respect to the Tundra Owned Real Property that are due have been paid in full, and there are no local improvement charges or special levies outstanding in respect of the Tundra Owned Real Property and neither Tundra or its subsidiaries have has received any notice of proposed local improvement charges or special levies.

(xv)	No part of the Tundra Owned Real Property has been designated or is threatened to be designated pursuant to any Laws: i) as an historical site or building, or ii) for regulation by any conservation authority. No part of the Tundra Owned Real Property is used, nor has it ever been used, as a cemetery.

(xvi)	The Tundra Improvements on the Tundra Owned Real Property do no contravene any of the height requirements of any of the regulations under the Aeronautics Act (Canada).

(xvii)	Each parcel of the Tundra Owned Real Property has full and free legally enforceable access to and from public highways, which access is sufficient for the purposes of the operation of the business in the ordinary course of business and neither Tundra nor any subsidiary has knowledge of any fact or condition that would result in the interruption or termination of such access.

(xviii)	The current uses of the Tundra Leased Real Property comply in all material respects with applicable Law.

(t)

Personal Property. With respect to all personal or movable property owned by Tundra or its subsidiaries (the “Tundra Owned Personal Property”), (i) Tundra or one of its subsidiaries, as applicable, has good and valid title to the Tundra Owned Personal Property, free and clear of any Liens other than Permitted Liens, and (ii) there are no outstanding options or rights of first refusal to purchase the Tundra Owned Personal Property, or any portion thereof or interest therein, and (iii) the Tundra Owned Personal

Property and the current use thereof comply with applicable Law. With respect to the personal or movable property leased or subleased by Tundra or its subsidiaries (the “Tundra Leased Personal Property”), (A) the lease or sublease agreement for such property is valid, legally binding, enforceable and in full force and effect, true and complete copies of which, if material (including all related amendments, supplements, notices and ancillary agreements), have been made available by Tundra to Parent SubCo, and none of Tundra or any of its subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by Tundra or any of its subsidiaries or permit termination, modification or acceleration by any third party thereunder, (B) no third party has repudiated or has the right to terminate or repudiate any such lease or sublease agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) or any provision thereof, and (C) none of the leases or subleases agreements has been assigned by Tundra or any of its subsidiaries in favour of any person, except in each case, for such invalidity, failures to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations, repudiations and rights to terminate or repudiate or assign that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Tundra. To the knowledge of Tundra, no counterparty to any foregoing lease or sublease agreement is in material default thereunder. There are no Liens, other than Permitted Liens, on the leasehold or subleasehold of Tundra or any subsidiary to any Tundra Leased Personal Property. Collectively, the Tundra Owned Personal Property and the Tundra Leased Personal Property are sufficient to permit the continued operation of the business carried on by Tundra and its subsidiaries in substantially the same manner as conducted in the year ended on the date hereof. All such tangible assets are in generally good repair and operational and usable consistent with past practice, subject to normal wear and tear, except for such assets whose failure to be in such condition would not individually or in the aggregate, have a Material Adverse Effect on Tundra.

(u)	Intellectual Property.

(i)	Section 15 of the Tundra Disclosure Letter contains a complete and accurate list of the following Owned Tundra IP: (A) all Domain Names, (B) all registered Trademarks and material unregistered Trademarks; (C) all Patents; and (D) all registered Copyrights, in each case listing, as applicable, (1) the name of the applicant/registrant and current owner, (2) the jurisdiction of the application/registration and (3) the application or registration number.

(ii)	To the knowledge of Tundra, except as disclosed in Section 16 of the Tundra Disclosure Letter, none of the Owned Tundra IP is invalid or unenforceable.

(iii)	To the knowledge of Tundra, in each case in which Tundra or any of its subsidiaries has acquired ownership of any registered Trademarks, registered Copyrights or Patents included in the Owned Tundra IP from another person, Tundra or its appropriate subsidiary has taken reasonable steps to record or to have recorded such acquisition with the Canadian Intellectual Property Office, the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdictions.

(iv)	Section 17 of the Tundra Disclosure Letter contains a complete and accurate list of all material Contracts (A) under which Tundra or any of its subsidiaries uses or has the right to use any Licensed Tundra IP, other than licenses and related services agreements for generally commercially available software (B) under which Tundra or any of its subsidiaries has licensed to any other person the right to use or agreed to transfer to any other person any of the Tundra IP, other than customer licenses and other agreements entered into in the ordinary course of business consistent with past practice, or (C) which grant, or which may require Tundra or any of its subsidiaries to grant, to others the right, whether contingent or otherwise, to use or access any Tundra Source Code or which creates or governs any source code escrow arrangement (such Contracts referred to in the foregoing clauses (A) and (B) being referred to herein as the “Tundra IP Agreements”). Except as set forth in Section 17 of the Tundra Disclosure Letter, neither Tundra nor any of its subsidiaries has granted to any other person any exclusive license or other exclusive rights under any Tundra IP that is still in effect. A true and complete copy of each such Tundra IP Agreement has been made available to Parent SubCo. To the knowledge of Tundra, (i) no third parties to the Tundra IP Agreements are in material breach thereof and (ii) there are no material pending disputes regarding the scope of such Tundra IP Agreements, performance under the Tundra IP Agreements, or with respect to payments made or received under such Tundra IP Agreements. To the knowledge of Tundra, all Tundra IP Agreements are binding and are in full force and effect.

(v)	The Owned Tundra IP, together with the Licensed Tundra IP, is sufficient for the conduct of the business of Tundra and its subsidiaries as currently conducted.

(vi)	Tundra and its subsidiaries own all right, title and interest in the Owned Tundra IP, free and clear of all Liens other than (A) encumbrances, restrictions or other obligations arising under any of the Tundra IP Agreements and (B) non-exclusive licenses granted by Tundra and its subsidiaries in the ordinary course of business consistent with past practice.

(vii)	Tundra and each of its subsidiaries have taken reasonable steps to protect and preserve the confidentiality of the trade secrets that comprise any part of the Tundra IP and, to the knowledge of Tundra, there has been no unauthorized use, disclosure or infringement of any such trade secrets by any person. Tundra and its subsidiaries have a policy requiring all employees, consultants and contractors to execute confidentiality and invention assignment agreements substantially in Tundra’s standard form made available to Parent SubCo. Tundra and its subsidiaries have obtained from all persons (including employees, consultants and contractors) who have created any material portion of, or otherwise who would have any material rights in or to, the Owned Tundra IP written assignments of any such work, invention, improvement or other rights in favour of Tundra and its subsidiaries.

(viii)	To the knowledge of Tundra, none of the products or services of Tundra or any of its subsidiaries nor any other aspect of the conduct of Tundra’s or its subsidiaries’ respective businesses has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property Rights of any third party. To the knowledge of Tundra, no third party is infringing upon in any material respect any Owned Tundra IP.

(ix)	Except as disclosed in Section 18 of the Tundra Disclosure Letter, to the knowledge of Tundra, no person other than Tundra is using any Trademarks that are part of Owned Tundra IP in Canada without a licence.

(x)	There is no suit, claim, action, investigation or proceeding made, conducted or brought by any third party that has been served upon or, to the knowledge of Tundra, filed or threatened with respect to, and Tundra has not been notified in writing of, any alleged infringement or other violation in any material respect by Tundra or any of its subsidiaries of any Intellectual Property Rights of any third party. To the knowledge of Tundra, there is no pending claim or claim threatened in writing challenging the validity or enforceability of, or contesting Tundra’s or any of its subsidiaries’ ownership of or other rights with respect to any of the Tundra IP. Tundra and its subsidiaries are not subject to any order of any Governmental Entity that restricts or impairs the use of any Tundra IP.

(xi)	Assuming that the consents disclosed in Section 19 of the Tundra Disclosure Letter have been obtained, the execution and delivery of this Agreement and the consummation of the Transactions will not result in any right of termination or cancellation under any Tundra IP Agreement or any loss of rights in or to any Tundra IP that is material to the business of Tundra and its subsidiaries as currently conducted.

(xii)	Assuming that the consents disclosed in Section 20 of the Tundra Disclosure Letter have been obtained, the execution and delivery of this Agreement and the consummation of the Transactions will not result in, after consummation of the Transactions, Parent or any of its subsidiaries being required, under the terms of any agreement to which Tundra or any of its subsidiaries is a party, to grant any third party any license or other rights in or to any of Parent’s or any of its subsidiaries’ Intellectual Property Rights.

(xiii)	To the knowledge of Tundra, no Tundra product (including any Tundra product currently under development) contains or is distributed with any code, the inclusion of which would require Tundra to make any portion of the Tundra Source Code for any Tundra product publicly available.

(xiv)	To the knowledge of Tundra, no condition has occurred that would be sufficient to entitle the beneficiary under any source code escrow arrangement to require release of any Tundra Source Code. To the knowledge of Tundra and assuming that the consents disclosed in Section 21 of the Tundra Disclosure Letter have been obtained, the consummation of the Transactions will not constitute a condition sufficient to entitle the beneficiary under any source code escrow arrangement to require release of any Tundra Source Code for any current Tundra product.

(xv)	Except as disclosed in Section 22 of the Tundra Disclosure Letter, Tundra has neither sought, applied for nor received any support, funding, resources or assistance from any Governmental Entity in connection with the Owned Tundra IP that would encumber, restrict or otherwise impair the use of such Intellectual Property. Tundra has fulfilled all of its obligations under the Contribution Agreement between Technology Partnerships Canada and Tundra.

(xvi)	Tundra’s and its subsidiaries’ collection and dissemination of personal customer information in connection with their respective businesses has been conducted in all material respects in accordance with applicable privacy policies published or otherwise adopted by Tundra and its subsidiaries and any applicable Laws.

(v)	Computer Systems.

(i)	The Computer Systems adequately meet the data processing and other computing needs of the operations of Tundra as presently conducted. The Computer Systems function, operate, process and compute in accordance with all applicable Laws, industry standards and trade practices.

(ii)	Tundra has measures in place, consistent with current industry standards and practices, to ensure that the Computer Systems contain appropriate virus protection and security measures to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to, system programs and data files comprised by the Computer Systems. Tundra has and maintains an accurate and confidential listing of all applicable accounts, passwords, encryption algorithms and programs or other access keys required to ensure secure and proper access by Tundra and its Employees to the system programs and data files comprised by the Computer Systems. The data processing and data storage facilities used by Tundra in connection with the operation of the business are adequately and properly protected consistent with current industry standards and practices.

(iii)	Tundra has and maintains back-up systems and disaster recovery and business continuity plans to adequately and properly ensure the continuing availability of the functionality provided by the Computer Systems in the event of any malfunction of, or other form of disaster affecting, the Computer Systems.

(iv)	Tundra is, or at the Effective Date will be, (a) in possession of the object code and user manuals for all Application Software (other than off-the-shelf application software) which is used in the business and which is material to the business of Tundra and its subsidiaries as currently conducted (the “Application Software”); and (b) either in the possession of or a beneficiary under a source code escrow agreement to the source code and all documentation required for effective use of the Application Software. To the knowledge of Tundra, Tundra has made available to Parent SubCo, true, correct and complete copies of any source code escrow agreements relating to the Application Software.

(w)	Products and Services.

(i)	The products sold by Tundra conform in all material respects with the capabilities and performance levels described in the manuals, documentation, technical literature, product or component specifications or design documentation related to each such respective product or device.

(ii)	The products produced by Tundra have been manufactured in accordance with, and meet in all material respects all requirements of, applicable Law in all material respects and meet the specifications in all Contracts with customers of Tundra relating to the sale of such products. All services provided by Tundra to its customers have been provided in all material respects in accordance with applicable Law and the terms of all Contracts relating thereto. Tundra is not in breach in any material respect of the terms of any Contract relating to the supply of products or services or any instrument ancillary thereto.

(iii)	Tundra is not aware of any fact, circumstance or occurrence which would render any of the information regarding new product development made available to Parent SubCo inaccurate in any material respect; all of such information was prepared with due care.

(iv)	There are no currently pending or, to Tundra’s knowledge, threatened warranty claims with respect to any Tundra product. Section 23 of the Tundra Disclosure Letter contains copies of the terms of Tundra’s and its subsidiaries’ current forms of standard product warranties. Except as set forth in the Tundra Material Contracts and as set forth in Section 23 of the Tundra Disclosure Letter, Tundra and its subsidiaries have made no express warranties with respect to any Tundra products other than such standard product warranties. There are no written notices by any Governmental Entity or any product testing laboratory stating that any product of Tundra and its subsidiaries is unsafe or fails to meet any standards promulgated by such Governmental Entity or testing laboratory.

(v)	There are no currently pending or, to Tundra’s knowledge, threatened warranty or other claims with respect to services provided by Tundra or any of its subsidiaries to any person.

(vi)	Tundra is not aware of any fact, circumstance or occurrence which would reasonably be expected to have a material adverse effect upon the timeframes or budgets relating to its new product development made available to Parent SubCo prior to the date hereof.

(x)	Material Contracts. Section 24 of the Tundra Disclosure Letter sets forth a complete and accurate list of all Tundra Material Contracts as of the date hereof. Tundra has made available to Parent SubCo true and complete copies of all such Tundra Material Contracts. Neither Tundra nor any of its subsidiaries is in breach or violation of or default (in each case, with or without notice or lapse of time or both) under the terms of any Tundra Material Contract. As of the date hereof, to the knowledge of Tundra, no other party to any Tundra Material Contract is in material breach of, violation of, or default under the terms of, or has threatened to terminate, any such Tundra Material Contract, and to the knowledge of Tundra, there exists no state of facts which after notice or lapse of time or both would constitute a default, violation or breach of any such Tundra Material Contract. Each Tundra Material Contract is a valid and binding obligation of Tundra or its subsidiary that is a party thereto and is in full force and effect in accordance with its terms. Except as set forth in Section 24 of the Tundra Disclosure Letter, no Tundra Material Contract: (a) would be violated, contravened or breached by, or under which a default would occur; (b) requires any consent or prior approval be obtained from any person (including consents relating to the change of control of Tundra and its subsidiaries) or notice (prior to or following the Effective Time); or (c) would terminate; in each case, upon the execution of this Agreement or the completion of the Transactions. No state of facts exists in relation to borrowings or financial indebtedness of Tundra or any subsidiary of Tundra that (i) would constitute a default or an event of default (or a matter that with the giving of notice, the passage of time or the fulfillment of any other condition would result in the occurrence of a default or an event of default) under any such borrowings or financial indebtedness, (ii) has resulted in any such borrowings or financial indebtedness becoming due and payable, or being capable of being declared due and payable, prior to its stated maturity date, (iii) has resulted in any party to any Contract with respect to any such borrowings or financial indebtedness having a right to terminate, cancel or suspend its commitment or any of its obligations under any such Contract or (iv) has resulted in any Lien securing any such borrowings or financial indebtedness becoming, or being capable of becoming, enforceable.

(y)	Insurance.

(i)	Each of Tundra and its subsidiaries is, and has been continuously since April 30, 2007, insured by reputable and financially responsible third party insurers in respect of the operations and assets of Tundra and its subsidiaries with policies issued. The third party insurance policies of Tundra and its subsidiaries are in full force and effect in accordance with their terms and Tundra and its subsidiaries are not in material default under the terms of any such policy. Tundra has made available to Parent SubCo a complete and accurate copy of each such policy. As of the date hereof, Tundra has no knowledge of threatened termination of, or material premium increase with respect to, any of such policies.

(ii)	Each of Tundra and its subsidiaries maintains a sufficient level of insurance to comply with (A) each of the Tundra Permits applicable to it and (B) the terms and conditions of each of the Tundra Material Contracts.

(iii)	Tundra has made available to Parent SubCo a complete and accurate claims history for Tundra during the past two years, including with respect to insurance obtained but not currently maintained, together with a statement of the aggregate amount of claims paid out, and claims pending. Tundra has made available true, correct and complete copies of all such policies, bonds or binders in effect on the date hereof (including copies of all written amendments, supplements and other modifications thereto or waivers of rights thereunder).

(iv)	There is no claim pending under any insurance policy that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims. All Proceedings covered by any of the insurance policies has been properly reported to and accepted by the applicable insurer.

(z)	Non-Arms Length Transactions. Section 25 of the Tundra Disclosure Letter sets forth all Contracts with, and all advances, loans, guarantees, liabilities or other obligations to or on behalf of any shareholder, officer or director of Tundra, or any officer or director of its subsidiaries or any other person not dealing at arm’s length to Tundra or any of its subsidiaries (within the meaning of the Tax Act). There are no contracts, agreements, arrangements, understandings, commitments or other transactions currently in place between Tundra or any of its subsidiaries, on the one hand, and (i) any officer or director of Tundra or any of its subsidiaries, (ii) any holder of record or beneficial owner of the Tundra Shares, or (iii) any affiliate, associate or other person not dealing at arm’s length with any such senior officer, director, holder of record, or beneficial owner, on the other hand, that have not been disclosed and are otherwise required to be disclosed in Tundra’s financial statements or otherwise publicly disclosed pursuant to applicable Securities Laws.

(aa)	Opinion of Financial Advisors. The Tundra Board of Directors has received the opinion, dated April 25, 2009, of Citigroup Global Markets Inc. to the effect that, as of the date of the opinion, the Consideration per Tundra Share to be received by the holders of such shares is fair from a financial point of view. A true and complete copy of each of the opinion and the engagement letter between Tundra and Citigroup Global Markets Inc. has been provided to Parent SubCo.

(bb)	Books and Records. The financial books, records and accounts of Tundra and its subsidiaries (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Tundra and its subsidiaries and (iii) accurately and fairly reflect the basis for the Tundra financial statements. Tundra’s and its subsidiaries’ corporate records and minute books have been maintained in compliance in all material respects with applicable Laws and are complete and accurate in all material respects.

(cc)	Finders’ Fees. Except for Citigroup Global Markets Inc., there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from Tundra or any of its subsidiaries in connection with the transactions contemplated by this Agreement. Section 26 of the Tundra Disclosure Letter states all fees paid and to be paid to Citigroup Global Markets Inc. under the terms of any agreement with Citigroup Global Markets Inc.

(dd)	Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Tundra or any of its subsidiaries that has or could have the effect of prohibiting, restricting or impairing any business practices of Tundra or any subsidiary.

(ee)	Disclosure/Internal Controls. Tundra has implemented disclosure controls and procedures and internal control over financial reporting, as those terms are defined in National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings. The disclosure controls and procedures have been designed to provide reasonable assurance that (i) material information relating to Tundra, including its subsidiaries, is made known to Tundra’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and (ii) information required by Tundra in its annual filings, interim filings or other reports filed or submitted by it under Securities Law is recorded, processed, summarized and reported within the time periods specified in Securities Laws. The internal control and procedures have been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Tundra’s Chief Executive Officer and its Chief Financial Officer have disclosed to Tundra’s auditors (i) all significant deficiencies in the design or operation of the internal controls that are reasonably likely to adversely affect Tundra’s ability to record, process, summarize and report financial data and have identified for Tundra’s auditors any material weakness in internal controls, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Tundra’s internal controls. Tundra is not aware of any fraud, whether or not material, that involves management or other Tundra Employees who have a significant role in Tundra’s internal control over financial reporting.

(ff)	Shareholder Rights Plan. Tundra does not have in place, and the Tundra Shareholders have not adopted or approved, any shareholder rights plan or a similar plan giving rights to acquire additional Tundra Shares upon execution or performance of the obligations under this Agreement.

(gg)	[reserved].

(hh)	Corrupt Practices Legislation. There have been no actions taken by, or to the knowledge of Tundra, on behalf of Tundra or its subsidiaries that would cause Tundra to be in violation of the Foreign Corrupt Practices Act of the United States or the Corruption of Foreign Public Officials Act (Canada).

(ii)	United States Securities Laws. The Tundra Shares are held of record (within the meaning of Rule 12g5-1 under the 1934 Act) by fewer than 500 persons; or the Tundra Shares are held by fewer than 300 holders resident in the United States (calculated as required by Rule 12g3-2(a)); or Tundra has complied with the requirements of Rule 12g3-2(b) under the 1934 Act.

(jj)	Voting Requirements. The affirmative vote at the Meeting or any adjournment or postponement thereof of two-thirds of the votes cast on the Arrangement Resolution by the Tundra Shareholders present in person or represented by proxy at the Meeting, voting as a single class, is the only vote of the Tundra Shareholders necessary to approve or adopt the Arrangement or to consummate the Arrangement and the Transactions.

(kk)	No Collateral Benefit. To the knowledge of Tundra, no related party of Tundra (within the meaning of MI 61-101) will receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the Transactions; and no minority approval (within the meaning of such instrument) and no formal valuation (within the meaning of such instrument) is required under such instrument in connection with the Arrangement or any other Transaction.

(ll)	Confidentiality and Standstill Agreements. Tundra has made available to Parent SubCo true and complete copies, except for information which would identify any counterparty thereto, of (i) any agreement which is still in force and effect pursuant to which it has agreed to provide to any person other than Parent and Parent SubCo access to information in respect of Tundra and/or any of its subsidiaries in the context of any direct or indirect acquisition or purchase of Tundra (though any form of share or asset purchase) and such person has agreed to keep the information confidential and (ii) any agreement which is still in force and effect containing a “standstill” provision in respect of the acquisition of Tundra Shares or the acquisition by Tundra of the shares of another person.

(mm)	Disclosure. Tundra has not failed to disclose to Parent SubCo any fact or information which would be material to a purchaser of Tundra.

(nn)	Termination of Gennum Agreement. Concurrently with the execution of this Agreement, Tundra has validly terminated the arrangement agreement dated March 19, 2009 and as amended April 16, 2009 between Tundra and Gennum in accordance with its terms.

(oo)	Investment Canada Act. The value of the assets of Tundra and its subsidiaries, calculated in the manner prescribed by the Investment Canada Act (Canada), is less than $312 million and none of Tundra or any of its subsidiaries is a cultural business (as such term is defined in the Investment Canada Act).

(pp)	Competition Act. Tundra together with its affiliates (as defined in the Competition Act (Canada)) do not have assets in Canada that exceed CDN $150 million or annual gross revenues from sales in, from and into Canada that exceed $75 million, in either case, as determined pursuant to section 109 of the Competition Act (Canada).

SCHEDULE E

REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT SUBCO

(a)	Corporate Existence and Power. Each of Parent and Parent SubCo is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Parent owns, directly or indirectly, all of the outstanding securities of Parent SubCo. Since the date of its incorporation, Parent SubCo has not engaged in any activities other than in connection with or as contemplated by this Agreement.

(b)	Corporate Authorization. The execution, delivery and performance by each of Parent and Parent SubCo of this Agreement and the consummation by each of Parent and Parent SubCo of the transactions contemplated hereby are within the corporate powers of Parent and Parent SubCo, respectively, and have been duly authorized by the Parent Board of Directors and the Parent SubCo Board of Directors, as applicable, and no other corporate proceedings on the part of Parent or Parent SubCo are necessary to authorize this Agreement or shall be necessary at the Effective Time to authorize the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of Parent and Parent SubCo, enforceable against Parent and Parent SubCo in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)	Governmental Authorization. The execution, delivery and performance by Parent and Parent SubCo of this Agreement and the consummation by Parent and Parent SubCo of the Transactions require no consent, approval or authorization of or any action by or in respect of, or filing, recording, registering or publication with, or notification to any Governmental Entity other than (i) any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Director under the CBCA; (iv) the Regulatory Approvals; (v) compliance with any applicable Securities Laws and rules and policies of the Exchanges; and (vi) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Parent SubCo’s ability to consummate the Transactions.

(d)	Non-Contravention. The execution, delivery and performance by Parent and Parent SubCo of its obligations under this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Arrangement do not and shall not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of Parent or the constating documents of any of its subsidiaries (including Parent SubCo); or (ii) assuming compliance with the matters, or obtaining the approvals, referred to in paragraph (c) above, contravene, conflict with or result in a violation or breach of any material provision of any applicable Law.

(e)	Litigation. There is no Proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent or any of its subsidiaries or any of their property or assets, nor are there any existing facts or conditions which would reasonably be expected to be a proper basis for any such Proceeding, that, if adversely determined, would have or would be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Parent SubCo’s ability to consummate the Transactions.

E-1

(l)	Cash on Hand. Parent has sufficient cash on hand to cause Parent SubCo to pay the aggregate Consideration to be paid pursuant to the Arrangement and any other amounts required to be paid by Parent SubCo in connection with the consummation of the Transactions and to pay all related fees and expenses.

(m)	Tundra Shares. To the knowledge of Parent, neither Parent nor any of its subsidiaries nor any “joint actor” (within the meaning of MI 61-101) therewith owns or exercises control or direction over any Tundra Shares.

(n)	Investment Canada Act. Parent is a WTO investor within the meaning of the Investment Canada Act.

(o)	Competition Act (Canada). Parent together with its affiliates (as defined in the Competition Act (Canada)) do not have assets in Canada that exceed CDN $250 million or annual gross revenues from sales in, from and into Canada that exceed CDN $325 million, in either case, as determined pursuant to section 109 of the Competition Act (Canada).

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SCHEDULE F

FORM OF VOTING SUPPORT AGREEMENT

VOTING AND LOCK-UP AGREEMENT

THIS AGREEMENT is made April 30, 2009

BETWEEN:

The senior management and directors of TUNDRA SEMICONDUCTOR CORPORATION listed on Schedule A (each, a “Stakeholder” and collectively, the “Stakeholders”)

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INTEGRATED DEVICE TECHNOLOGY, INC., a corporation incorporated under the laws of Delaware (“Parent”)

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4440471 CANADA INC., a corporation incorporated under the laws of Canada (“Parent SubCo”)

RECITALS:

A.	Parent, Parent SubCo, and Tundra intend to enter into a business combination transaction by way of an arrangement (the “Transactions”) pursuant to an arrangement agreement dated the date hereof (the “Arrangement Agreement”).

B.	As an inducement to Parent and Parent SubCo’s willingness to enter into the Arrangement Agreement, each Stakeholder undertakes to take certain actions and do certain things to support the Transactions as set out in this voting and lock-up agreement (the “Agreement”).

C.	Each Stakeholder is the registered and/or direct or indirect beneficial owner of the number of issued and outstanding Tundra Shares set forth on Schedule A.

D.	Each Stakeholder is the holder of the number of Tundra Options set forth on Schedule A to purchase Tundra Shares granted under one of the Tundra Stock Option Plans.

E.	The terms of the Transactions are summarized in the Arrangement Agreement, the form of which is set forth on Schedule B. Capitalized terms used herein, and the terms “affiliate,” “person” and “business day,” and not otherwise defined have the meanings set forth in the Arrangement Agreement, unless the context indicates otherwise.

THEREFORE, in consideration of the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Stakeholder and Parent and Parent SubCo agree as follows:

ARTICLE 1

REPRESENTATIONS AND WARRANTIES

1.1	Stakeholder Representations

Each Stakeholder represents and warrants to Parent and Parent SubCo in respect of such Stakeholder only and not any other Stakeholder (and acknowledges that Parent and Parent SubCo are relying upon such representations and warranties in completing the Transactions) as follows:

(a)	that the common shares in the capital of Tundra and the options to acquire common shares in the capital of Tundra set forth opposite such Stakeholder’s name on Schedule A to this Agreement (the “Shares” and the “Options,” respectively) represent all securities or rights to acquire securities of Tundra held of record or beneficially owned by such Stakeholder, or over which such Shareholder has any voting power or dispositive power or other control or direction. In respect of such Shares and Options, such Stakeholder is the sole legal and sole beneficial owner, directly or indirectly, has sole voting power over, sole power of disposition of, sole control and sole direction over, and sole power to agree to all of the matters set forth in this Agreement. Such Stakeholder has good and marketable title to such Stakeholder’s Shares and Options, free and clear of any and all liens, pledges, mortgages, charges, restrictions, security interests, encumbrances, adverse claims and demands or rights of others of any nature or kind. Other than the Shares and the Options set out on Schedule A, no other securities of Tundra or rights to acquire securities of Tundra are beneficially owned, held of record or controlled or directed, directly or indirectly, by such Stakeholder;

(b)	such Stakeholder has the legal capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Stakeholder (and if such Stakeholder is a corporation, duly authorized by all necessary corporate actions), and assuming the due authorization, execution and delivery by each of Parent and Parent SubCo, this Agreement constitutes the legal, valid and binding obligation of such Stakeholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and general principles of equity;

(c)	that there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of such Stakeholder, threatened against such Stakeholder or any of its properties that, individually or in the aggregate, could impair the ability of such Stakeholder to perform its obligations under this Agreement. There is no judgment, decree or order against such Stakeholder that could prevent, enjoin, alter or delay such Stakeholder from performing its obligations under this Agreement;

(d)	such Stakeholder has not previously granted or agreed to grant any proxy or other right to vote in respect of its Shares and Options or entered into any voting trust, nor any pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to its Shares and Options except those which are no longer of any force or effect;

(e)	no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, requisition or transfer from such Stakeholder of any of its Shares and Options, or any interest therein or right thereto, except pursuant to this Agreement and the Arrangement Agreement.

(f)	neither the execution and delivery of this Agreement by such Stakeholder, the performance by such Stakeholder of its obligations hereunder nor the compliance by such Stakeholder with any of the provisions hereof will result in the creation of any lien or encumbrance on any of its Stakeholder Shares or Options or result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of any constating or governing documents, by-laws or resolutions of such Stakeholder, if applicable, or any Contract or other document to which such Stakeholder is a party or subject, or any judgment, decree, order, statute, law, rule or regulation applicable to such Stakeholder; and

(g)	there are no other obligations relating to the Shares and Options outstanding between such Stakeholder or its affiliates, on the one hand, and Tundra or its subsidiaries, on the other hand.

1.2	Parent and Parent SubCo Representations

Parent and Parent SubCo hereby represent and warrant to each Stakeholder (and acknowledges that the Stakeholder is relying upon such representations and warranties) that:

(a)	each of Parent and Parent SubCo is a company duly incorporated and validly existing under the Laws of its jurisdiction of incorporation;

(b)	each of Parent and Parent SubCo has the legal capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each of Parent and Parent SubCo, and has been duly authorized by all necessary corporate action, and assuming the due authorization, execution and delivery by such Stakeholder, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Parent SubCo, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and general principles of equity; and

(c)	the execution, delivery, and performance of this Agreement by each of Parent and Parent SubCo, will not (i) constitute a violation of its articles or certificate of incorporation or by-laws, each as amended, or (ii) constitute a violation of any Law applicable or relating to it or its businesses.

ARTICLE 2

STAKEHOLDER OBLIGATIONS

2.1	Restrictions on Transfers

(a)	Each Stakeholder hereby irrevocably covenants in favour of Parent and Parent SubCo that, except as contemplated in this Agreement, such Stakeholder will not: (i) sell, transfer, gift, assign, pledge, hypothecate, encumber or otherwise dispose of any of its Shares or Options or any additional shares of Tundra in respect of which it acquires direct or indirect legal or beneficial ownership or control or direction after the date hereof (the “Additional Shares”) or any additional options to acquire shares of Tundra in respect of which it acquires direct or indirect legal or beneficial ownership or control or direction after the date hereof (the “Additional Options”) or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition, derivative transaction or effective economic disposition through cash settlement), or (ii) grant any proxies or powers of attorney, or deposit any of its Shares, Options, Additional Options or Additional Shares (collectively, the “Owned Securities”) into a voting trust or enter into a voting agreement, pooling agreement, understanding or arrangement with respect to such Owned Securities, without having first obtained the prior written consent of Parent SubCo, which consent is within the sole discretion of Parent SubCo and may be unreasonably withheld.

(b)	Notwithstanding the restrictions in Section 2.1(a) above, a Stakeholder may transfer, sell or dispose of any Owned Securities to a company controlled (within the meaning of the Canada Business Corporations Act) by such Stakeholder, provided, however, that prior to any such transfer, sale or disposition, the transferee shall agree with Parent and Parent SubCo, in form and on terms satisfactory to Parent and Parent SubCo, acting reasonably, to be bound by all of the provisions of this Agreement in the same manner as the Stakeholder and the Stakeholder shall remain, with such transferee, jointly and severally liable for its and such transferee’s obligations under this Agreement.

2.2	Non-Solicitation

Each Stakeholder agrees in favour of Parent and Parent SubCo that it will not, directly or indirectly, negotiate with, solicit, initiate or encourage submission of proposals or offers from, or provide information to, any other person, entity or group relating to an Acquisition Proposal or any Owned Securities. For the avoidance of doubt, nothing in this Agreement limits a Stakeholder from performing his or her fiduciary duties as a director or an officer of Tundra.

2.3	Voting Rights

(a)	Subject to completion of a proxy as contemplated under this Agreement, each Stakeholder agrees in favour of Parent and Parent SubCo that it will, to the extent permitted under applicable Securities Laws, vote (or cause to be voted) all Owned Securities at any meeting of the shareholders of Tundra, and in any action by written consent of the shareholders of Tundra: (i) in favour of the approval, consent, ratification and adoption of the Transaction (and any actions required in furtherance thereof); or (ii) against any action that would impede, delay, interfere or discourage the Transaction (including, for greater certainty, against (A) any Acquisition Proposal or Superior Proposal, (B) any merger, consolidation, business combination, sale of assets, amalgamation, arrangement, reorganization or recapitalization of Tundra, (C) any sale, lease or transfer of any significant part of the assets of Tundra, (D) any dissolution, liquidation or winding up of Tundra, (E) any action to remove or change any of the directors of Tundra and (F) any material change in the capitalization of Tundra, or the corporate structure or charter of Tundra) (in each case where the relevant proposal does not have the express written agreement of Parent SubCo); and (iv) against any action that would result in any breach of any representation, warranty or covenant of Tundra in the Arrangement Agreement. Upon the request or direction of Parent SubCo, each Stakeholder agrees in favour of Parent and Parent SubCo that such Stakeholder shall promptly execute and deliver, and not revoke, a proxy appointing such person or persons as Parent SubCo may request or direct as proxy for such Stakeholder, with full power of substitution, to attend, vote and otherwise act for and on behalf of such Stakeholder in respect of any such resolution(s) and such Stakeholder shall have its Owned Securities counted or not counted as part of a quorum in connection with any such meeting relating to matters set forth in this Section 2.3(a). If for any reason such proxy is invalid or not effective or is not delivered promptly after request is made, such Stakeholder hereby unconditionally and irrevocably appoints Parent SubCo as attorney in fact for and on its behalf to act in respect of any such resolution in connection with any meeting of the Tundra securityholders.

(b)	For greater certainty, in connection with any matter referred to in Section 2.3(a), other than those matters referred to in Section 2.3(a)(i), each Stakeholder agrees in favour of Parent and Parent SubCo that it will consult with Parent SubCo prior to exercising any voting rights attached to its Owned Securities and will exercise or procure the exercise of such voting rights as Parent SubCo instructs.

(c)	Upon the written request or direction of Parent SubCo, each Stakeholder will execute and, subject to Section 2.4, not revoke a form of proxy in respect of any such resolution(s), appointing such person or persons as Parent SubCo may request or direct as proxy for such Stakeholder, with full power of substitution, to attend, vote and otherwise act for and on behalf of the Stakeholder in respect of all Owned Securities of the Stakeholder and in respect of all such matters that may come before a meeting of the shareholders of Tundra relating to the Transaction (other than any change in the terms of the Transaction that would decrease the value of the consideration to be received by the Stakeholder) including any action that would impede, interfere or discourage the Transaction, and in such circumstances, the Stakeholder will not be responsible for voting under Section 2.3(a).

(d)	Each Stakeholder agrees in favour of Parent and Parent SubCo that such Stakeholder shall not, without the prior written consent of Parent SubCo, requisition or join in the requisition of any meeting of the securityholders of Tundra for the purpose of considering any resolution.

2.4	Additional Covenants of each Stakeholder

Each Stakeholder hereby undertakes in favour of Parent and Parent SubCo from time to time:

(a)	To not make any statements against the Transactions or any aspect thereof and to not bring, or threaten to bring, any suit or proceeding for the purpose of, or which has the effect of, directly or indirectly, stopping, preventing, impeding or varying such Transactions or any aspect thereof.

(b)	To not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to such Stakeholder’s Owned Securities pursuant to this Article 2, including, but not limited to, the sale of any direct or indirect holding company of such Stakeholder or the granting of a proxy on any of such Stakeholder’s Owned Securities of any direct or indirect holding company of such Stakeholder which would have, indirectly, the effects prohibited by this Article 2.

(c)	To deposit all of such Stakeholder’s Owned Securities, together with a duly completed letter of transmittal and election form, with the depositary specified in the Tundra Circular in accordance with the terms thereof.

(d)	If such Stakeholder is also a director of Tundra, upon completion of the Plan of Arrangement, to resign as a director of Tundra and its subsidiaries at the time and in the manner requested by Parent SubCo.

(e)	If any of such Stakeholder’s Owned Securities are registered in the name of a person other than such Stakeholder or otherwise held other than personally, to cause the direct owner of such securities to perform all covenants of such Stakeholder under this Agreement as if such Stakeholder.

(f)	To promptly notify Parent SubCo of the number of any Additional Shares and/or Additional Options acquired by such Stakeholder, if any, after the date hereof. Any such securities shall be subject to the terms of this Agreement as though they were Shares and/or Options owned by such Stakeholder on the date hereof.

(g)	To promptly notify Tundra upon becoming aware of any Material Adverse Effect in respect of Tundra, in order to allow Tundra to effect its obligations under the Arrangement Agreement.

(h)	To not take any other action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Transactions.

2.5	Fiduciary Obligations

Each of Parent and Parent SubCo agrees and acknowledges that each Stakeholder is bound hereunder solely in its capacity as a securityholder of Tundra and that the provisions hereof shall not be deemed or interpreted to bind such Stakeholder in any capacity as a director or an officer of Tundra.

2.6	Termination by Stakeholder

The obligations of each Stakeholder set out in Article 2 and any proxy granted thereby shall automatically terminate upon the termination of the Arrangement Agreement in accordance with its terms, provided that each Stakeholder shall be responsible and remains liable for any breach of this Agreement by such Stakeholder occurring prior to the termination of this Agreement.

2.7	Termination by Parent and Parent SubCo

Each of Parent and Parent SubCo, when not in default in the performance of its obligations under this Agreement, may, at any time and without prejudice to any other rights it may have under this Agreement or otherwise, terminate this Agreement, in respect of any Stakeholder, by notice in writing to such Stakeholder.

2.8	Effect of Termination

In the case of any notice of termination of this Agreement pursuant either Section 2.6 or 2.7, this Agreement shall terminate as between Parent, Parent SubCo and the applicable Stakeholder or Stakeholders and be of no further force or effect. Notwithstanding anything else contained herein, such termination shall not relieve any party hereunder from liability for any breach of this Agreement prior to such termination.

2.9	No Ownership Interest

Nothing contained in this Agreement vests in Parent or Parent SubCo any direct or indirect ownership or incidence of ownership of or with respect to any Owned Securities. All rights, ownership and economic benefits of and relating to any Owned Securities remain vested in and belong to each applicable Stakeholder, and neither Parent nor Parent SubCo has any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Tundra or exercise any power or authority to direct any Stakeholder in the voting of any of the Owned Securities, except as otherwise provided herein, or in the performance of the Stakeholders’ duties or responsibilities as a shareholder of Tundra.

ARTICLE 3

INTENTIONALLY OMITTED

ARTICLE 4

OTHER COVENANTS

4.1	Disclosure

Each Stakeholder also agrees in favour of Parent and Parent SubCo:

(a)	to details of this Agreement being set out in any information circular produced by Tundra or Parent or Parent SubCo in connection with the Transactions; and

(b)	to this Agreement being made publicly available on SEDAR, with the SEC and otherwise to the extent required by Law.

4.2	Remedies

Each Stakeholder agrees that an award of monetary damages would not be an adequate remedy for any loss incurred by reason of any breach of this Agreement and that, in the event of any breach or threatened breach of this Agreement by the Stakeholder, Parent and Parent SubCo will be entitled to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach or threatened breach of this Agreement by the Stakeholder but will be in addition to all other remedies available at law or in equity to Parent and Parent SubCo.

4.3	No Dissent

Each Stakeholder hereby waives and agrees, in favour of Parent and Parent SubCo, not to exercise any rights of appraisal or rights of dissent such Stakeholder may have arising from the Transactions.

ARTICLE 5

INTENTIONALLY OMITTED

ARTICLE 6

MISCELLANEOUS

6.1	Interpretation

In this Agreement:

(a)	Governing Law - This Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each Stakeholder hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario and irrevocably agrees that the courts of the Province of Ontario are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any suit, action or proceeding arising out of or in connection with this Agreement may be brought in such courts.

(b)	Headings - Headings of Sections, Articles and Schedules are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c)	Including - Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation.”

(d)	Number and Gender - Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(e)	Severability - If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Parent, Parent SubCo and such applicable Stakeholder shall negotiate in good faith to modify this Agreement so as to effect the original intent of Parent, Parent SubCo and such Stakeholder as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

6.2	Incorporation of Schedules

The Schedules attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

Schedule A – Stakeholder Shares, Options and Stakeholder Information

Schedule B – Form of Arrangement Agreement

6.3	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

6.4	Entire Agreement

This Agreement, together with the agreements and other documents required to be delivered pursuant to this Agreement, constitutes the entire agreement between Parent, Parent SubCo and each Stakeholder and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements between Parent, Parent SubCo and each Stakeholder pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No reliance has been made upon, and there are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, between Parent, Parent SubCo and each Stakeholder in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

6.5	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) must be in writing and is sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by fax or e-mail:

(a)	if to Parent or Parent SubCo, at:

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, California 95138

Attention: Vince Tortolano

Fax No.: (408) 284-2775

E-mail: Vince.Tortolano@idt.com

with copies to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Christopher L. Kaufman and Mark V.Roeder

Fax No.: (650) 463-2600

E-mail: christopher.kaufman@lw.com; mark.roeder@lw.com

McCarthy Tétrault LLP

Suite 5300, TD Bank Tower

Toronto Dominion Centre

Toronto, Canada M5K 1E6

Attention: David E. Woollcombe and Ian C. Michael

Fax No.: (416) 868-0673

E-mail: dwoollco@mccarthy.ca; imichael@mccarthy.ca

(b)	If to a Stakeholder, at such Stakeholder’s address, fax number or e-mail address set out on Schedule A.

with a copy to:

Osler, Hoskin & Harcourt LLP

340 Albert Street

Suite 1900

Ottawa, ON K1R 7Y6

Attention: Elizabeth Walker

Fax No.: (613) 235-2867

E-mail: ewalker@osler.com

Any Notice delivered or transmitted to a party as provided above is deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a business day then the Notice is deemed to have been given and received on the next business day.

Each of Parent and Parent SubCo may, from time to time, change its address by giving Notice to each Stakeholder in accordance with the provisions of this Section, and each Stakeholder may change its address by giving Parent SubCo such Notice in such manner.

6.6	Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party, shall be binding unless executed in writing by the party to be bound.

6.7	Further Assurances

The parties will with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party will provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

6.8	Time of the Essence

Any date, time or period referred to in this Agreement shall be of the essence, except to the extent to which each applicable Stakeholder and Parent SubCo agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

6.9	Expenses

Parent, Parent SubCo and each Stakeholder shall pay their respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

6.10	Waiver

Each Stakeholder and Parent and Parent SubCo agree with each other and confirm to each other that:

(a)	any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by any party to be bound or in the case of a waiver, by the party against whom the waiver is to be effective; and

(b)	no failure or delay by any Stakeholder or Parent or Parent SubCo in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise by such Stakeholder or Parent or Parent SubCo.

6.11	Assignability

The provisions of this Agreement are binding upon and enure to the benefit of Parent, Parent SubCo and each Stakeholder and their respective successors and permitted assigns. No Stakeholder may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of Parent SubCo. Parent and Parent SubCo may not assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement, in respect of any Stakeholder, without the prior written consent of such Stakeholder, except that Parent and Parent SubCo may each assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement, in respect of any Stakeholder, to an affiliate, without reducing its own obligations hereunder, without the consent of such Stakeholder.

6.12	Independent Legal Advice

Each Stakeholder acknowledges in favour of Parent and Parent SubCo that it has entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. Each Stakeholder further acknowledges in favour of Parent and Parent SubCo that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that it has either done so or waived its right to do so, and agrees in favour of Parent and Parent SubCo that this Agreement constitutes a binding legal obligation and that it is estopped from raising any claim on the basis that it has not obtained such advice.

6.13	Public Notices

Each Stakeholder acknowledges and agrees in favour of Parent and Parent SubCo that: all public notices to third parties and all other publicity concerning this Agreement, the Arrangement Agreement and the transactions contemplated hereunder and thereunder will be planned and co-ordinated by Parent, Parent SubCo and/or Tundra in accordance with the Arrangement Agreement; and such Stakeholder shall not act unilaterally in this regard without the prior approval of Parent SubCo unless such disclosure is required under applicable Securities Laws and stock exchange rules in circumstances where prior consultation with Parent SubCo is not practicable.

6.14	Execution and Delivery

This Agreement may be executed by the parties in counterparts and may be delivered by fax or email, and all such counterparts together constitute one agreement.

[The next page is the signature page.]

This Agreement has been agreed and accepted as of the date first set out above.

Witness	Name:	Daniel Hoste
	Title:	President and Chief Executive Officer

Witness	Name:	Adam Chowaniec
	Title:	Chairman of the Board

Witness	Name:	David Long
	Title:	Vice President of Finance and Chief Financial Officer

Witness	Name:	Mike Lupiano
	Title:	Vice President of Human Resources

Witness	Name:	Ed Vopni
	Title:	Vice President of Engineering & Interim Vice President of Operations

Witness	Name:	Cheryl Foy
	Title:	Vice President, General Counsel and Corporate Secretary

Witness	Name:	Richard Riker
	Title:	Vice President of Worldwide Sales

Witness	Name:	Bob Solberg
	Title:	Vice President of Engineering and Operations

Witness	Name:	Cesar Cesaratto
	Title:	Director

Witness	Name:	Kevin Francis
	Title:	Director

[Signature Page to Voting and Lock-Up Agreement]

Witness	Name:	Terry Nickerson
	Title:	Director

Witness	Name:	Fred Shlapak
	Title:	Director

Witness	Name:	Charles Thompson
	Title:	Director

INTEGRATED DEVICE TECHNOLOGY, INC.

By:
Name:
Title:

4440471 CANADA INC.

By:
Name:
Title:

[Signature Page to Voting and Lock-Up Agreement]

SCHEDULE A

Stakeholder Shares, Options and Stakeholder Information

Stakeholder	Number of Tundra Shares	Number of Tundra Options
Daniel Hoste	20,000	293,500
[Contact Information Redacted]

Adam Chowaniec	55,200	37,500
[Contact Information Redacted]

David Long	5,200	75,000
[Contact Information Redacted]

Mike Lupiano	0	68,500
[Contact Information Redacted]

Ed Vopni	0	47,000
[Contact Information Redacted]

Cheryl Foy	135	54,427
[Contact Information Redacted]

Richard Riker	0	70,000
[Contact Information Redacted]

Bob Solberg	0	17,000
[Contact Information Redacted]

Cesar Cesaratto	4,000	20,000
[Contact Information Redacted]

Kevin Francis	0	15,000
[Contact Information Redacted]

Terry Nickerson	5,000	25,000
[Contact Information Redacted]

Fred Shlapak	0	40,000
[Contact Information Redacted]

Charles Thompson	12,138	37,500
[Contact Information Redacted]

SCHEDULE B

Form of Arrangement Agreement

[Please see attached]